As filed with the Securities and Exchange Commission on October 28, 1999
                              Registration No. 333-87757


                           SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, DC 20549
                                 ---------------------
                            PRE-EFFECTIVE AMENDMENT NO. 1 TO
                            FORM S-1 REGISTRATION STATEMENT
                                         UNDER
                               THE SECURITIES ACT OF 1933
                                 ----------------------

                                    NCT GROUP, INC.
                    (formerly Noise Cancellation Technologies, Inc.)
                   (Exact name of Registrant as specified in Charter)

            Delaware                            59-2501025
            (State or Other Jurisdiction        (I.R.S. Employer
            Of Incorporation or                 Identification No.)
            Organization)

                   1025 West Nursery Road, Linthicum, Maryland 21090
                                     (410) 636-8700
           (Address, Including Zip Code, and Telephone Number, Including Area
                   Code, or Registrant's Principal Executive Offices)

                                     CY E. HAMMOND
                     SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                    NCT GROUP, INC.
                           1025 WEST NURSERY ROAD, SUITE 120
                               LINTHICUM, MARYLAND 21090
                                     (410) 636-8700
         (Name and Address, Including Zip Code, and Telephone Number, Including
                            Area Code, of Agent for Service)
                      Copies of all communications and notices to:
                                WILLIAM P. O'NEILL, ESQ.
                                  CROWELL & MORING LLP
                               1001 PENNSYLVANIA AVE, NW
                                  WASHINGTON, DC 20004
                                     (202) 624-2500

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
       From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

                                                      PROPOSED
                                   PROPOSED           MAXIMUM
TITLE OF                           MAXIMUM            AGGREGATE     AMOUNT OF
SHARES TO BE    AMOUNT TO BE       AGGREGATE PRICE    OFFERING      REGISTRATION
REGISTERED      REGISTERED(1)      PER UNIT           PRICE         FEE
--------------------------------------------------------------------------------
COMMON STOCK   37,354,805 SHARES  $0.195  (2)     $7,284,187 (2)   $2,025.00 (2)
COMMON STOCK   18,482,307 SHARES  $0.1800 (2)     $3,326,815 (2)   $  924.85 (2)

(1) In accordance with Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable upon conversion of the Company's Series F Convertible Preferred Stock to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the average of the high and low prices for the common stock on the NASDAQ OTC Bulletin Board on September 23, 1999 and October 25, 1999, respectively. The fees noted above were paid by the registrant in connection with the filing of this registration statement, as amended, on September 21, 1999, September 23, 1999, and October 13, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                       PROSPECTUS

                                    NCT GROUP, INC.

                      55,837,112 shares of Common Stock for resale
                                by Selling Stockholders

NCT GROUP, INC.                           We design and produce electronic
1025 West Nursery Road                    systems for Active Wave Management.
Suite 120                                 Active Wave Management permits the
Linthicum, Maryland 21090                 manipulation of sound and signal waves
                                          to enhance, reduce or eliminate sound.

                    Certain existing shareholders of NCT Group, Inc.
             are offering 55,837,112 shares of the Company's common stock for sale at prevailing market prices.
                    The Company's   common  stock  currently  trades
              under  the  symbol  "NCTI" on  NASDAQ's  OTC Bulletin Board.
                    The  Company  will not  receive any of the  proceeds
                              of the resales, which consist of:

o 25,744,000 shares of common stock of the Company that the Company may issue upon the conversion of issued and outstanding shares of our Series F Convertible Preferred Stock.

o 12,759,778 shares of common stock of the Company that the Company issued to certain consultants, service providers and trade vendors to settle obligations owed to them by the Company.

o 17,333,334 shares of common stock of the Company that the Company issued in exchange for 532 shares of common stock of NCT Audio Products, Inc. held by investors.

                 ------------------------------------------------

                 This investment involves a High Degree of Risk.
                You should purchase shares only after carefully
                     considering the risks described in the
                  "RISK FACTORS" section beginning on Page 12.

                 Neither the Securities and Exchange Commission
              nor any state securities commission has approved or
                disapproved these securities, or determined that
                    this Prospectus is accurate or complete.
            Any representation to the contrary is a criminal offense.

     The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and neither we nor the Selling Stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.




                   The date of this Prospectus is October 28, 1999.

                                   TABLE OF CONTENTS

                                                                    PAGE

                   Prospectus Summary Information                      1
                   The Company                                         1
                   Recent Developments                                 3
                   Risk Factors                                       12
                   Use of Proceeds                                    31
                   Selling Security Holders                           31
                   Plan of Distribution                               33
                   Description of Securities to be Registered         33
                   Interests of Named Experts and Counsel             34
                   The Business                                       35
                   Properties                                         54
                   Legal Proceedings                                  55
                   Market Price of and Dividends on Common Equity     59
                   Description of Securities                          59
                   Selected Financial Data                            60
                   Management's Discussion and Analysis               62
                   Changes in and Disagreements with Accountants      79
                   Directors and Executive Officers                   80
                   Executive Compensation                             83
                   Security Ownership                                 93
                   Certain Relationships and Related Transactions     94
                   Other Expenses of Issuance and Distribution        96
                   Indemnification of Directors and Officers          96
                   Recent Sales of Unregistered Securities            98
                   Exhibits and Financial Statements                  98
                   Undertakings                                      109
                   Signatures                                        111

                                    ---------------

IN DECIDING TO BUY OUR COMMON STOCK, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                             PROSPECTUS SUMMARY INFORMATION

   This summary section briefly describes the key aspects of both the Company and the offering covered by this prospectus. This section is a summary only and refers to more specific and comprehensive information found in subsequent sections. Investors should refer to these individual sections for a more detailed explanation of each topic.

   Whenever possible, the Company has provided definitions of noise cancellation technologies within the text. Also note that market data presented in this prospectus are based on management's estimates, in reliance on third-party sources where possible. While our management believes these estimates are reliable and reasonable, in certain cases such estimates cannot be verified by information from or analysis by independent sources. Accordingly, the Company cannot give assurances that such market data are accurate in all material respects.

THE COMPANY

   NCT Group, Inc. (formerly Noise Cancellation Technologies, Inc.) ("NCT" or the "Company") designs and produces electronic systems for Active Wave Management. Active Wave Management is the use of active noise control technology, in conjunction with other technologies, to manipulate sound or signal waves. The Company develops its technologies to reduce or eliminate noise and enhance sound quality in a wide array of products. The Company designs some of its products so that other firms can integrate them with their own inventions and technologies to serve major markets in the transportation, manufacturing, commercial, consumer products and communications industries.

   The Company is organized into strategic business units. These include its subsidiaries, NCT Audio Products, Inc. ("NCT Audio"), NCT Hearing Products, Inc. ("NCT Hearing"), Advancel Logic Corporation ("Advancel"), and DistributedMedia.com, Inc. ("DMC"); and its division, NCT Communications. Each of the Company's strategic business units is targeted to the commercialization of its own products in specific markets.

     The Company and its business units currently hold 473 patents and related rights worldwide and an extensive library of know-how and other unpatented technology. These patents allow us to develop our major product lines which include:

  o  NoiseBuster(R) communications headsets,
  o  NoiseBuster Extreme!(TM) consumer headsets,
  o  Gekko(TM) flat speakers, frames, prints and subwoofers,
  o  ClearSpeech(R) microphones, speakers and other products,
  o  adaptive speech filters,
  o the ProActive(R) line of industrial/commercial active noise reduction headsets,
  o  an aviation headset for pilots,
  o  an industrial muffler or "silencer,"
  o  quieting headsets for patient use in magnetic resonance imaging machines,
  o  an aircraft cabin quieting system, and
  o  ClearSpeech(TM) corporate intranet telephone software.

   The Company also markets its technologies through licensing to third parties for fees and royalties. For example, during 1998 the Company entered into five new technology license agreements and during 1998 and 1999, the Company received royalties arising out of its cross license agreement with NXT plc (formerly known as Verity Group plc) and New Transducers Ltd. ("NXT"). The cross license agreement further allows for sublicensing.

   The Company's operating revenues are comprised of technology licensing fees and royalties, product sales and engineering and development services. Prior to 1995, the Company derived the majority of its revenues from engineering and development services and technology licensing fees. Since 1991, revenues from product sales have generally increased. Management expects that technology licensing fees, royalties and product sales will become the principal sources of the Company's revenue as the commercialization of its technology proceeds. Operating revenues in 1998 consisted of 63.1% in product sales, 12.8% in engineering and development services and 24.1% in technology licensing fees and royalties. Total revenues for the first six months of 1999 consisted of 21% in product sales, 20% in engineering and development services and 59% in technology licensing fees and royalties.

STRATEGY

   Since 1995, the goal of the Company has been to become the worldwide leader in the advancement and commercialization of Active Wave Management technology. To achieve our goal, the Company has expanded its technological developments into areas outside of traditional noise control or muffling devices. Active Wave Management and active noise control systems are superior to traditional passive methods of noise control because they:

     o generally reduce only unwanted noise and permit desired sounds, such as the human voice, music or warning tones, to pass freely;
     o    are more successful in attenuating low frequency noise;
     o    contribute to energy and other economic savings; and
     o    generally are smaller and lighter than traditional devices.

   As part of the broadening of our product offerings, the Company introduced 19 new products and associated accessories during 1998 and has made various product enhancements to date during 1999. Another example of our commitment to technological and development expansion is the Company's acquisition of certain assets and all of the intellectual property of Active Noise and Vibration Technologies, Inc. in 1994. This acquisition served two functions: (1) it expanded our portfolio of intellectual property, and (2) allowed the Company to license certain, formerly restricted jointly-held patents to unaffiliated third parties. This new licensing power is expected to contribute further to our generation of fees and royalties.

   We also anticipate that as we establish distribution channels and as consumer awareness of our products increases, so, too, will product sales and revenues from licensing fees and royalties. This money will enable the Company to become less dependent on revenues from research, development and engineering. At the same time, NCT continues to strive to lower the cost of our products and enhance their technological performance.

   Finally, the Company recognizes that it cannot achieve its corporate mission without recruiting and retaining key personnel. As of August 31, 1999, the Company had 85 employees, including 49 engineers and associated technical staff members. Among our engineering staff and consultants are several scientists and inventors that we believe are preeminent in the active noise and vibration control field worldwide.

STRATEGIC ALLIANCES

   In addition to expanding our technological applications, the Company has entered into a number of strategic supply, manufacturing and marketing alliances with leading global companies. These alliances historically have funded a substantial portion of the Company's research and development. They also represent reliable sources of components, manufacturing expertise and capacity, and marketing and distribution capabilities. The Company has existing, continuing relationships with, among others, (1) Walker Manufacturing Company (a division of Tennessee Gas Pipeline Company, a wholly-owned subsidiary of Tenneco, Inc.), (2) AB Electrolux, (3) Analog Devices, Inc., (4) Ultra
Electronics Ltd., (5) The Charles Stark Draper Laboratory, Inc., (6) Hoover Universal, Inc., and (7) New Transducers Ltd. See Item 1. - "The Business" Section G. - "Strategic Alliances" for further information.

RECENT DEVELOPMENTS

   On June 5, 1998, the Company entered into an agreement with Interactive Products, Inc. ("IPI"). The agreement grants NCT a license to certain patents and pending patents to IPI's speech recognition and other speech-related technologies. The agreement also grants the Company an option to purchase a joint venture ownership interest in those same patents and pending patents. The total value of the patented technology was $1,250,000. The Company paid IPI a $150,000 cash payment and delivered 1,250,000 shares of NCT common stock. The stock was valued at $0.65625 per share on June 5, 1998, the date of delivery of the shares.

   Whenever IPI sells any of its shares of NCT common stock, the proceeds will be allocated towards the license fee for the technology rights. If the proceeds from the sale of all of the shares is less than $1.1 million, the Company will record a liability in the amount of the difference. On July 5, 1998, NCT paid IPI $50,000, which IPI has agreed to hold in escrow as security for the remaining amount due. As of June 30, 1999, the Company had recorded a liability of $454,000, representing the difference between the payment obligations and the net proceeds from the sale of shares of the Company's common stock received by IPI.

   On June 16, 1998, the National Association of Securities Dealers Automated Quotations Stock Market ("NASDAQ") notified the Company that the Company's common stock had failed to maintain a closing bid price of $1.00 or more for the previous thirty (30) consecutive trading dates. NASDAQ rules require a company to sustain a closing bid price of $1.00 or more for this period to remain listed on the exchange's National Market System. The exchange granted the Company ninety (90) days to regain compliance. In order to achieve compliance, the Company's common stock price had to equal or exceed $1.00 for ten consecutive trading days before the end of trading on September 14, 1998. The Company did not achieve compliance before the deadline. On that day, the Company requested a hearing, which was held on November 5, 1998. NASDAQ notified the Company on January 6, 1999 that it had decided to deny the Company's request for an exception and delist our common stock at the close of trading that day. Our common stock now trades on NASDAQ's OTC Bulletin Board. On January 20, 1999, the Company requested a review of the NASDAQ decision. On August 9, 1999, the NASDAQ Review Counsel denied the Company's appeal of the delisting decision.

   On July 15, 1998, the Company transferred $5,000 and all of the business and assets of its Hearing Products Division to a newly incorporated subsidiary, NCT Hearing. As a result, the Company received 6,400 shares of NCT Hearing common stock which, in turn, became a wholly-owned subsidiary of the Company. The Company also granted NCT Hearing an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to hearing products. In return, NCT Hearing must pay a licensing fee of $3,000,000 when it sells its common stock. The Company anticipates that NCT Hearing will issue additional shares of its common stock in future exempt transactions to raise working capital.

   Between July 27, 1998 and August 4, 1998, the Company issued and sold 6,000 shares of its Series D Convertible Preferred Stock (the "Series D Preferred Stock") to six accredited investors. The sale occurred in a private placement pursuant to Regulation D of the Securities Act of 1933, as amended (the "Securities Act") and generated $5.2 million in net proceeds. The Series D Preferred Stock is convertible into shares of the Company's common stock according to the conversion formula described in the issuance's subscription agreement. For a more detailed discussion of the Series D Preferred Stock placement, see "Risk Factors - Possible Future Dilution."

   Between July 27, 1998 and August 4, 1998, NCT Audio issued and sold 60 shares of its Series A Convertible Preferred Stock ("Series A Preferred Stock") to the same six accredited investors in a private placement pursuant to Regulation D of the Securities Act and generated $5.2 million in net proceeds for NCT Audio. NCT Audio Series A Preferred Stock becomes convertible into shares of the Company's Series D Preferred Stock under certain circumstances. Further, the subscription agreement requires NCT Audio to file a registration statement covering the resale of all shares of its common stock issuable upon conversion of the preferred stock then outstanding. For a more detailed discussion of the Series A Preferred Stock placement, see "Risk Factors Possible Future Dilution."

     On July 29, 1998, the Company initiated a plan to repurchase, from time to time, up to 10 million shares of the Company's common stock in the open market. This would be accomplished under Rule 10b-18 of the Securities Exchange Act of 1934 (the "Exchange Act") or through block trades. As of December 31, 1998, the Company had repurchased 5,607,100 shares of its common stock. The purchase price ranged from $0.3438 to $0.6563 per share. The Company terminated the repurchase program on December 30, 1998.

   On August 14, 1998, NCT Audio agreed to acquire substantially all of the assets of Top Source Automotive, Inc. ("TSA"), an automotive audio system supplier. Earlier on June 11, 1998, NCT Audio had paid a non-refundable deposit of $1,450,000 towards the purchase price. The total purchase price is
$10,000,000 and up to an additional $6,000,000 in possible future cash contingent payments. The shareholders of Top Source Technologies, Inc., TSA's parent company, approved the transaction on December 15, 1998.

   NCT Audio then paid Top Source Technologies, Inc. $2,050,000 on July 31, 1998. The money was held in escrow with all of the necessary securities and documents to evidence ownership of 20% of the total equity rights and interests in TSA. When Top Source Technologies, Inc.'s shareholders approved the transaction, the $2,050,000 was delivered to TSA. In return, NCT Audio took ownership of the documentation and securities held in escrow.

     NCT Audio had an exclusive right, as extended, to purchase the assets of TSA through July 15, 1999. Under the terms of the original agreement, NCT Audio was required to pay Top Source Technologies, Inc. $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for an extension of such exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay Top Source Technologies, Inc. a fee of $350,000 consisting of $20,685 in cash, $125,000 of NCT Audio's minority interest in TSA earnings, and a $204,315 note payable, due April 16, 1999. If NCT Audio failed to pay the note by April 16, 1999, (a) the note would begin to accrue interest on April 17, 1999 at the lower of the rate of two times prime rate or the highest rate allowable by law; and (b) the $20,685 and $125,000 portion of the extension fee would no longer be credited toward the $6.5 million purchase consideration due at closing. If NCT Audio failed to pay the note by April 30, 1999, the $204,315 portion of the extension fee would no longer be credited toward the $6.5 million closing amount due. To date, NCT Audio has not paid the note. Further, if NCT Audio failed to close the contemplated transaction by May 28, 1999, NCT Audio would forfeit its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In addition, due to NCT Audio's failure to close the transaction by March 31, 1999, NCT Audio is required to pay a penalty premium of $100,000 of NCT Audio's preferred stock. In exchange for an extension from May 28, 1999 to July 15, 1999, NCT Audio relinquished 25% of its minority equity ownership in TSA. As a result, NCT Audio now has a 15% minority interest in TSA.

   On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration. If TSA is sold to another purchaser, NCT Audio will receive its pro rata share (15%) of such consideration.

   On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC (doing business as Precision Power, Inc. or "PPI"). PPI supplies custom-made automotive audio systems. NCT Audio will acquire the interest in exchange for shares of its common stock having an aggregate value of $2,000,000. NCT Audio also agreed to retire $8.5 million of PPI debt, but NCT Audio must obtain adequate financing before the transaction can be completed. In addition, NCT Audio provided PPI a working capital loan on June 17, 1998 in the amount of $500,000, which is evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided PPI another working capital loan in the amount of $1,000,000, which is also evidenced by a demand promissory note. The unpaid principal balance of these notes bears interest at a rate equal to the prime lending rate plus one percent (1.0%).

     As noted, the transaction is contingent on NCT Audio obtaining outside financing to retire the PPI debt. On January 6, 1999, the PPI members notified NCT Audio that, while they remain willing to do the transaction, they may choose at some point to abandon the transaction because NCT Audio has not obtained the financing in a timely manner. They also notified NCT Audio that in lieu of the $2,000,000 in NCT Audio common stock, they would insist that NCT Audio pay them that amount in cash at any closing. To date, the Company has not been able to obtain the financing to consummate this transaction, and PPI is currently experiencing significant organizational changes which will likely result in cancellation of the agreement for NCT Audio to acquire the members' interest in PPI. During the third quarter of 1999, the Company fully reserved the $1.5 million due from PPI. NCT Audio is seeking a substitute acquisition.

   On September 4, 1998, the Company acquired all of the common stock of Advancel. The Company initially paid $1,000,000, payable by the delivery of 1,786,991 authorized shares of its common stock held as treasury shares. The Company registered such shares under a Registration Statement dated September 30, 1998, as amended on October 28, 1998 and May 7, 1999 (Registration Statement No. 333-64967). Advancel's former shareholders may elect to receive the future payments in cash or additional shares of the Company's common stock. The future payments will be based on Advancel's earnings before interest, taxes, depreciation and amortization for each of the next four years. The future payments cannot be less than $250,000 in any year, and there is neither a maximum payment for any one year nor an aggregate maximum amount. If Advancel's shareholders elect to take payment in the form of shares of the Company's common stock, a formula has been established to determine the number of shares issuable. See "Risk Factors - Possible Future Dilution."

   On September 23, 1998, the Company exchanged 135,542 shares of its common stock for 30 shares of common stock of NCT Audio. The exchange was made in response to the exercise of certain exchange rights granted to purchasers of NCT Audio common stock in the NCT Audio initial financing, described below under "Risk Factors - Possible Future Dilution."

   Between April 30 and December 31, 1998, the Company issued 20,665,000 shares of common stock in connection with the conversion of 10,850 shares of the Company's Series C Convertible Preferred Stock ("Series C Preferred Stock"). The Company originally had issued and sold 13,250 shares of its Series C Preferred Stock in a private placement under Regulation D of the Securities Act between October 28, 1997 and December 11, 1997. The Series C Preferred Stock is convertible into shares of the Company's common stock in accordance with a predetermined conversion formula. For a more detailed discussion on the Series C Preferred Stock, see "Risk Factors - Possible Future Dilution."

   On October 12, 1998, the Company exchanged 1,000,000 shares of its common stock for 266 shares of the common stock of NCT Audio. The exchange was exempt from registration requirements under Section 4(2) of the Securities Act. This exchange was made in response to the exercise of certain exchange rights granted to purchasers of NCT Audio common stock in the NCT Audio initial financing. The Company registered these 1,000,000 shares under Registration Statement No. 333-64967.

   At the annual meeting of stockholders of the Company on October 20, 1998, the stockholders approved changing the name of the Company from Noise Cancellation Technologies, Inc. to NCT Group, Inc. The new name became effective October 21, 1998. The Company filed the appropriate amendment to its Certificate of Incorporation with the Office of the Secretary of State of Delaware to comply with applicable Delaware General Corporation Law.

   At the annual meeting of stockholders of the Company on October 20, 1998, the stockholders also approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 185,000,000 to 255,000,000. This amendment became effective on October 21, 1998 when the Company filed the appropriate amendment to its Certificate of Incorporation with the Office of the Secretary of State of Delaware to comply with applicable Delaware General Corporation Law.

   On December 30, 1998, the Company entered into a series of subscription agreements to sell 8,145 shares of Series E Convertible Preferred Stock (the "Series E Preferred Stock"), with a stated value of up to $8.2 million in consideration of $4.0 million, to six accredited investors through one dealer. The sale of the shares occurred in a private placement pursuant to Regulation D of the Securities Act. In 1999, the Company received net proceeds of $3.6 million from the Series E Preferred Stock placement. In addition to the transactions described above, the Company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the same dealer in exchange for $1.7 million of the Company's Series C Preferred Stock held by the three investors. The Company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors, in exchange and consideration for an aggregate of 2.1 million shares of the Company's common stock held by the four investors. Each share of Series E Preferred Stock is convertible into common stock of the Company according to the conversion formula described in the issuance's subscription agreement. For a more detailed discussion of the Series E Preferred Stock, see "Risk Factors - Possible Future Dilution."

     On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. On September 19, 1999, the Company and Holder agreed to amend the terms of the conversion price of the secured convertible note subscription agreement and the notes. For a more detailed discussion of the secured convertible notes and the recent amendment, see "Risk Factors - Possible Future Dilution."

     On January 28, 1999, NCT Audio entered into a letter of intent to purchase 100% of the common stock of a premier speaker manufacturer (the "Third Acquisition"). The proposed acquisition is subject to the approval by stockholders and certain other terms and conditions, including that NCT Audio obtain adequate financing to consummate the transaction. The purchase price is approximately $36.4 million. At closing, approximately $24.5 million will be paid to shareholders of the Third Acquisition. The balance of approximately $11.9 million is to be paid by a four-year, straight-line amortization seller note (payable quarterly) that will have a second lien on the assets of the Third Acquisition. The Third Acquisition is a premier speaker manufacturer for the home consumer market. Ranking among the ten largest speaker manufacturers in the world, the Third Acquisition sells its well-established speaker lines in over fifty countries worldwide. The Third Acquisition's dedication to a continuous cycle of new products for its speaker line allows it to remain a dominant speaker player in the world market. To date, the Company has not been able to obtain the financing to consummate this transaction.

   On February 9, 1999, NCT Audio and NXT expanded a cross licensing agreement dated September 27, 1997 to increase NXT's fields of use, increase the royalties due NCT Audio from NXT and increase the royalties due NXT from NCT Audio. In consideration for granting NXT these expanded licensing rights, NCT Audio received a license fee. See Note 3 - "Notes to Financial Statements - Joint Ventures and Other Strategic Alliances."

     On March 31, 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four DMC network affiliate licenses incorporating the Digital Broadcasting Station System ("DBSS"). The exchange of shares of Series E Preferred Stock is in lieu of cash consideration. The DBSS technology was developed by the Company for DMC, a wholly-owned subsidiary of the Company. DMC was incorporated to develop, install and provide an audio/visual advertising medium within commercial/professional settings. DBSS schedules advertisers' customized broadcast messages, which are downloaded via the Internet with the respective music genre of choice to the commercial/professional establishments.

   The Company anticipates the sale of such licenses to approximate $1.0 million each based on regional and commercial/professional settings. The Company has developed standard license agreements to coincide with its current business plan and delineate the extent and nature of the rights and duties of the Company and its licensees. During the three months ended March 31, 1999, the Company, in accordance with its revenue recognition policy, realized $2.0 million on the issuance of such licenses in consideration of the receipt of 3,600 shares of its Series E Preferred Stock. Subsequently, during the three months ended June 30, 1999, the Company adjusted such revenue to $0.9 million due to the valuation of additional shares of Series E Preferred Stock issued during the period.

   On March 31, 1999, the Company signed a license agreement with Lernout & Hauspie Speech Products N.V. ("L&H"). The agreement provides the Company with a worldwide, non-exclusive, non-transferable license to selected L&H technology for use in NCT's ClearSpeech(R) products. Further, on April 12, 1999, the Company granted a worldwide, non-exclusive, non-transferable license to L&H. The agreement provides L&H access to NCT's noise and echo cancellation algorithms for use in L&H's technology.

   At the annual meeting of stockholders of the Company on June 24, 1999, the stockholders approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 255,000,000 to 325,000,000. This amendment became effective on July 29, 1999 when the Company filed the appropriate amendment to its Certificate of Incorporation with the Office of the Secretary of State of Delaware to comply with applicable Delaware General Corporation Law.

   On June 24, 1999, the Board of Directors approved the issuance of up to 15,000,000 shares of the Company's common stock to be used to settle certain obligations of the Company. In connection therewith, management has negotiated with certain vendors and creditors to settle obligations owed by the Company. As
such, 12,759,778   shares of the  Company's  common stock are to be  registered under this registration statement and prospectus.

   On June 24, 1999, NCT Hearing, a wholly-owned subsidiary of the Company, signed a letter of intent to acquire sixty percent (60%) of the common stock of Pro Tech Communications, Inc. ("Pro Tech") in exchange for rights to certain NCT Hearing technology. The acquisition is pending $2.0 million of equity financing to be raised by NCT Hearing.

   On July 19, 1999, DMC signed a convertible guaranteed term promissory note ("PRG Note") with Production Resource Group ("PRG") in the amount of $1.0 million. PRG will provide lease financing to DMC for its Sight and Sound(TM) systems (the "Systems") and will provide integration, installation and maintenance services to DMC. DMC received a portion of the PRG Note ($125,000) on July 22, 1999. Of the total amount, $750,000 has been deposited into an escrow account and will be used to pay rental and installation costs due from DMC with respect to the Systems. Further, DMC may draw an additional $125,000 provided that PRG continues to have a good faith belief that the Systems are functioning properly and that DMC has obtained at least one network-wide advertising client providing annual advertising revenues of at least $250,000. The PRG Note matures on July 19, 2001 and earns interest at ten percent (10%) per annum. PRG may convert the PRG Note in whole or in part, at the election of PRG, into shares of DMC's common stock, without par value, at any time during the period commencing on the date of issuance and ending on the maturity date. DMC has the right to lease from PRG additional Systems with an aggregate value of up to $9.5 million, provided that PRG is reasonably satisfied with the success of the DMC business, including its technology and economics and the likelihood of its continued success. In connection with the PRG Note, PRG was granted a common stock warrant equal to, at PRG's election, either (i) the number of shares of the Company's common stock which may be purchased for an aggregate purchase price of $1,250,000 at the fair market value on July 19, 1999 or (ii) the number of shares representing five percent of the fully paid non-assessable shares of common stock of DMC at the purchase price per share equal to either (x) if a DMC qualified sale (a sale in one transaction in which the aggregate sales proceeds to DMC equal or exceed $5,000,000) has closed on or before December 31, 1999, the purchase price per share determined by multiplying the price per share of DMC common stock or security convertible into DMC common stock by seventy-five percent (75%) or (y) if a DMC qualified sale has not closed on or before December 31, 1999, at an aggregate price of $1,250,000.

     On August 10, 1999, the Company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Convertible Preferred Stock (the "Series F Preferred Stock"), in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer (the "1999 Series F Preferred Stock Private Placement"). The Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate of $8.5 million stated value. At the Company's election, the investors may invest up to an additional $4.0 million in cash or in kind, at a future date. Each share of the Series F Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock, subject to certain limitations. See "Risk Factors - Possible Future Dilution" for a more detailed discussion of the Series F Preferred Stock Placement.

   On August 16, 1999, the Company executed a plan to outsource logistics and downsize its audio, hearing and product support groups. Consequently, the Company has reduced its worldwide work force by approximately 25%.

     On October 9, 1999, the Company, NCT Audio, Balmore Funds, S.A. and Austost Anstalt Schaan ("Balmore"), and LH Financial agreed, in principle, to settle all legal charges, claims and counterclaims which have individually or jointly been asserted against the parties. See a detailed description of the background of the litigation being settled at "Risk Factors - Litigation." Such litigation settlement is contingent upon the approval of the court.

     On October 9, 1999, pursuant to the NCT Audio stock agreement, the Company, NCT Audio and Balmore agreed to exchange 532 shares of NCT Audio common stock held by Balmore into 17,333,334 shares of common stock of the Company. As such, this registration statement and prospectus includes 17,333,334 shares of common stock of the Company. The issuance of such shares of common stock was approved by the Company's Board of Directors on October 22, 1999.

SUMMARY CONSOLIDATED FINANCIAL DATA

   The summary consolidated financial data set forth below is derived from the historical financial statements of the Company. The data set forth below is qualified in its entirety by and should be read in conjunction with the Company's consolidated "Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this registration statement and prospectus. Operating results for the periods ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

                                     (In Thousands of Dollars and Shares, except per share amount)
                                                       Years Ended December 31,
                                     -------------------------------------------------------------
                                         1994         1995         1996         1997         1998
                                     -------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
REVENUES
 Product Sales                       $   2,337    $   1,589    $   1,379    $   1,720    $   2,097
 Engineering and
  development services                   4,335        2,297          547          368          425
 Technology licensing fees
  and other                                452        6,580        1,238        3,630          802
                                     ----------   ----------   ----------   ----------   ----------
      Total revenues                 $   7,124    $  10,466    $   3,164    $   5,718    $   3,324
                                     ----------   ----------   ----------   ----------   ----------
COSTS AND EXPENSES:
 Cost of product sales               $   4,073    $   1,579    $   1,586    $   2,271    $   2,235
 Cost of engineering and
  development services                   4,193        2,340          250          316          275
 Selling, general and administrative     9,281        5,416        4,890        5,217       11,238
 Research and development                9,522        4,776        6,974        6,235        7,220
 Interest (income) expense, net           (580)         (49)          17        1,397(3)      (429)
 Equity in net (income) loss
  of unconsolidated affiliates           1,824          (80)          80            -            -
 Other (income) expense, net               718          552          192          130       (3,032)(4)
                                     ----------   ----------   ----------   ----------   ----------
      Total costs and expenses       $  29,031    $  14,534    $  13,989    $  15,566    $  17,507
                                     ----------   ----------   ----------   ----------   ----------
 Net loss                            $ (21,907)   $  (4,068)   $ (10,825)   $  (9,848)   $ (14,183)
Less:
 Preferred stock dividend
  requirement                                -            -            -        1,623        3,200
 Accretion of difference between
  carrying amount and redemption
  amount of Redeemable preferred
  stock                                      -            -            -          285          485
                                     ----------   ----------   ----------   ----------   ----------
Net (loss) attributable to
 common stockholders                 $ (21,907)   $  (4,068)   $ (10,825)   $ (11,756)   $ (17,868)
                                     ==========   ==========   ==========   ==========   ==========
Weighted average number of
 common Shares outstanding (1) -
 basic and diluted                      82,906       87,921      101,191      124,101      143,855
                                     ==========   ==========   ==========   ==========   ==========
Basic and diluted net loss
 per share                           $   (0.26)   $   (0.05)   $   (0.11)   $   (0.09)   $   (0.12)
                                     ==========   ==========   ==========   ==========   ==========



                                       Three months ended            Six months ended
                                             June 30,                    June 30,
                                     -----------------------      -----------------------
                                        1998         1999            1998         1999
                                     ----------   ----------      ----------   ----------
                                           (unaudited)                  (unaudited)
                                     -----------------------      -----------------------
STATEMENTS OF OPERATIONS DATA:
REVENUES
 Product sales                       $     664    $     576       $   1,065    $    1,228
 Engineering and development
  services                                 128          366             149         1,175
 Technology licensing fees and other        36          779             346         3,501
                                     ----------   ----------      ----------   -----------
      Total revenues                 $     828    $   1,721       $   1,560    $    5,904
                                     ----------   ----------      ----------   -----------
COSTS AND EXPENSES:
 Cost of product sales               $     567    $     649       $     869    $    1,083
 Cost of engineering and
  development services                     106          395             128           903
 Selling, general and administrative     1,735        2,678           4,454         5,663
 Research and development                1,833        1,745           3,297         3,458
 Other (income)/expense, net            (3,339)(4)      204          (3,382)(4)       307

 Write down of investment in
  unconsolidated affiliates                  -        2,385(5)            -         2,385(5)
 Interest (income)/expense, net            (91)         (33)           (212)          (57)
                                     ----------   ----------      ----------   -----------
      Total costs and expenses       $     811    $   8,023       $   5,154    $   13,742
                                     ----------   ----------      ----------   -----------
 Net income/(loss)                   $      17    $  (6,302)      $  (3,594)   $   (7,838)
Less:
 Preferred stock dividend
  requirement                        $       -    $     134       $   1,690    $    5,240
 Accretion of difference between
  carrying amount and redemption
  amount of redeemable preferred
  stock                                     98           25             483           184
                                     ==========   ==========      ==========   ===========
Net (loss) attributable to
 common stockholders                 $     (81)   $  (6,461)      $  (5,767)   $  (13,262)
                                     ==========   ==========      ==========   ===========
Weighted average number of common
 shares outstanding (1) - basic
 and diluted                           138,073      174,238         135,968       165,247
                                     ==========   ==========      ==========   ===========
Basic and diluted loss per share     $    0.00    $   (0.04)      $   (0.04)   $    (0.08)
                                     ==========   ==========      ==========   ===========

                                                        December 31,
                             ----------------------------------------------------------------
                                1994           1995         1996        1997          1998
                             ----------------------------------------------------------------
BALANCE SHEET DATA:
 Total assets                $  12,371     $   9,583    $   5,881    $  17,361     $  15,465

 Total liabilities               6,903         2,699        3,271        2,984         5,937
 Long-term debt                      -           105            -            -             -
 Accumulated deficit           (68,780)      (72,848)     (83,673)     (93,521)     (107,704)
 Stockholders' equity (2)        5,468         6,884        2,610       14,377         3,426
 Working capital (deficiency)      923         1,734       (1,312)      11,696        (1,187)

                                        June 30, 1999
                                         (unaudited)
                                        -------------
BALANCE SHEET DATA:
 Total assets                             $  18,329

 Total current liabilities                    8,486
 Long-term debt                               1,653
 Accumulated deficit                       (115,542)
 Stockholders' equity (2)                     7,879
 Working capital (deficiency)                (2,382)

(1)Excludes shares issuable upon the exercise of outstanding stock options, warrants and convertible preferred stock, since their effect would be antidilutive.

(2) The Company has never declared nor paid cash dividends on its common stock.

(3)Includes interest expenses of approximately $1.4 million relating to the beneficial conversion feature on convertible debt issued in 1997.

(4)Includes a $3.2 million gain from the exercise of an option received from NXT in connection with the cross license agreement entered into by the Company.

(5)Includes a $2.4 million charge in connection with the Company's write down of its investment in TSA to its estimated net realizable value.

EXECUTIVE OFFICES

   Our principal executive office is located at 1025 West Nursery Road, Suite 120, Linthicum, Maryland 21090. The telephone number is (410) 636-8700. NCT also maintains sales and marketing offices at One Dock Street, Suite 300, Stamford, Connecticut, 06902. The telephone number is (203) 961-0500.


                                      RISK FACTORS

   The shares of common stock covered by this registration statement and prospectus represent a speculative investment and entail elements of risk. Investors should carefully consider the following risk factors before making a decision to invest in the Company. Investors also should examine the information included in subsequent sections of and as exhibits to this registration statement and prospectus.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

   This prospectus contains certain "forward-looking statements" - those which are not historical facts but rather estimates made by Company management. All forward-looking statements involve risks and uncertainties. The Company wishes to caution investors that the important factors discussed below have, or could, both (1) affect the Company's actual performance, and (2) cause actual performance to differ materially from our predictions.

   The Company believes that the assumptions underlying such forward looking statements are reasonable. At the same time, it would be prudent to remember that our assumptions could be inaccurate. Therefore, we cannot give any assurances that these statements will, in fact, be correct.

OUR CURRENT FINANCIAL CONDITION

   As of December 31, 1998, NCT had cash and cash equivalents amounting to $0.5 million, decreasing from $12.6 million at December 31, 1997. Cash and cash equivalents at June 30, 1999 were $0.1 million.

   Management believes that currently available funds will not be sufficient to sustain the Company at present levels over the next 12 months. The Company's ability to continue as a going concern is dependent on funding from several areas, including:

o     the exercise of warrants and options,
o     technology licensing fees and royalties,
o     product sales, and
o     engineering and development revenues.

   The ability of any or all of these revenue areas to generate cash inflows is presently uncertain. In the event that these activities do not generate sufficient revenue, management believes that the Company would have to raise additional working capital. There is no assurance, however, that the Company could raise such capital.

   The Company also cannot give any assurance that it will be able to allocate sufficient funding to these areas. In that event, the Company will have to substantially cut back its level of operations. These reductions could, in turn, affect our relationships with our strategic partners and customers.

GOING CONCERN UNCERTAINTY

   We are unsure (1) whether future operations will be profitable or generate sufficient cash to fund the business, and (2) whether the Company can generate or rely upon sufficient public and private financings and other funding sources to meet our obligations.

   The Company's independent auditors issued a report on their audit of our consolidated financial statements as of and for the year ended December 31, 1998. Their report contains an explanatory paragraph. This paragraph notes that certain factors raise substantial doubt as to our ability to continue as a going concern. Investors should read the auditors' report and examine the Company's financial statements.

   On June 24, 1999, the Board of Directors approved the issuance of up to 15,000,000 shares of the Company's common stock to be used to settle certain obligations of the Company due to cash constraints. In connection therewith, management has negotiated with vendors and creditors to settle certain obligations.

NO HISTORY OF DIVIDENDS

   The Company has never declared or paid dividends on its common stock. We have no present intent to pay dividends on our common stock. The Company has, from time to time, fulfilled its dividend (or payment in kind) obligation on its preferred stock.
See "Possible Future Dilution" below.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT

   The Company has incurred substantial losses from operations since its inception. These losses have been recurring and amounted to $115.5 million on a cumulative basis through June 30, 1999. The Company has funded these losses primarily from the sale of its common stock, including the exercise of warrants and options to purchase common stock. The Company also offsets its losses with technology licensing fees and the engineering and development funds we receive from our joint venture and strategic alliance partners.

   The Company incurred a net loss of $14.2 million for the year ended December 31, 1998 and a net loss of $7.8 million for the six months ended June 30, 1999. These losses were attributable in great part to increased sales and marketing costs, including a substantial increase in sales and marketing personnel and advertising expenditures to facilitate the introduction of new products.

   To make a profit, NCT must independently and with our partners successfully develop, manufacture and sell a sufficiently large quantity of our products and collect fees and royalties from licensing our proprietary technology. The Company can give no assurances, however, that future operations will be profitable enough to generate sufficient cash to fund such development, manufacturing and sales or that the Company can generate or rely upon sufficient funding sources to meet our obligations.

LIMITED REVENUES

   Although the Company has begun to actively market the sale and licensing of our products, operating revenues from inception in April 1986 to the date hereof have been limited. In total over the five years ended December 31, 1998, the Company has generated revenues as noted below:

     o   $ 9.1 million from the sale of products,
     o   $12.7 million from technology licenses and royalties, and
     o   $ 8.0 million from engineering and development services.

   Despite the Company's growing sales of active wave attenuation and other products in a limited number of applications, significant further development will be necessary before many of our potential products will achieve expected commercial end-use applications.

POSSIBLE FUTURE DILUTION

   The following sections discuss the risks associated with investing in the Company's common stock given that future dilution is possible. Specifically, these sections outline the myriad circumstances which could lead to a possible negative effect on the value per share of our common stock should holders of the Company's convertible securities or options and warrants convert their securities or exercise their rights to acquire common stock.

      The 1987 Plan

   In 1987, the Company adopted the 1987 Stock Option Plan (the "1987 Plan"), which provides for the grant of up to 4,000,000 shares of common stock as either incentive or nonstatutory stock options. The 1987 Plan allows for the grant of incentive stock options to full-time employees, including directors and officers. It further allows for the grant of nonstatutory stock options to employees and non-employee directors of the Company. See Note 9 - "Notes to Financial Statements - Common Stock Options and Warrants" for a more detailed description of the 1987 Plan. At June 30, 1999, the Company had outstanding options to purchase 250,000 shares of common stock under its 1987 Plan. All of such options are exercisable.

      The 1992 Plan

   At the 1993 annual stockholders meeting, the Company's shareholders approved a stock option plan previously adopted in October 1992 by the NCT Board of Directors covering 6.0 million shares of the Company's common stock (the "1992 Plan"). The 1992 Plan provides for the grant of options to purchase common stock and awards of restricted common stock to employees, officers and directors of the Company. At the 1996 annual stockholders meeting, shareholders approved an amendment to the 1992 Plan, increasing the number of shares covered to 10.0 million. The shareholders also approved the addition of active consultants as persons eligible to participate. At the 1998 annual stockholders meeting, shareholders again approved an amendment to the 1992 Plan, increasing the number of shares covered to 30.0 million and permitting outside directors to participate. The amendment also (1) deleted the formula for grants of awards of restricted common stock and options to purchase common stock to outside directors, and (2) directed that the Company's Board of Directors, or a committee appointed by the Board consisting of at least two outside directors, administer the 1992 Plan.

     The Company has reserved 30.0 million shares of common stock for issuance in the event that option holders exercise their options to purchase shares or that the Company grants restricted stock under the 1992 Plan. Of those 30.0 million shares, 10.0 million are registered under the Securities Act. The Company plans to register the remaining 20.0 million shares. As of June 30, 1999, the Company had outstanding options to purchase 28,236,251 shares of common stock under the 1992 Plan. Of those shares, 14,171,001 are currently exercisable and the balance will become exercisable in increments through April 13, 2004. As of June 30, 1999, the Company also had granted 240,000 shares of restricted stock under the 1992 Plan.

      The Directors' Plan

   In 1994, the Company adopted (and has since amended twice) an option plan for certain directors (the "Directors' Plan"). At the 1995 annual stockholders meeting, shareholders approved the grant to two directors of the option to purchase a total of 725,000 shares of NCT common stock. The shareholders, at the 1996 annual meeting, approved an increase in the number of shares to 821,000 and made minor changes concerning the Directors' Plan's administration. The Company has reserved 821,000 shares of common stock for issuance upon the directors' exercise of their options. All of the shares are registered under the Securities Act. As of June 30, 1999, the Company had granted options to purchase 746,000 shares of common stock which are currently exercisable under the Directors' Plan.

      Other Investors' Warrants and Options

   As of June 30, 1999, the Company had reserved 378,984 additional shares of common stock for issuance upon the exercise of warrants and options; these warrants and options are not included in the above plans. The Company also has reserved 1,429,414 shares for issuance upon the exercise of warrants earlier granted to:

o an investor in an early 1997 private placement pursuant to Regulation S (the "Investor Warrant"),

o three placement agents in partial consideration for services rendered in connection with the 1997 and 1998 preferred stock placements described below,

o one financial consultant for services rendered in connection with another financing completed by the Company, and

o one consultant for services rendered in connection with the Company's efforts to complete development and licensing agreements with a large European company.

   The aggregate outstanding non-plan stock options and warrants at June 30, 1999 was 8,660,684, of which 8,460,684 were exercisable.

   As of December 31, 1998, the weighted average exercise prices for all currently exercisable warrants and options were $0.86 and $0.54, respectively. Options granted in 1999 were granted with an exercise price of $0.41, the fair market value of the Company's common stock on the date of grant.

      The NCT Audio Initial Financing

   Between October 10, 1997 and December 4, 1997, NCT Audio sold 2,145 common shares for approximately $4.0 million in a private placement under Regulation D of the Securities Act (the "NCT Audio Initial Financing"). The terms of the sale allow the purchasers of NCT Audio's common stock to exchange their shares for an equally valued amount of the Company's common stock at a predetermined exchange ratio. The purchasers could not, however, exercise their exchange right if NCT Audio filed a registration statement for an initial public offering with the Securities and Exchange Commission ("SEC") within 90 days. If the registration statement did not become effective within 180 days, the exchange right was renewed. Purchasers of a total of $1.7 million of NCT Audio common stock later agreed to extend the former period from 90 days to 150 days and the latter period from 180 days to 240 days. NCT Audio, however, failed to file a registration statement within the extended 150 day period. At the same time, the Company is under no obligation to register any of its shares of common stock which may be issued in connection with the above exchange right.

     To date, the Company has issued 18,468,876 shares of its common stock in exchange for 828 shares of NCT Audio common stock. Of such shares, 17,333,334 are being registered under this registration statement and prospectus. It is not possible at this time to determine the maximum number of shares of common stock the Company would have to issue if all of the remaining purchasers of NCT Audio common stock were to exercise their exchange right.

      The Series C Convertible Preferred Stock

   Between October 28, 1997 and December 11, 1997, the Company issued and sold 13,250 shares of its Series C Preferred Stock in a private placement under Regulation D of the Securities Act. The Series C Preferred Stock is convertible into shares of the Company's common stock in accordance with a predetermined conversion formula. The conversion terms also provide that (1) in no event shall the average closing bid price be less than $0.625 per share, and (2) under no circumstances shall the Company be obligated to issue more than 26 million shares of its common stock in the aggregate in connection with the conversion. The Company registered such 26 million shares under Registration Statement No. 333-43387 dated December 29, 1997, as amended May 8, 1998, July 2, 1998, and June 16, 1999. To date, 10,850 shares of the Series C Preferred Stock have been converted to 20,655,000 shares of common stock and 1,700 have been exchanged for the Company's Series E Preferred Stock. Because the Company may elect to pay the accretion in common stock, it is not possible at this time to determine the number of shares of common stock the Company would have to issue upon conversion of all of the 700 remaining outstanding Series C Preferred Stock shares.

      The Series D Convertible Preferred Stock

   Between July 27, 1998 and August 4, 1998, the Company issued and sold 6,000 shares of its Series D Preferred Stock in a private placement pursuant to Regulation D of the Securities Act. Upon approval at the October 20, 1998 annual stockholders meeting by the Company's shareholders of an increase in the authorized common stock of the Company from 185,000,000 to 225,000,000 shares, the Series D Preferred Stock became convertible into shares of the Company's common stock according to the conversion formula described in the issuance's subscription agreement.

   The conversion terms of this placement provide that in no event shall the conversion price be less than $0.50 per share. Further, the conversion terms provide that under no circumstances shall the Company be obligated to issue more than 12,000,000 shares of common stock in the aggregate in connection with the conversion, or more than 12,000,000 additional shares of common stock in the aggregate in connection with the conversion of 6,000 shares of Series D Preferred Stock issuable upon the exchange of the NCT Series A Preferred Stock described below. The Company also is obligated to pay a 4% per annum accretion on the stated value of the 6,000 shares of Series D Preferred Stock and has the right to chose to pay the accretion in either cash or common stock. Accordingly, the Company registered such 12,000,000 shares, together with an additional 500,000 shares the Company may issue to pay the 4% per annum accretion on the Series D Preferred Stock, under Registration Statement No. 333-64967. The Company also may redeem the Series D Preferred Stock in cash or common stock. In connection with the conversion of the 6,000 shares of Series D Preferred Stock during the six months ended June 30, 1999, the Company issued 12,273,685 shares of the Company's common stock.

      The Series A Convertible Preferred Stock of NCT Audio

   Between July 27, 1998 and August 4, 1998, NCT Audio issued and sold 60 shares of its Series A Preferred Stock in a private placement pursuant to Regulation D of the Securities Act. The subscription agreement requires NCT Audio to file a registration statement covering the resale of all shares of its common stock issuable upon conversion of the preferred stock then outstanding. NCT Audio must do so no later than thirty (30) days after it becomes a "reporting company" under the Exchange Act.

   The NCT Audio Series A Preferred Stock becomes convertible into common stock of NCT Audio any time after the business unit becomes a reporting company. If, by December 31, 1998, NCT Audio either failed to become a reporting company or the SEC did not declare the registration statement effective, holders became entitled to exchange each share of Series A Preferred Stock into 100 shares of the Company's Series D Preferred Stock. Holders who elected to do so would then be holders of the Company's Series D Preferred Stock, with all of the rights and privileges discussed above.

   Thus, if the holders of all 60 shares of the NCT Audio Series A Preferred Stock exchanged them for 6,000 shares of the Company's Series D Preferred Stock and then converted the Series D Preferred Stock for common stock (as described above), anywhere up to an additional 12,000,000 shares of the Company's common stock would become issuable. The issuance of an additional 500,000 shares enables the Company to pay the 4% per annum accretion payable on the stated value of the 6,000 shares of Series D Preferred Stock. The Company is given the right to chose to pay the accretion in either cash or common stock. Accordingly, the Company registered such 12,000,000 shares, together with an additional 500,000 shares the Company may issue to pay the 4% per annum accretion on the Series A Preferred Stock, under Registration Statement No. 333-64967. The Company also may redeem the Series D Preferred Stock in cash or common stock. On March 30, 1999, holders of 57 shares of NCT Audio Series A Preferred Stock exercised this election and converted their shares into 11.7 million shares of the Company's common stock. Thus, as of the date hereof, 3 shares of NCT Audio Series A Preferred Stock are issued and outstanding.

      The Advancel Logic Corporation Acquisition

   On September 4, 1998, the Company acquired all of the common stock of Advancel. The Company initially paid $1,000,000, payable by the delivery of
1,786,991 authorized shares of its common stock held as treasury stock. Advancel's former shareholders may elect to receive the future payments in cash or additional shares of the Company's common stock. The future payments will be based on Advancel's earnings before interest, taxes, depreciation and amortization for each of the next four years. The future payments cannot be less than $250,000 in any year, and there is neither a maximum payment for any one year nor an aggregate maximum amount. If Advancel's shareholders elect to take payment in the form of shares of the Company's common stock, a formula has been established to determine the number of shares issuable. If the Company had been unable to maintain an effective registration statement for the resale of the
initial   1,786,991  shares  for  at  least  thirty  (30)  days,  each  Advancel shareholder had the right, until April 15, 1999, to require the Company to redeem up to one-third of the initial payment shares for a predetermined cash amount. The Company registered such shares under Registration Statement No. 333-64967 dated September 30, 1998, as amended on October 29, 1998 and May 7, 1999.

      The Series E Convertible Preferred Stock

   On December 30, 1998, the Company entered into a series of subscription agreements to sell 8,145 shares of Series E Preferred Stock, with a stated value of up to $8.2 million in consideration of $4.0 million, to six accredited investors through one dealer. The sale of the shares occurred in a private placement pursuant to Regulation D of the Securities Act. In 1999, the Company received net proceeds of $3.6 million from the Series E Preferred Stock placement. In addition to the transactions described above, the Company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the same dealer in exchange for $1.7 million of the Company's Series C Preferred Stock held by the three investors. The Company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors, in exchange and consideration for an aggregate 2.1 million shares of the Company's common stock held by the four investors.

   Each share of Series E Preferred Stock is convertible into common stock of the Company according to the conversion formula described in the issuance's subscription agreement. The conversion terms of the placement require the Company to file a registration statement on either (1) a Form S-3 under certain conditions, or (2) a Form S-1 under other specified conditions. The shares of the Series E Preferred Stock become convertible into common stock of NCT at any time beginning at the earlier of (1) ninety days after the closing date of the placement, (2) five days after the Company receives a "no review" status from the SEC in connection with filing one of the above registration statements, or
(3) the effective date of any registration statement.

     The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock which have been designated. Based upon 8,855 shares of Series E Preferred Stock issued and outstanding, 25,108,696 shares of the Company's common stock were registered under a registration statement and prospectus, together with 1,540,000 shares of common stock which may be issued (Registration Statement No. 333-82359). The issuance of the additional 1,540,000 shares will enable the Company to pay the 4% per annum accretion on the stated value of the 8,855 issued and outstanding shares of Series E Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock. The conversion terms further provide that the Company will be required to make certain payments if it fails to effect a conversion in a timely manner and may have to redeem the excess of the stated value over the amount permitted to be converted into common stock. As of September 17, 1999, holders of 2,308 shares of Series E Preferred Stock have elected to convert their shares into approximately 15.5 million shares of common stock of the Company. See Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" - D. "Liquidity and Capital Resources" for further discussion of the Series E Preferred Stock Placement.

     On March 31, 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four DMC network affiliate licenses incorporating DBSS. The exchange of shares of Series E Preferred Stock is in lieu of cash consideration. The DBSS technology was developed by the Company for DMC, a wholly-owned subsidiary of the Company. DMC was incorporated to develop, install and provide an audio/visual advertising medium within commercial/professional settings. DBSS schedules advertisers' customized broadcast messages, which are downloaded via the Internet with the respective music genre of choice to the commercial/professional establishments.

   The Company anticipates the sale of such licenses to approximate $1.0 million each based on regional and commercial/professional settings. The Company has developed standard license agreements to coincide with its current business plan and delineate the extent and nature of the rights and duties of the Company and its licensees. During the three months ended March 31, 1999, the Company, in accordance with its revenue recognition policy, realized only $2.0 million on the issuance of such licenses in consideration of the receipt of 3,600 shares of its Series E Convertible Preferred Stock. Subsequently, during the three months ended June 30, 1999, the Company adjusted such revenue to $0.9 million due to the valuation of additional shares of Series E Preferred Stock issued during the period.

         Secured Convertible Notes

     Carole Salkind, spouse of a former director and an accredited investor, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note") for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from day to day in the Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999 on the notes and any future notes, shall be the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded, for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999. The Company and Holder have agreed to extend such date for the purchase of remaining installments of secured convertible notes to December 1, 1999. On various dates, the Holder has purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of October 11, 1999, the Company has received proceeds aggregating $3.0 million from the Holder and has issued secured convertible notes with the same terms and conditions of the Note described above.

      The Series F Convertible Preferred Stock

     On August 10, 1999, the Company entered into a subscription agreement to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer. The Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate of $8.5 million stated value. At the Company's election, the investors may invest up to an additional $4.0 million in cash or in kind, at a future date. Each share of the Series F Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock, subject to certain limitations.

   Under  the terms of the  Series F  Subscription  Agreement,  the  Company  is
required to file a registration statement ("the Series F Registration Statement") on Form S-1 on or prior to a date which is no more than forty-five
(45) days from the date that the Company has issued a total of 1,000 shares of Series F Preferred Stock, covering the resale of all of the registrable securities (the "Series F Closing Date"). The shares of Series F Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) forty-five (45) days after the Series F Closing Date; (ii) five
(5) days after the Company receives a "no review" status from the SEC in connection with the Series F Registration Statement; or (iii) the effective date of the Series F Registration Statement. Each share of Series F Preferred Stock is convertible into a number of shares of common stock of the Company pursuant to a predetermined conversion formula.

     The conversion terms of the Series F Preferred Stock also provide that in no event shall the Company be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of the 12,500 shares of Series F Preferred Stock. As of the date hereof, 8,500 shares of Series F Preferred Stock are issued and outstanding. As such, 23,800,000 shares of the Company's common stock are to be registered under this registration statement and prospectus, together with 1,944,000 shares of common stock which may be issued. The issuance of the additional 1,944,000 shares will enable the Company to pay the 4% per annum accretion on the stated value of the 8,500 issued and outstanding shares of Series F Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock. The Series F Subscription Agreement also provides that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. As of the date hereof, no shares of Series F Preferred Stock have been converted into NCT common stock. In connection with the Series F Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such additional amounts will be treated as obligations of the Company. Such obligation will be triggered in the event that the Company issues 35,000,000 shares upon conversion of Series F Preferred Stock.

     Supplier and Consultant Shares

     As noted in "Recent Developments", the Company has issued 12,759,778 shares of common stock of the Company to settle certain of its obligations to certain suppliers and consultants. The issuance of these shares of common stock of the Company have an immediate, dilutive effect on existing holders of the Company's common stock.

     The possibility of sale of the shares of common stock described in this "Possible Future Dilution" section, all of which are already registered or which the Company plans to register under this registration statement and prospectus, may adversely affect the market price of the common stock. This does not, however, include: (1) the shares issuable upon the other investors warrants and options, (2) the shares relating to NCT Audio's Initial Financing, (3) shares of common stock in excess of 1,000,000 which the Company may elect to issue to pay the 4% accretion connected with conversion of the Series D Preferred Stock, (4) shares of common stock in excess of 1,540,000 which the Company may elect to issue to pay the 4% accretion in conjunction with conversion of the Series E Preferred Stock, and (5) shares of common stock in excess of 1,944,000 which the Company may elect to issue to pay the 4% accretion in conjunction with conversion of the Series F Preferred Stock.

MATERIAL DEPENDENCE ON CERTAIN PATENT AND TRADEMARK RIGHTS

     The Company and its subsidiaries currently hold 473 patents and related rights worldwide and an extensive library of know-how and other unpatented technology. The Company cannot, however, give any assurances as to:

o the range or degree of protection provided by any of its patents or trademarks,

o that such patents, trademarks or licenses will provide protection that has any commercial significance or any competitive advantage,

o that such patents, trademarks or licenses will provide protection against competitors with similar technology or trademarks,

o that others will not obtain patents claiming aspects similar to those covered by the Company's owned or licensed patents or patent applications,

o that third parties will not challenge the Company's owned or licensed patents or patent applications, or

o that regulatory authorities will grant any pending patent or trademark application.

   The Company also believes that increased competition could result should its present, commercially significant patents or trademarks be invalidated or expire. This increased competition could have a material adverse effect on the Company's business prospects. While the Company intends to file extensions for certain patents, it further cannot make any assurances that patent authorities will grant those extensions.

   The Company has conducted only limited patent and trademark searches. Thus, patents or trademarks superior to those held by the Company could already exist or be issued in the future to our competitors. This, too, could have a material adverse impact on the Company's business prospects. Further, the Company would have to expend substantial resources in obtaining and defending its patent and trademark rights to protect the present and future technology of NCT.

   There also has been an inquiry regarding the product design of one of the Company's products as it relates to a patent held by another company. Yet another competitor has implied that a possible conflict exists between the Company's application of certain of its technology and a recently granted patent of the competitor. Our competitor further implies that our use of a generic phrase to describe our product conflicts with a trademark for which the competitor has applied. The Company believes these claims are without merit and intends to conduct a vigorous defense. Even if the claims had some merit, we believe that we could modify our current design at little cost to avoid infringement. The Company does not believe these claims, even if unfavorably adjudicated, would result in damages having a material adverse effect on the business. See Item 3 - "Legal Proceedings" for further discussion.

   Competitors  have filed  notices  of  opposition  with  respect to two of NCT
Audio's applications for trademarks. The Company and NCT Audio believe these claims are without merit and NCT Audio intends to prosecute its applications zealously. However, if authorities deny NCT Audio's applications, NCT could be required to (1) obtain a license to use the subject trademarks, or (2) refrain from using the trademarks and adopt others. Either of these options could involve significant expense, although neither should have a long-term, material adverse effect on the operating results of NCT Audio or the Company.

   The Company's policy is to enter into confidentiality agreements with all of its executive officers, key technical personnel and advisors. At the same time, we cannot give any assurances that such persons will not disclose Company know-how, inventions and other secret or unprotected intellectual property to third parties, whether in violation of those agreements or otherwise.

   Finally, it should be noted that annuities and maintenance fees for the Company's extensive patent portfolio are a significant portion of the Company's annual expenses. If, for the reasons described in Item 7. - "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources", it becomes necessary for the Company to reduce its level of operations, the Company will not be able to continue to meet the extensive monetary outlay for annuities and maintenance fees to keep all the patents and applications from becoming abandoned and will have to prioritize its portfolio accordingly.

RAPID TECHNOLOGICAL CHANGE AND COMPETITION

   Active Wave Management is evolving and is characterized by rapid technological change. The Company intends to engage continually in research and development activities. This includes improving our current products and developing new products. Our success, however, depends on the popularity of our products in the commercial arena, which the Company cannot guarantee. Because of this rapid pace of change, the Company also cannot guarantee that our products will not become unmarketable or obsolete by a competitor's more rapid introduction to the marketplace.

   The Company is aware of a number of direct competitors in the field of Active Wave Management. Indirect competition also exists in the field of passive sound and vibration attenuation. The Company's principal competitors in active control systems include Andrea Electronics Corporation, Bose Corporation, Digisonix, Group Lotus PLC and Lotus Cars Limited, Lord Corporation, Matsushita Electric Industrial Co., Ltd., Sennheiser Electronic Corp. and Sony Corporation, among others. The Company's principal competitors in other fields of Active Wave Management include IBM Corporation, Lucent Technologies, Inc. and Texas Instruments, Incorporated. To the Company's knowledge, each of these companies is pursuing its own technology in fields similar to ours.

   NCT also believes that a number of other large companies, such as the major domestic and international communications, computer, automobile and appliance manufacturers, and aircraft parts suppliers and manufacturers have research and development efforts underway. Many of these companies, as well as the Company's potential competitors in the passive sound and vibration attenuation and Active Wave Management fields, are both well established and have substantially greater financial, management, technical, marketing and product development resources than the Company.

RELIANCE UPON STRATEGIC ALLIANCES AND COMMERCIAL ACCEPTANCE

   As previously described, the Company and its subsidiaries have entered into numerous strategic alliances related to the design, manufacture, marketing and distribution of our products. These agreements generally provide that in exchange for substantially all funding, the Company will license its technology to our partners and contribute a nominal amount of initial capital. Our partners also receive a preference in the distribution of cash and/or profits or royalties until the Company repays the funding, plus some interest in some instances. At June 30, 1999, however, there were no preferred distributions due to joint venture partners.

   The Company markets its products by identifying potential markets and teaming up with major domestic and international businesses to support product development, manufacturing and distribution. Our ability to enter and succeed in new markets is dependent on these companies' assessment of the Company and its products' profitability. Success also depends on end-users' acceptance of our products. For example, from 1995 through 1998, sales for active headsets did not increase at the rate anticipated and demand for mufflers, kitchen exhaust and HVAC fan quieting systems was not at the volume anticipated.

   The Company also arranges for the supply of other products, such as integrated circuits, for its active control systems. The Company is able to do so by entering into alliances with dependable manufacturers believed also to be dependable sources of supply. The Company cannot, however, make assurances that these manufacturers will be able to meet the demands of the Company and our customers in the future.

CUMULATIVE LOSSES IN JOINT VENTURES

   When the Company's share of losses in an alliance is greater than its investment, the Company has no obligation to fund such additional losses. When this occurs, the Company suspends applying the equity method of accounting for its investment in the alliance. The Company estimates no material aggregate losses in its strategic alliances in excess of its investments which have not been recorded at June 30, 1999. NCT will not be able to record any equity income with respect to an entity until its share of future profits is large enough to recover any losses that have not yet been recorded.

DEPENDENCE UPON EXECUTIVE OFFICERS AND OTHER KEY PERSONNEL

   The Company's operations now and in the near future are in large part dependent upon the efforts of our executive officers and other key personnel. None of these individuals is contractually bound to remain with the Company. Moreover, the Company's growth and expansion into new products could require additional expertise in areas like manufacturing and marketing. This could put an additional strain on our human resources and may require hiring additional personnel or training existing personnel. Certain academicians now consult for the Company part-time but could terminate their association at any time.

   Certain employees and consultants have been approached by competitors, and the Company cannot give any assurances that these people will remain with NCT. The loss of key personnel or the failure to recruit new employees could impede the achievement of our new corporate mission.

POSSIBLE RISKS ASSOCIATED WITH AGREEMENTS WITH RELATED PARTIES

   Between 1993 and 1994, the Company entered into five agreements with QuietPower Systems, Inc. ("QSI"). Environmental Research Information, Inc. ("ERI") owns 33% of QSI and Jay M. Haft, Chairman of the Board of Directors of the Company, owns another 2% of QSI. Michael J. Parrella, President of the Company, owns 12% of the outstanding capital of ERI and shares investment control over an additional 24% of its outstanding capital.

   Under the agreements, QSI is given rights to market certain of the Company's products and technologies. Under one of the agreements, QSI's rights are exclusive so long as QSI meets specified marketing and sales performance criteria. Under another, QSI may receive up to 129% of its marketing expenses for marketing certain products. The agreement defines such expenses as the lesser of (1) actual expenses, or (2) 35% of the Company's revenues attributable to the products. Commissions and fees payable under all of the agreements mirror the Company's standard terms and do not exceed six percent (6%). As of the date of this prospectus, the Company has not had to pay any commissions to QSI.

   In March 1995, the Company entered into a master agreement with QSI (the "Master Agreement"). The Master Agreement grants QSI an exclusive worldwide license to market, sell and distribute various quieting products in the utility industry. QSI must fund development of the products and the Company must manufacture them. At the same time, QSI may obtain the right to manufacture under certain circumstances, such as NCT's failure to develop the products itself. As payment for these rights, QSI will pay the Company a royalty of six percent (6%) of its gross revenues from the sale of the quieting products and 50% of its gross revenues received from sublicensing its rights. QSI need pay these amounts, however, only after it has recouped 150% of its own development costs. The Company also must pay QSI similar royalties anytime QSI sells and licenses the products outside of the utility industry and/or within the industry in the Far East.

   Finally, the Master Agreement obligates QSI to pay an exclusivity fee of $750,000; QSI paid $250,000 of that amount to the Company in June 1994 and was to pay the balance in equal monthly installments of $16,667 beginning in April 1995. Under the Master Agreement, QSI loses its exclusive rights to all of the products if it fails to timely pay any of the installments. QSI also could lose its exclusive rights with respect to any given product if it fails to make a product-specific development funding payment. Immediately after completing the Master Agreement, the companies entered into a letter agreement. That first letter agreement allowed the Company to terminate the Master Agreement if QSI did not pay another approximately $500,000 of indebtedness it owed the Company by May 15, 1995.

   In April 1995, the Company entered into a second letter agreement with QSI. QSI agreed to forfeit its five year warrant to purchase 750,000 shares of common stock of the Company. The Company previously had given QSI the warrant under the Master Agreement. The second letter agreement also reduced the $500,000 balance of the exclusivity fee to $250,000, to be paid in thirty (30) equal monthly installments of $8,333. Further, the second letter agreement changed the deadline for payment of the $500,000 indebtedness noted above to the earlier of
(1) May 15, 1996, or (2) the date of closing of a financing agreement of QSI in an amount exceeding $1.5 million.

   In May 1996, the Company and QSI entered into a third letter agreement. The third letter agreement gave QSI until June 15, 1996 to pay certain arrearages in the payment of the exclusivity fee, and obligated QSI to pay the balance in the same monthly installment payments outlined in the April 1995 letter. In addition, the $500,000 indebtedness was to be paid by (1) a $25,000 payment at the time it obtained financing, and (2) monthly payments of $15,000.

   On April 9, 1997, the Company and QSI entered into a fourth letter agreement, which again revised the payment schedule. Under the revised schedule, QSI had to pay $125,000 on or before April 12, 1997 and a second payment of $200,000 upon the closing of a proposed financing in June 1997 or January 1998 (whichever came first) to extinguish its indebtedness. QSI also bound itself to pay the Company 15% of any other financing it may receive in the interim and interest of 10% per year beginning July 1, 1997. The fourth letter agreement also provided for the continuation of QSI's payment of $11,108 by April 21, 1997 for headset products sold by the Company to QSI in 1996.

   As of August 31, 1999, QSI still owes the Company $239,000 of the indebtedness which was originally due on January 1, 1998. QSI informed the Company that it could not pay this amount because of a temporary shortage of cash and other assets. Such amount has been fully reserved by the Company.

DELISTING FROM NASDAQ NATIONAL MARKET SYSTEM

   Prior to the delisting of the Company's common stock as of the close of trading on January 6, 1999, the Company's common stock was listed on the NASDAQ National Market System ("NMS"). NASDAQ's rules require that in order to be and remain listed on NMS, a company must (1) have net tangible assets of $4.0 million, (2) a market value of publicly held shares of $5.0 million, and (3) a minimum bid price of $1.00 per share. NASDAQ will delist a company if it fails to meet any of these requirements for thirty (30) consecutive trading days.

   From April 30, 1998 to June 15, 1998, the minimum bid price for the Company's common stock fell below $1.00. NASDAQ notified the Company on June 16, 1998 of the deficiency and gave the Company ninety (90) days to regain compliance. The Company could regain compliance by meeting the standard for a minimum of ten
(10) consecutive business days during the ninety day grace period.

   As of the given deadline, September 14, 1998, the Company had failed to achieve compliance. On that day, the Company requested a hearing with NASDAQ's Hearings Department. The department held the hearing on November 5, 1998. On January 6, 1999, NASDAQ notified the Company that it was delisting the Company's stock at the close of trading that day. On January 20, 1999, the Company requested a review of the delisting decision. On August 9, 1999, the NASDAQ Review Counsel denied that appeal. Thus, NCT's common stock will continue to be listed on the OTC Bulletin Board.

   The loss of the NASDAQ/NMS designation could have a material adverse effect on the Company's business prospects. NASDAQ provides brokers and others with immediate access to the best bid and asked prices, as well as other information, about our common stock. With the loss of the designation, stockholders may find it more difficult to buy, sell and obtain pricing information about our common stock. The Company also risks no longer qualifying as a "margin security" as defined by the Federal Reserve Board.

   The loss of the designation, coupled with a failure to have either (1) net tangible assets in excess of $2.0 million or (2) average revenue of at least $6.0 million for the last three years, could cause the common stock to become subject to the SEC's "penny stock" rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must give written consent before the sale. The rules also require that the broker-dealer:

o    send buyers an SEC-prepared disclosure schedule before completing the sale,

o    disclose his commissions and current quotations for the security,

o disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, his control over the market, and

o send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

   These additional burdens may discourage broker-dealers from effecting transactions in penny stocks. Thus, if our common stock were to fall within the definition of a penny stock, the Company's liquidity could be reduced. In turn, there could be a material effect on the trading market for our common stock.

POSSIBLE VOLATILITY OF COMMON STOCK

   Historically, the market prices for the securities of emerging and high-technology companies have been highly volatile. Any future announcement concerning the Company or its competitors could have a significant impact on the price of our common stock.

BLANK CHECK PREFERRED STOCK

   The Board of Directors has total discretion in the issuance and determination of the rights and privileges of any shares of preferred stock, which the Company may issue in the future. Such rights and privileges may be detrimental to the holders of common stock. The Company is authorized to issue 10.0 million shares of preferred stock. There were 9,554 and 17,280 shares of preferred stock issued and outstanding, respectively, at June 30, 1999 and December 31, 1998. If the Company were to issue preferred stock in the future, it could discourage or impede a tender offer, proxy contest or other similar transaction involving a change in control. Other shareholders may favor such a transaction. Management is not aware of any effort at present, however, to acquire or take control of the Company.

IMPACT OF YEAR 2000 ISSUE

   The Year 2000 issue is the result of computer programs being written using two digits rather than four to identify the applicable year and is an issue which exists for all companies that rely on computers as the year 2000 approaches. The failure to correct any such programs may result in incorrect results when computers perform arithmetic operations, comparisons of data or field sorting and some non-information systems functions that rely on computers making calculations.

   Based on our assessment, the Company believes that the cost of administering its Year 2000 Compliance Program will be minimal and will not have a material adverse impact on its business. The future is uncertain, however, and any one of a number of factors could affect the cost and effectiveness of the Company's compliance program. These factors include: (1) software, (2) hardware, and (3) the nature of the industry in which the Company, our subsidiaries, suppliers and customers operate. It is also necessary that companies coordinate efforts: the Company can make no assurances that the businesses with which we interact will resolve their own Year 2000 issues. Nevertheless, the Company estimates that the potential costs will not exceed $0.1 million.

   The Company continues to evaluate our Year 2000 compliance efforts and the impact of the issue on our business. There has been no indication, to date, that the Year 2000 problem will have a material impact on future earnings. Yet, as noted above, the Company can make no assurances that our customers and suppliers have in place adequate systems to resolve their own Year 2000 problems. Such potential problems remain a possibility and could have a material adverse impact on our future results. The Company estimates completion of the evaluation process by December 1, 1999.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

   During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). The provisions of SFAS No. 131 require the Company to disclose the following information for each reporting segment: general information about factors used to identify reportable segments, the basis of organization, and the sources of revenues; information about reported profit or loss and segment assets; and reconciliations of certain reported segment information to consolidated amounts.

     During 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). The provisions for SFAS No. 130 require the Company to report the change in the Company's equity during the period from transactions and events other than those resulting from investments by and distributions to the shareholders.

   In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). This pronouncement replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effect of options, warrants and convertible securities. Dilutive earnings per share is very similar to the previously reported fully diluted earnings per share. The Company adopted SFAS No. 128 and has retroactively applied its effects for all periods presented. The impact on our previously reported per share amounts was insignificant. The effects of potential common shares such as warrants, options and convertible preferred stock has not been included, as the effect would be antidilutive.

LITIGATION

     On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunal of Milan, Milan, Italy. Mr. Valerio alleged that:

o an independent sales representation agreement between the Company and Mr. Valerio, but not executed by the Company, is a valid contract;

o    the Company is guilty of a breach of contract;

o    the Company unilaterally and illegally terminated the contract;

o the Company owes Mr. Valerio $30,000 for certain amounts allegedly previously owed;

o    the Company owes unestimated commissions to Mr. Valerio;

o the Company owes Mr. Valerio damages for harm and loss of earnings, in an amount no less than 3 billion Lira (U.S. $18.9 million); and

o the Company owes Mr. Valerio damages for the damage to his image and reputation, in an amount no less than 500 million Lira (U.S. $3.1 million).

   The Company retained an Italian law firm specializing in litigation and, through its counsel, filed a reply brief responding to Mr. Valerio's allegations. The Company argued that even if the Tribunal were the appropriate forum for the suit, Mr. Valerio's claim is groundless because a valid contract was never formed. Further, the Company argued that Mr. Valerio is not enrolled in the official Register of Agents and, thus, under applicable Italian law is not entitled to any compensation. Since the submission, the Tribunal has held a pretrial discovery hearing and a hearing before a Discovery Judge. The Discovery Judge held another hearing on May 19, 1998 and established deadlines for final pleadings and a trial date. The Tribunal of Milan, sitting in full bench, heard the case on September 22, 1998. On May 4, 1999, the Company's Italian law firm informed the Company that the Tribunal of Milan had verbally granted the Company's objection to lack of venue and had consequently rejected Mr. Valerio's claim and awarded the Company expenses in the amount of approximately $7,000. The Company is awaiting receipt of the official text of the judgment.

   By a letter dated September 9, 1997, counsel to competitor Andrea Electronics Corporation ("AECorp.") informed the Company that AECorp. believed NCT was improperly using the term "ANR Ready" and infringing upon a trademark owned by AECorp. Representatives of existing and/or potential customers also have informed the Company that AECorp. has made statements claiming that the Company's manufacture and/or sale of certain in-flight entertainment system products infringe a patent owned by the competitor. The Company received a notice dated March 24, 1998 from AECorp.'s intellectual property counsel notifying the Company of its concerns but did not confirm any intention to file suit against NCT. The Company, through special outside counsel, exchanged correspondence with AECorp. but the parties could not come to any resolution. The Company was informed by representatives of existing and/or potential customers that AECorp. was continuing to infer that the Company was infringing.

   On October 9, 1998, the Company's Board of Directors authorized litigation against AECorp. On November 17, 1998, the Company and NCT Hearing filed a complaint in the U.S. District Court, Eastern District of New York against AECorp. The complaint requested that the court enter judgment in our favor as follows:

o declare that the two AECorp. patents at issue are invalid and unenforceable and that the Company's products do not infringe upon them;

o declare that the two AECorp. patents at issue are unenforceable due to misuse by AECorp.;

o award the Company compensatory damages of no less than $5 million and punitive damages of $50 million for AECorp.'s tortious interference with the Company's prospective contractual advantages;

o enjoin AECorp. from stating or inferring that the Company's products or their use are infringing any AECorp.-owned patents; and

o    award any other relief the court deems appropriate.

     On or about  December 30, 1998,  AECorp.  filed its answer to the Company's
complaint.   AECorp.   generally  denied  the  above   allegations  and  brought
counterclaims against the Company. These include that the Company has:

o     infringed the two AECorp. patents at issue and the "ANR Ready" trademark;

o     violated the Lanham Act through NCT's use of the trademark; and

o     unfairly competed with AECorp. by using the trademark.

   The Company and NCT Hearing have since filed a Reply and requested that the court dismiss the counterclaims and enter judgment in favor of the Company and NCT Hearing. We also argued that AECorp. is prevented from recovering under certain equitable theories and defenses. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations.
However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

   On June 10, 1998, Schwebel Capital Investments, Inc. ("SCI") filed suit in a Maryland court against the Company and Michael J. Parrella, its Chief Executive Officer and Director. The complaint alleges that the Company breached, and Mr. Parrella interfered with, a purported contract entered into "in 1996" between the Company and SCI. SCI claims that under the contract, the Company agreed to pay SCI commissions when NCT received capital from its investors. The complaint further alleges that SCI is due commissions totaling $1.5 million because the Company refused to honor SCI's right of first refusal. SCI seeks $1,673,000 in compensatory damages, $50,000 in punitive damages and $50,000 in attorneys fees from the Company. SCI also seeks $150,000 in compensatory damages, $500,000 in punitive damages and $50,000 in attorneys fees from Mr. Parrella. The Company has filed two motions to strike or dismiss some of the plaintiff's claims and is awaiting the Court's decision. At this early stage, the Company cannot assess the likelihood of an adverse result. Management believes it has many meritorious defenses and intends to conduct a vigorous defense. In the event the case results in a substantial judgment against the Company, however, the judgment could have a severe material effect on quarterly or annual operating results.

   On June 25, 1998, Mellon Bank FSB ("Mellon") filed suit against Alexander Wescott & Co., Inc. ("AWC") and the Company in a district court in the Southern District of New York. Mellon alleged that the Company and AWC each owe it $326,000, sums Mellon purportedly paid to both entities when it acted as escrow agent for the Company in a private placement of securities with certain institutional investors. The Company retained counsel and on or about July 27, 1998, AWC filed its answer, counterclaim and cross-claim against Mellon and NCT. AWC specifically requested that the court:

o    dismiss Mellon's amended complaint against AWC;

o    grant AWC commissions totaling $688,000 owed to AWC by the Company;

o    order the Company to issue 784,905 shares of its common stock;

o    declare that AWC is entitled to keep the $326,000 sought by Mellon; and

o order the delivery of a warrant to purchase 461.13 shares of the common stock of NCT Audio.

   On or about August 20, 1998, the Company filed its reply to AWC's cross-claims. Discovery is currently taking place in the action. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly operating results.

     On December 15, 1998, Balmore filed suit against NCT Audio and the Company in New York Supreme Court. The complaint alleges breach of contract, common law fraud, negligent misrepresentation, deceptive trade practices, and money had and received. These claims all allegedly arose in connection with an agreement the Company entered into with Balmore for the sale of shares of NCT Audio common stock in a private placement in December 1997. Specifically, the complaint alleges that:

o NCT Audio breached an agreement to register shares of its common stock that Balmore purchased or, in the alternative, shares of the Company's common stock exchangeable for NCT Audio's shares under certain circumstances, and to pay penalties if it failed to do so;

o NCT Audio made materially false and misleading representations when it faxed non-negotiated agreements instead of executed agreements to Balmore;

o NCT Audio and the Company acted negligently and violated duties of full and fair disclosure; and

o    NCT Audio and the Company engaged in deceptive trade practices.

   Balmore further argued that as a result of these alleged actions, NCT Audio and the Company owed Balmore compensatory damages not less than $1,819,000 and punitive damages of $3 million. Balmore also requested that the court require NCT Audio and the Company to register the shares it holds of NCT Audio common stock or rescind the agreement and return to Balmore the $1 million purchase price. Finally, Balmore requested treble damages, reasonable attorneys fees, costs and any other relief the court deemed appropriate.

     On January 14, 1999, the Company and NCT Audio filed removal papers to remove the suit from state court to federal court. On January 22, 1999, the Company and NCT Audio filed their answer, affirmative defenses, counterclaims and a third-party complaint. On October 9, 1999, the Company and Balmore agreed, in principle, on a mutual release and settlement, subject to court approval, whereby all charges, claims and counterclaims which have been individually or jointly asserted against the parties will be dropped.

                                    USE OF PROCEEDS

   All of the shares of common stock offered hereby are being offered by the Selling Stockholders. The Company will not receive any of the proceeds from their sale. The Company estimates that expenses payable in connection with this registration statement will be approximately $40,000. There are no other material incremental expenses attributable solely to the issuance and distribution of the above-described shares.

                                SELLING SECURITY HOLDERS

   The following table sets forth certain information with respect to the Selling Stockholders. The shares of common stock set forth therein have been included in the registration statement of which this prospectus forms a part pursuant to registration commitments afforded to the Selling Stockholders by contractual obligations. The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders.

                                                             Beneficial          Number of     Beneficial
                                                             Ownership           Shares of     Ownership of
                                                             of Shares           Common        Shares of Common
                                                             of Common           Stock         Stock After Giving
                                    Relationship With        Stock at            Offered       Effect to
Name of Selling Stockholder         The Company              September 20, 1999  For Sale      Proposed Sale
------------------------------------------------------------------------------------------------------------

Aerotek, Inc.                       Service Provider             161,529         161,529                  -
Alliance Advisory Partners, LLC     Consultant                 1,131,987       1,042,639             89,348 (2)
Atlantis Capital Fund, Ltd.                                    7,777,936 (1)   6,314,852 (1)      1,463,084 (3)
Austost Anstalt Schaan                                         8,666,667       8,666,667                  -
Balmore Funds, S.A.                                            8,666,667       8,666,667                  -
Cabot Industrial Trust              Service Provider/Vendor      954,447         954,447                  -
Canadian Advantage Limited
 Partnership                                                   2,901,027 (1)   2,607,716 (1)        293,311 (4)
Columbia Consultants, Ltd.          Service Provider/Vendor       58,009          58,009                  -
Dominion Capital Fund, Ltd.                                    9,450,210 (1)   6,323,938 (1)      3,126,272 (5)
The Endeavour Capital Fund, S.A.                                 345,801 (1)     257,440 (1)         88,361 (2)
Walter Goodman                      Consultant                    73,685          73,685                  -
Gray, Cary Ware & Freden            Service Provider             165,102         165,102                  -
Jay M. Haft                         Chairman of the Board      1,748,681 (6)      65,790          1,682,891 (6)
                                      of Directors
Tom Hall                            Consultant                    54,961          54,961                  -
JDA Advertising                     Service Provider/Vendor      980,159         980,159                  -
Jens Johnson Photography            Service Provider/Vendor       10,768          10,768                  -
Judge Technical                     Service Provider/Vendor      408,000         408,000                  -
KCSA Worldwide                      Service Provider/Vendor      197,959         197,959                  -
Kerison & Willoughby Capital Ltd.
 fbo Hachette Filipacchi Magazines  Service Provider/Vendor      421,053         421,053                  -
Kew Professional                    Service Provider/Vendor       15,107          15,107                  -
Lev, Berlin & Dole, P.C.            Service Provider/Vendor      263,158         263,158                  -
Long Host Limited                   Service Provider/Vendor    2,929,172       2,929,172                  -
McManus & Associates                Consultant                   237,638         237,638                  -
Met Laboratories                    Service Provider/Vendor       53,685          53,685                  -
Tsuneo Mikamo                       Consultant                   450,959         450,959                  -
News USA                            Service Provider/Vendor      776,316         776,316                  -
Oblon, Spivak, McClelland,
 Maier & Neustadt, P.C.             Service Provider/Vendor      129,235         129,235                  -
Portal Publications Ltd.                                         790,412         790,412                  -
Portofino Licensing, Ltd.                                        163,536         163,536                  -
Reiner Associates                   Consultant                    36,843          36,843                  -
SGS U.S. Testing Company            Service Provider/Vendor       19,185          19,185                  -
Signs Now                           Service Provider/Vendor      105,949         105,949                  -
Sonic Design Solutions              Consultant                    81,173          81,173                  -
Sovereign Partners, LP                                        11,207,343 (1)  10,240,054 (1)        967,289 (7)
TAC Engineering Resources           Service Provider/Vendor      200,247         200,247                  -
Tycon Equity Partners, LLC          Consultant                   460,527         460,527                  -
Ultimate Sound                      Service Provider/Vendor       53,158          53,158                  -
UMI Publications                    Service Provider/Vendor       45,790          45,790                  -
Virginia Tech                       Service Provider/Vendor      631,579         631,579                  -
Welty, Shimeall & Associates        Service Provider/Vendor      155,199         155,199                  -
Wilson Sonsini Goodrich & Rosati    Service Provider/Vendor      566,809         566,809                  -
                                                              ----------     -----------          ----------
                TOTAL                                         63,547,668      55,837,112          7,710,556
                                                              ==========     ===========          ==========

(1) Includes each Selling Stockholder's pro rata share of the maximum number of shares of common stock which the Company is obligated to issue upon conversion of the Company's Series F Preferred Stock under the Series F Certificate of Designations. Such pro rata share has been determined for each Selling Stockholder by dividing the number of shares of Preferred Stock acquired by such Selling Stockholder by the total designated number of shares of Series F Preferred Stock (pro rata share of the 8,500 shares of Series F Preferred Stock issued and outstanding to the 12,500 shares of Series F Preferred Stock designated) and each Selling Shareholder's pro rata share of 1,944,000 shares which may be issued to pay the 4% accretion on the stated value of Series F Preferred Stock. The number of shares of Preferred Stock issued upon conversion to any particular Selling Stockholder may be more or less than the amount shown depending on (i) the length of time the Series F Preferred Stock is held, (ii) the conversion price as determined under the Series F Conversion Formula, and (iii) the application of the 35,000,000 share limit on the Company's obligation to issue shares of common stock upon conversion of the Series F Preferred Stock.

(2) Upon completion of the offering, the Selling Stockholder will own less than 0.1% of the Company's issued and outstanding common stock.

(3) Upon completion of the offering, the Selling Stockholder will own 0.8% of the Company's issued and outstanding common stock.

(4) Upon completion of the offering, the Selling Stockholder will own 0.2% of the Company's issued and outstanding common stock.

(5) Upon completion of the offering, the Selling Stockholder will own 1.6% of the Company's issued and outstanding common stock.

(6) Includes 218,500 shares issuable upon the exercise of currently exercisable warrants, 10,000 restricted shares and 1,419,500 shares issuable upon the exercise of currently exercisable options. Upon completion of the offering, the Selling Shareholder will own 0.9% of the Company's issued and outstanding common stock.

(7) Upon completion of the offering, the Selling Stockholder will own 0.5% of the Company's issued and outstanding common stock.


                                  PLAN OF DISTRIBUTION

   The Company has been advised by the Selling Stockholders that there are no underwriting arrangements with respect to the sale of the shares, that such shares will be sold from time to time in the over-the-counter market at then prevailing prices or at prices related to the then current market price or in private transactions at negotiated prices. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Shares of common stock offered hereby may be used to cover short sales or other hedging transactions. From time to time, one or more of the Selling Stockholders herein may pledge, hypothecate or grant a security interest in some or all of the shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed Selling Stockholders for purposes thereof.


                       DESCRIPTION OF SECURITIES TO BE REGISTERED

   This offering consists of 25,744,000 shares of common stock of the Company, which may be issued upon the conversion of issued and outstanding shares of the Company's Series F Preferred Stock. The Company originally issued the Series F Preferred Stock in a private placement exempt from registration under Regulation D of the Securities Act by persons not deemed "affiliates" as that term is defined under the Securities Act.

     In addition, this offering consists of 12,759,778 shares of common stock of the Company that the Company issued to certain consultants, service providers and trade vendors to settle obligations owed to them by the Company.

     This offering also includes 17,333,334 shares of the Company's common stock which the Company issued in exchange for 532 shares of common stock of NCT Audio held by investors.

   All of the foregoing shares of common stock of the Company may be offered for sale by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of such shares.


                         INTERESTS OF NAMED EXPERTS AND COUNSEL

   Matters relating to the legality of 55,837,112 shares of common stock being offered by this prospectus have been reviewed for the Company by its outside counsel, Crowell & Moring LLP.

   The consolidated financial statements of the Company at December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 and the related financial statement schedule included in this prospectus and as exhibits have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their reports included therein (which contains an explanatory paragraph relating to the existence of substantial doubt about the Company's ability to continue as a going concern and which are based in part on the report of Peters Elworthy & Moore, Chartered Accountants). The financial statements and schedule referred to above are included in reliance upon such reports given upon the authority of such firms as experts in auditing and accounting.

   The financial statements of the Company's subsidiary, Noise Cancellation Technologies (Europe) Limited, at December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 included into this prospectus and as exhibits have been audited by Peters Elworthy & Moore, Chartered Accountants, as set forth in their report included therein (which contains a paragraph on the dependence on NCT Group, Inc. for continued financial support) and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                       INFORMATION WITH RESPECT TO THE REGISTRANT

ITEM 1.     THE BUSINESS

A.    General Development of Business

   NCT designs, develops, licenses, produces and distributes electronic systems for Active Wave Management, including systems that electronically reduce noise and vibration. The Company's systems are designed for integration into a wide range of products serving major markets in the transportation, manufacturing, commercial, consumer products and communications industries. The Company has begun commercial application of its technology through a number of product offerings, with in excess of 89 products currently being sold, including NoiseBuster(R) communications headsets and NoiseBuster Extreme!(TM) consumer headsets, Gekko(TM) flat speakers, flat panel transducers, ClearSpeech(R) microphones, speakers and other products, adaptive speech filters, the ProActive(R) line of industrial/commercial active noise reduction headsets, an aviation headset for pilots, an industrial muffler or "silencer" for use with large vacuums and blowers, quieting headsets for patient use in magnetic resonance imaging machines, and an aircraft cabin quieting system.

   In early 1998, the Company introduced the Gekko(TM) flat speakers and the ClearSpeech(R) corporate intranet telephone software (the "I-Phone") which the Company believes will have wide application in the audio and communications industries. As part of its product line expansion plans, the Company introduced over 19 new products and associated accessories during 1998 and has continued product enhancements during 1999.

   In keeping with the direction established in late 1994, during 1997 and 1998 the Company continued the practice of marketing its technology through licensing to third parties for fees and subsequent royalties. During 1997, the Company entered into ten new technology license agreements. During 1998, the Company entered into five new technology license agreements. Also during 1998, the Company received royalties arising out of its cross license agreement with NXT plc (formerly known as Verity Group plc) and New Transducers Ltd. The cross license agreement further allows for sublicensing. See G. "Strategic Alliances" and Note 3 - "Notes to Consolidated Financial Statements." As noted in "Recent Developments," during 1999, the Company has entered into a new technology license agreement with L&H, has expanded its cross-license agreement with NXT plc and has received royalties pursuant to several of its technology license agreements.

   In late 1995, the Company redefined its corporate mission to be the worldwide leader in the advancement and commercialization of Active Wave Management technology. Active Wave Management is the electronic and/or mechanical manipulation of sound or signal waves to reduce noise, improve signal-to-noise ratio and/or enhance sound quality.

   As distribution channels are established and as product sales and market acceptance and awareness of the commercial applications of the Company's technologies build, revenues from technology licensing fees, royalties and product sales are projected to fund an increasing share of the Company's requirements. The revenues from these sources, if realized, will reduce the Company's dependence on engineering and development revenues. This progression is reflected in the revenue percentages discussed briefly below and more fully in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   From the Company's inception in 1983 to December 31, 1998, its operating revenues, including technology licensing fees and royalties, product sales and engineering and development services, have consisted of approximately 26% in product sales, 43% in engineering and development services and 31% in technology licensing fees and royalties. Total revenue for the six months ended June 30, 1999 consisted of approximately 21% in product sales, 20% in engineering and development services and 59% in technology licensing fees and royalties.

   Active noise control offers many advantages over traditional passive methods of noise control such as conventional mufflers, ear protectors and acoustical padding. Active noise control systems: (i) generally reduce only unwanted noise and permit desired sounds such as the human voice, music or warning tones to pass freely, (ii) are more successful in attenuating low frequency noise, (iii) contribute to energy savings and provide other economic benefits in various applications, and (iv) generally are smaller and lighter.

     NCT believes that it has a significant position in Active Wave Management technology, holding 473 patents and related rights and an extensive portfolio of know-how and other unpatented technology.

     The Company also has entered into a number of strategic supply, manufacturing and marketing alliances with leading global companies to commercialize its technology. These strategic alliances historically have funded a majority of the Company's research and development, and provided the Company with reliable sources of components, manufacturing expertise and capacity, as well as extensive marketing and distribution capabilities. NCT has continuing relationships with Walker Manufacturing Company ("Walker") (a division of Tennessee Gas Pipeline Company, a wholly owned subsidiary of Tenneco, Inc.), AB Electrolux ("Electrolux"), Analog Devices, Inc. ("ADI"), Ultra Electronics Ltd. ("Ultra"), The Charles Stark Draper Laboratory, Inc. ("Draper"), Applied Acoustic Research, L.L.C. ("AAR"), Hoover Universal, Inc. ("Hoover") and New Transducers Ltd., among others, in order to penetrate major markets more rapidly and efficiently, while minimizing the Company's own capital expenditures. See G. "Strategic Alliances" and Note 3 - "Notes to Financial Statements."

   An important factor for the Company's continuing development is its ability to recruit and retain key personnel. As of August 31, 1999, the Company had 85 employees, including 49 engineers and associated technical staff members. Among its engineering staff and consultants are several scientists and inventors that the Company believes are preeminent in the active noise and vibration control field worldwide.

   The Company was incorporated in Nevada on May 24, 1983. In April 1985, the Company moved its corporate domicile to Florida and assumed the name Noise Cancellation Technologies, Inc. In January 1987, following the assumption of control of the Company by the present management, it changed its state of incorporation to Delaware. At the annual meeting of stockholders of the Company on October 20, 1998, the stockholders approved changing the name of the Company from Noise Cancellation Technologies, Inc. to NCT Group, Inc. The new name became effective October 21, 1998. The Company filed the appropriate amendment to its Certificate of Incorporation with the Office of the Secretary of State of Delaware to comply with applicable Delaware General Corporation Law.

   NCT's executive offices, research and product development facility are located at 1025 West Nursery Road, Suite 120, Linthicum, Maryland 21090; telephone number (410) 636-8700. NCT maintains sales and marketing offices at One Dock Street, Suite 300, Stamford, Connecticut 06902; telephone number (203) 961-0500. The Company's European operations are conducted through its product development and marketing facility in Cambridge, England. NCT also maintains a marketing facility in Tokyo, Japan. The Company's Advancel operations are conducted in San Jose, California.

   The Company is organized into strategic business units, each of which is targeted to the commercialization of its own products in specific markets. Refer to Note 14 "Notes to Financial Statements" for further information about the Company's business segments.

B.    Business Strategy

   The Company revised its strategy and redefined its mission during 1994 and 1995, expanding its technology development into areas outside of traditional active noise and vibration control in order to address markets having greater opportunities such as communications and audio. The acquisition of certain assets and all of the intellectual property of Active Noise and Vibration Technologies, Inc. ("ANVT") broadened the Company's portfolio of intellectual property and removed restrictions on the Company regarding licensing a series of patents developed by Professor G.B.B. Chaplin relating to active wave management technology, (the "Chaplin Patents") to unaffiliated third parties (see C. "Technology"). The Company can now license the Chaplin Patents directly to unaffiliated third parties, which provides the Company with a greater ability to earn technology licensing fees and royalties from such patents. Thus, while the Company continues to focus on products that the Company believes will generate near term revenue, it is increasing its emphasis on technology licensing fees and royalties. Further, the Company is working continuously to lower the cost of its products and improve their technological performance.

C.    Technology

   Active noise attenuation is not a new idea. Creating a mirror image of an unwanted noise or sound wave and using it to cancel or reduce the original sound wave dates back to the early part of this century. The first systems used a simple "delay and invert" approach and showed some promise, but the prohibitive cost of computing power and the inadequacy of acoustics and related technologies limited their effectiveness.

   In the mid-1970's, a major breakthrough took place with the application of adaptive filters to generate anti-noise. These filters allowed for the development of active control systems that could continuously adapt to changes in noise output both in the external world and from control components. A second breakthrough in the mid-1970's was made by Professor G.B.B. Chaplin. He recognized that many noise sources, particularly machines, exhibit "tonal" or
repetitive  noise.   Chaplin  further  recognized  that  the  predictability  of repetitive noise allows for creation of an accurate anti-noise signal and, therefore, more effective cancellation or attenuation.

   Practical application of this technology was still not possible as the electronic technology available at the time was insufficient for implementation of active noise reduction systems. Since that time, digital computer technology has evolved to the point where cost-effective microprocessors, known as digital signal processors ("DSP"), can perform the complex calculations involved in noise cancellation and reduction. This advance has made it feasible to apply active noise reduction to previously unsolvable problems in low frequency noise at a reasonable cost.

   Active Noise Reduction ("ANR"). Active noise reduction systems are particularly effective at reducing low frequency noise. As opposed to a passive noise control system that is designed to mask a noise, ANR removes a significant portion of the noise energy from the environment by creating sound waves that are equal in frequency but opposite in phase. The illustration which follows shows the relationship, in time, of a noise signal, an anti-noise signal and the residual noise that results when they meet.

                                 ACTIVE NOISE REDUCTION
                                    [GRAPHIC OMITTED]

   Active Wave Management. Active Wave Management is the combination of active noise reduction technology and certain other technologies which results in the electronic and/or mechanical manipulation of sound or signal waves to reduce noise, improve signal-to-noise ratio and/or enhance sound quality.

   Signal Enhancement. Active Wave Management technology also can be used to attenuate unwanted signals that enter into a communications network, as when background noise enters telecommunications or radio systems from a telephone receiver or microphone. The Company has developed patented technology that will attenuate the background noise "in-wire," so that the signals carried by the communications network include less of the unwanted noise, allowing the speaker to be heard more clearly over the network. An application of this technology is in-wire attenuation of siren noise over two-way radio communications between emergency vehicles and dispatchers at hospitals and police or fire stations.

   Silicon Micromachined Microphone ("SMM"). In 1994, NCT purchased the exclusive rights to manufacture and commercialize a silicon micromachined microphone as a technically superior and less expensive alternative to currently available electret microphones. The SMM has potential applications not only in the audible range of frequencies, but in the ultrasonic range as well.

   Adaptive Speech Filter ("ASF"). The adaptive speech filter algorithm removes noise from voice transmissions. ASF parameters can be adjusted to optimize performance for a particular noise, or can be set to provide noise reduction across a wide range of noises. ASF applications include teleconferencing systems, cellular telephones and "airphones," telephone switches, echo cancellers, and communications systems in which background noise is predominant. ASF is currently available for use on three hardware platforms. The Company has added an echo cancellation algorithm which may be combined with ASF on a variety of platforms.

   ClearSpeech(R). The ClearSpeech(R) algorithm removes noise from voice transmissions. ClearSpeech(R) parameters can be adjusted to optimize performance for a particular noise, or can be set to provide noise reduction across a wide range of noises. ClearSpeech(R) applications include teleconferencing systems, cellular telephones and "airphones", telephone switches, echo cancellers and communications systems in which background noise is predominant. ClearSpeech(R) is currently available for use on three hardware platforms. The Company added an acoustic echo cancellation algorithm which runs on various platforms including PCs and fixed and floating DSPs.

   Java Processor Core. Advancel, a majority owned subsidiary of the Company, is a participant in the native Java embedded microprocessor market. The purpose of the Java(TM) (Java is a trademark of Sun Microsystems, Inc.) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has been developing a family of processor cores, which will execute instructions written in both Java bytecode and C (and C++) significantly enhancing the rate of instruction execution, which opens up many new applications. The potential for applications consists of the next generation home appliances and automotive applications, manufacturers of smartcard processors, hearing aids and mobile communications devices.

   NCT Audio. The Company has expanded its flat panel transducer ("FPT") technology to include audio systems for the reproduction of speech and music. The Company is developing Top Down Surround SoundTM ("TDSS(TM)") for the automobile audio market, in both original equipment manufacturer ("OEM") and after-market versions. TDSS(TM) employs FPT technology to produce sound much closer to the listener's ear than conventional speakers. This placement and revolutionary technology allows for a "sweet space" ("Sweet Space(TM)") listening experience as opposed to a conventional speaker system's "sweet spot" listening experience. The Company has also developed flat audio speaker products utilizing FPT technology for commercial and consumer use.

   Flat Panel Transducer. NCT patented FPT technology utilizes piezo electric drivers mounted on flat rigid surfaces to create a unique wide dispersion sound field. Unlike conventional speakers that deliver sound through air in a pistonic fashion, the FPT design delivers sound throughout the surface of the panel being driven. This distributed mode method of delivering wide dispersion sound is what NCT has termed Sweet Space(TM), which floods a room with sound. Uses for FPT technology include home theatre, professional, car and aircraft applications.

D.    NCT Proprietary Rights and Protection

   NCT holds a large number of patents and patent applications. The Company's intellectual property strategy has been to build upon its base of core technology patents with newer advanced technology patents developed by, purchased by or exclusively licensed to the Company. In many instances, the Company has incorporated the technology embodied in its core patents into patents covering specific product applications, including the products' design and packaging. The Company believes this building-block approach provides greater protection to the Company than relying solely on the original core patents. As its patent holdings increase, the Company believes the importance of its core patents will diminish from a competitive viewpoint.

   During 1994, the Company purchased certain assets of ANVT, which included all of ANVT's intellectual property rights. Among the ANVT intellectual property rights were ANVT's interest in the 10 basic Chaplin Patents which are now solely owned by NCT as the sole shareholder of Chaplin Patents Holding Co., Inc. ("CPH"), formerly a joint venture with ANVT. These patents cover inventions made by Professor G.B.B. Chaplin in the late 1970s and early 1980s (some of which have now expired).

   The Chaplin Patents form only one group of core patents upon which NCT's technology is based. In March 1990, the Company acquired exclusive ownership of 10 patents developed under the auspices of the National Research Development Corporation ("NRDC"), an organization sponsored by the British Government. Among other things, the NRDC Patents, of which the Swinbanks and Ross patents are the most important, utilize the adaptive feed forward approach to active noise control. The Swinbanks patent covers an improved method of analyzing the incoming noise or vibration through the use of a "frequency domain" adaptive filter which splits the incoming noise into different frequency bands for analysis and recombines the data to generate the anti-noise signal. The Ross patent covers the use of a "time domain" filter which uses input and error signals to enhance a system's ability to compensate for feedback from actuators to sensors. Without this filter, the system will detect and begin canceling its own self-generated anti-noise.

   As part of the purchase of certain ANVT assets, the Company acquired all the rights to nine inventions previously belonging to the Topexpress Group in the United Kingdom. The international patent coverage of these inventions varies but eight have been granted patent protection with numerous counterpart foreign applications still pending. Among the other intellectual property acquired from ANVT are patents relating to active auto mufflers and noise suppression headrests, several patent applications on advanced algorithms, active noise headsets and many related disclosures and various disclosures in other areas of active attenuation of noise and vibration. Additionally, the Company acquired the rights to three basic inventions known as the Warnaka Patents.

   The Company has built upon these core patents with a number of advanced patents and patent applications. These include the Digital Virtual Earth(TM) patent, which covers digital feedback control, and patents on multi-channel noise control. The Company also has applied for patents on combined feedforward and feedback control, control using harmonic filters, filters for signal enhancement and speech filtering, control systems for noise shaping and others.

   In 1994, the Company obtained a license for the exclusive rights to the silicon micromachined microphone technology developed by Draper in Cambridge, Massachusetts. At this time, four patents describing the basic technology have been issued.

   In 1995, the Company acquired several U.S. patents dealing with ASF which is used in the Company's ClearSpeech(R) product line.

   Since 1996, the Company has been granted 280 new patents in the field of Active Wave Management.

   The Company now holds or has rights to 313 inventions as of July 31, 1999, including 113 United States patents and over 360 corresponding foreign patents. The Company has pending 171 U.S. and foreign patent applications. NCT's engineers have made 151 invention disclosures for which the Company is in the process of preparing patent applications. The Company's presently owned patents have expiration dates ranging from 2000 through 2016, with the majority occurring during or after 2009.

   The Company has been granted the following trademarks:

         Mark                       Field of Use
         ----                       ------------
      NCT logo                      Company logo
      NoiseBuster(R)                headsets
      NoiseEater(R)                 HVAC systems
      ClearSpeech(R)                adaptive speech filter products
      VariActive(R)                 headsets
      ProActive(R)                  headsets

   The Company has also applied for 12 trademarks including:

         Mark                       Field of Use
         ----                       ------------
      NoiseBuster Extreme!(TM)      headsets
      Gekko(TM)                     flat audio speakers
      ArtGekko(TM)                  flat audio speakers
      Sweet Space(TM)               flat audio speakers
      Top Down Surround Sound(TM)   vehicular audio speakers
      X-Static(TM)                  adaptive speech filter products

   No assurance can be given as to the range or degree of protection any patent or trademark issued to, or licensed by, the Company will afford or that such patents, trademarks or licenses will provide protection that has commercial significance or will provide competitive advantages for the Company's products. No assurance can be given that the Company's owned or licensed patents or trademarks will afford protection against competitors with similar patents, products or trademarks. No assurance exists that the Company's owned or licensed patents or trademarks will not be challenged by third parties, invalidated, or rendered unenforceable. Furthermore, there can be no assurance that any pending patent or trademark applications or applications filed in the future will result in the issuance of a patent or trademark. The invalidation, abandonment or expiration of patents or trademarks owned or licensed by the Company and believed by the Company to be commercially significant could permit increased competition, with potential adverse effects on the Company and its business prospects.

   The Company has conducted only limited patent and trademark searches and no assurances can be given that patents or trademarks do not exist or will not be issued in the future that would have an adverse effect on the Company's ability to market its products or maintain its competitive position with respect to its products. Substantial resources may be required to obtain and defend patent and trademark rights of the Company.

   The Company's policy is to enter into confidentiality agreements with all of its executive officers, key technical personnel and advisors, but no assurances can be made that Company know-how, inventions and other secret or unprotected intellectual property will not be disclosed to third parties by such persons.

   Finally, it should be noted that annuities and maintenance fees for the Company's extensive patent portfolio are a significant portion of the Company's annual expenses. If, for the reasons described in Item 7. - "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" below, it becomes necessary for the Company to reduce its level of operations, the Company will not be able to continue to meet the extensive monetary outlay for annuities and maintenance fees to keep all the patents and applications from becoming abandoned and will have to prioritize its portfolio accordingly.

E.    Existing Products

   NCT Hearing Products

   NoiseBuster(R). NCT is currently marketing its NoiseBuster Extreme!(TM) personal active noise reduction headphone for consumers at a suggested retail price of $69. This active headphone selectively reduces unwanted noise generated by aircraft engines, lawnmowers, street traffic, household appliances and other annoying noise sources, while permitting the user to hear desired sounds, such as human conversation, warning signals or music. The product can also be used with an aircraft's in-flight entertainment system or a portable audio device. The Company is marketing the NoiseBuster(R) through distribution channels, including electronics retail stores, specialty catalogues and directly through a toll-free "800" number. Initial product shipments of the original NoiseBuster(R) were made in September 1993. Product shipments of the NoiseBuster Extreme!(TM) began during the first quarter of 1997.

   The NoiseBuster(R) line has been expanded to include communications headsets for cellular, multimedia and telephony. The products will be the first ANR offerings for these applications and will improve speech intelligibility in the presence of background noise. Product shipments began during the first quarter of 1998. A new and improved line will be launched in the second quarter of 1999.

   ProActive(R). In 1995, the Company introduced its ProActive(R) line of active noise reduction headsets for use in commercial and industrial settings.

   NB-PCU. The Company is working with a leading manufacturer and supplier of aircraft cabin products on the integration of NCT's active noise control technology into in-flight passenger entertainment systems. As a component of the system, NCT also has developed a low-cost headset specifically for in-flight use to be used in conjunction with the integrated electronics. NCT's technology electronically reduces aircraft engine noise while enhancing the audibility of desired sounds like speech, music and warning signals. Lowering the engine drone also can help alleviate the anxiety and fatigue often associated with flying. While the system is in use, passengers inside an aircraft cabin can carry on conversations at a comfortable level or hear in-flight movies and music without over amplification and distortion. The system is currently being installed in first and business class cabins on new United Airlines aircraft making long trips and five other international carriers.

   NCT Communications Products

   ClearSpeech(R)-Acoustic Echo Cancellation ("AEC"). AEC removes acoustic echoes in hands-free full-duplex communication systems. AEC is an adaptive, frequency-based algorithm that continuously tracks and updates the changes in the acoustic path between the loudspeaker and the microphone to eliminate the acoustic echo at the source. The algorithm can be changed to accommodate different audio bandwidths and acoustic tail lengths for use in a variety of applications such as cellular telephony, audio and video teleconferencing, computer telephony, gaming and voice recognition.

   ClearSpeech(R)-Compression and TurboCompression ("CTC"). CTC maximizes bandwidth efficiency in wireless, satellite and intra- and Internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. The compression can be combined with ASF technology to further improve the compression rate and voice quality. CTC comes in two versions and can be implemented as either a fixed or variable-rate speech coder. CTC has many applications such as: intranet and Internet telephony, audio and video conferencing, PC voice and music, telephone answering devices, real-time multimedia multitasking, toys and games, and playback devices such as personal device assistants ("PDA") and global positioning satellite ("GPS") Navigation systems.

   NCT Audio Products

   Gekko(TM) flat speaker. In 1998, NCT Audio, a majority owned subsidiary, launched the Gekko(TM) flat speakers and ArtGekko(TM) printed grille collection. This was the first product launched by NCT Audio to the consumer audio market utilizing the Company's patented FPT technology. With this technology, these products deliver Sweet Space(TM) sound that floods the room with sound as opposed to conventional speakers which deliver sound like a spotlight. The Gekko(TM) flat speakers are thin wall hanging speakers that are designed to accept high quality reproductions of the world's most popular artwork, which is the ArtGekko(TM) line of replacement prints and decorative frames. The art is printed on acoustically transparent material, which allows all sound from the flat speaker to pass freely. The images were licensed from several major international publishers who have access to or represent the rights for over three million pieces of art. The initial ArtGekko(TM) collection includes 422 images and 14 different frame styles.

Revenues

   Product Revenues

   The following table sets forth the percentage contribution of the separate classes of the Company's products to the Company's product revenues for the year ended December 31, 1998 and the six months ended June 30, 1999.

                              Year ended            Six months ended
                          December 31, 1998           June 30, 1999
                         ---------------------     --------------------
                          (000's)      As a %      (000's)     As a %
            Products       Amount    of Total       Amount    of Total
                         ---------   ---------     ---------  ---------
      Hearing Products    $ 1,191       56.8%        $  408      33.2%
      Communications          488       23.3%           463      37.7%
      Audio Products          383       18.3%           355      28.9%
      Other                    35        1.6%             2       0.2%
                         ---------   ---------     ---------  ---------
            Total         $ 2,097      100.0%       $ 1,228     100.0%
                         =========   =========     =========  =========

   Technology Licensing Fees and Royalty Revenues

   The following table sets forth the percentage contribution of the separate classes of the Company's technology to the Company's technology licensing and royalty revenue for the year ended December 31, 1998 and the six months ended June 30, 1999.

                              Year ended                Six months ended
                           December 31, 1998              June 30, 1999
                        ------------------------     ------------------------
                         (000's)       As a %         (000's)       As a %
       Technology         Amount      of Total         Amount      of Total
       ----------         ------      --------         ------      --------
       Audio               $   350        43.6%         $   500        14.3%
       Advancel                200        24.9%           1,100        31.4%
       Hearing                  86        10.7%             156         4.4%
       Communications           18         2.2%             863        24.7%
       DMC                       -            -             850        24.3%
       Other                   148        18.6%              32         0.9%
                        -----------  -----------     -----------  -----------
            Total          $   802       100.0%        $  3,501       100.0%
                        ===========  ===========     ===========  ===========

F.    Products Under Development

   NCT Hearing Products

   Advanced Digital Electronic Headsets. NCT is developing advanced headset models using its proprietary digital technology. Management believes that there is a broad market for specialty industrial headsets that will permit factory and assembly workers to operate close to loud machinery in the marine, steel, textile, paper, construction, road building and metalworking industries, among others. Conventional ear muffs and protectors are not as effective as the Company's active headsets, which can selectively block machinery noise while allowing the worker to listen to ordinary human communications and, where appropriate, to hear warning signals, tones or bells. The Company is developing headset models that will operate on a lightweight, rechargeable battery pack, allowing the worker to move freely about the factory.

   Silicon Micromachined Microphone. In 1994, NCT obtained a license to the exclusive rights to manufacture and commercialize a silicon micromachined microphone. A small, compact, surface-mountable silicon actuator, the SMM provides customers with improved and adjustable sensitivity, a low noise floor and resistance to environmental extremes. The ability to integrate additional circuitry on the SMM chip also has proven attractive to potential users. The SMM's low noise floor and adjustable sensitivity improve voice recognition in high ambient noise environments. NCT is working with voice processing and computer hardware companies to utilize the SMM to enhance the performance of their systems. In the first quarter of 1996, NCT released initial prototypes of the devices. In December 1997, the Company announced that Siemens Semiconductors of Siemens AG ("Siemens") had licensed the Company's SMM technology and that Siemens would develop, manufacture and market the SMM. Prototype samples have been received in 1999. Full production is scheduled to commence in 2000.

   NCT Communications

   ClearSpeech(R) Product Line. NCT is continuously improving the quality and functionality of the ClearSpeech(R) Microphone and ClearSpeech(R) Speaker products to improve market penetration. NCT has both ASF and AEC on a variety of DSPs including Analog-Devices' and Texas Instruments' general purpose DSPs so that third party developers may integrate the technology into their applications. NCT also has extended the availability of PC development tools by creating software developer's kits for ASF, AEC and compression.

   NCT Audio

   FPT-based products. NCT Audio began development in 1998 on FPT-based products for use in automotive and aircraft applications. For these markets, the size and weight benefits offered by the technology are nearly as important as the sound quality. Several successful demonstrations of prototype production approaches for these markets were completed in 1998. NCT Audio will continue product development for these products in 1999.

G.    Strategic Alliances

   The Company's transition from a concern primarily engaged in research and development to one engaged in the licensing, production, marketing and sale of Active Wave Management systems has been facilitated by the establishment and maintenance of strategic alliances with major domestic and international business concerns. In exchange for the benefits to such concerns' own products offered by the Company's technology, these alliances under the terms of their joint venture agreements or licenses provide marketing, distribution and manufacturing capabilities for the Company's products and enable the Company to limit the expense of its own research and development activities. In order to ensure dependable sources of supply and to maintain quality control and cost effectiveness for components and integrated circuits incorporated in the Company's systems, an important element of the Company's strategy has been to identify and enter into alliances with integrated circuit manufacturers that will develop and produce custom-made chips for NCT product applications, and with manufacturers of components that will supply and integrate components for NCT systems. The following is a summary of the Company's key alliances:

  ----------------------------------------------------------------------
                                   Date Initial
                                   Relationship
     Key Strategic Alliances       Established        Applications
  ------------------------------- --------------- ----------------------

  Walker Manufacturing Company      Nov. 1989     Mufflers, Industrial
  (a division of Tennessee Gas                    Silencers and Other
  Pipeline Company)                               Vehicular
                                                  Applications

  AB Electrolux                     Oct. 1990     Consumer Appliances

  Ultra Electronics Ltd.            June 1991     Aircraft Cabin
                                                  Quieting Systems

  Analog Devices, Inc.              June 1992     Integrated Circuits
                                                  and Related Products

  The Charles Stark Draper          July 1994     Microphones
  Laboratory, Inc.

  Applied Acoustic Research,        Aug. 1995     TDSS
  L.L.C.

  Hoover Universal, Inc.             May 1996     TDSS
  (a wholly-owned subsidiary of
  Johnson Controls, Inc.)

  New Transducers Ltd.              Mar. 1997     Flat Panel
                                                  Transducers

  Oki Electric Industry Co.,        Oct. 1997     Communications
  Ltd.

  Siemens AG                        Dec. 1997     Microphones

  VLSI Technology, Inc.             Feb. 1998     Communications

  STMicroelectronics SA &           Nov. 1998     Java(TM) platform
      STMicroelectronics S.r.l.
  ----------------------------------------------------------------------

Walker Manufacturing Company (a division of Tennessee Gas Pipeline Company, a wholly-owned subsidiary of Tenneco, Inc.) (U.S.) and Walker Electronic Mufflers, Inc. (a wholly-owned subsidiary of Tennessee Gas Pipeline Company, a wholly-owned subsidiary of Tenneco, Inc.) (U.S.) ("WEM")

   In November 1989, NCT signed its strategic alliance with Walker, a world-leading manufacturer of automotive parts and mufflers. The alliance consisted of a Joint Venture and Partnership Agreement with ownership in the resulting joint venture, Walker Noise Cancellation Technologies ("WNCT"), shared equally between NCT Muffler, Inc. and WEM, a wholly-owned subsidiary of Tennessee Gas Pipeline Company.

   On November 15, 1995, the Company and Walker executed a series of related agreements (the "Restructuring Agreements") regarding the Company's commitment to help fund $4.0 million of product and technology development work and the transfer of the Company's 50% interest in WNCT to Walker. The Restructuring Agreements provided for the transfer of the Company's interest in WNCT (an equally owned partnership between Walker and the Company) to Walker, the elimination of the Company's previously expensed obligation to fund the remaining $2.4 million of product and technology development work, the transfer to Walker of certain Company owned tangible assets related to the business of WNCT, the expansion of certain existing technology licenses and the Company's performance of certain future research and development activities for Walker at Walker's expense.

   WNCT is currently producing and selling industrial silencers on which the Company receives a royalty.

   AB Electrolux (Sweden)

   The Company's relationship with Electrolux, one of the world's leading producers of white goods, was initiated in October 1990. The Company signed its current agreement with Electrolux, a Joint Development and Supply Agreement, in June 1991. This agreement provides for NCT to design, develop and supply active systems for quieting Electrolux products. Electrolux has agreed to purchase the electronic components for its active noise control products exclusively from NCT, provided the Company and its supply joint ventures are price and quality competitive. To date, NCT has completed development of two household appliance products for Electrolux. No date has been established for product introduction.

   Ultra Electronics Ltd. (U.K.)

   Since 1991, NCT and Ultra (and Ultra's predecessor, part of the Dowty Group), have been designing and developing systems to enhance passenger comfort by quieting aircraft passenger compartments in certain propeller-driven aircraft, which Ultra sells to the worldwide turbo-prop aircraft market. In May 1993, Ultra and the Company signed a teaming agreement to produce and install the NCT cabin quieting system on the SAAB 340 aircraft. Deliveries under this agreement began in 1994. In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million. In addition, Ultra will pay the Company a royalty of 1.5% of sales of products incorporating NCT technology beginning in 1998. See Note 3 "Notes to Financial Statements - Joint Ventures and Other Strategic Alliances" for further discussion.

   Analog Devices, Inc. (U.S.)

   In June 1992, NCT and ADI formed an equally owned joint venture to design, develop, and manufacture computer chips to be incorporated in the Company's active noise and vibration control systems. ADI is a leading manufacturer of precision, high-performance integrated circuits used in analog and digital signal processing applications. Under the terms of the agreement, ADI, as a subcontractor to the joint venture, will complete the design and development of specialized chips incorporating NCT's technology.

   The Charles Stark Draper Laboratory, Inc. (U.S.)

   In July 1994, NCT and Draper Laboratory of Cambridge, Massachusetts entered into an agreement whereby NCT became the exclusive licensee to a new silicon micromachined microphone developed by Draper. Under the terms of the agreement and subsequent agreements, Draper will perform engineering services for NCT to further develop the technology. The microphone technology can be used in a wide variety of applications within the acoustic and communications fields.

   Applied Acoustic Research, L.L.C., (US)

   In December 1995, NCT and AAR of State College, Pennsylvania formed a joint venture, OnActive Technologies, L.L.C. ("OAT"), to commercialize advanced audio applications, such as FPT and Top Down Surround Sound (TM) ("TDSS"), into total audio systems and solutions for the ground-based vehicle market. Both partners, who initially owned equal shares of the joint venture, have licensed their proprietary technology to the joint venture.

   In May 1996, Hoover, a wholly-owned subsidiary of Johnson Controls, Inc. ("JCI"), acquired a 15% equity interest in OAT for $1.5 million and acquired rights to certain of the Company's and AAR's related patents for a total of $1.5 million, half of which was paid to the Company and half of which was paid to AAR.

   On October 8, 1998, AAR, NCT Audio and JCI signed a Redemption Agreement, an Amended and Restated License Agreement, a Termination Agreement, and a License Agreement (collectively, the "Termination Agreements") terminating NCT Audio's ownership interest in OAT. NCT Audio had its ownership interest in OAT redeemed by OAT in exchange for the rights and licenses granted NCT Audio under the License Agreement, together with a cash payment of seventy-five thousand dollars ($75,000), the discharge of any indebtedness of NCT Audio to OAT, the license to certain technology in accordance with specific terms and limitations set forth in that certain Aftermarket-TDSS License, and the right to receive twenty-two and one half percent of all royalties to be paid by JCI relating to the licensing of that certain proprietary intellectual property of the Company known as TDSS.

   New Transducers Ltd. (U.K.)

   New Transducers Ltd., a wholly-owned subsidiary of NXT plc, and the Company executed a cross licensing agreement (the "Cross License") on March 28, 1997. Under the terms of the Cross License, the Company licensed patents and patents pending which relate to FPT technology to NXT, and NXT licensed patents and patents pending which relate to parallel technology to the Company. In consideration of the license, during the first quarter 1997, NCT recorded a $3.0 million license fee from NXT and the Company will receive royalties on future NXT licensing and product revenue. On April 15, 1997, NXT plc, NXT and the Company executed several agreements and other documents (the "New Agreements") which terminated the Cross License, and certain related agreements and replaced them with a new cross license (the "New Cross License"), and new related agreements. The material changes effected by the New Agreements included the inclusion of NXT plc as a party along with its wholly-owned subsidiary NXT and providing that the license fee payable to NCT could be paid in ordinary shares of stock. The subject license fee was paid to the Company in ordinary shares of NXT plc stock which were subsequently sold by the Company. On September 27, 1997, NXT plc, NXT, NCT Audio and the Company executed several agreements and other documents, terminating the New Cross License and a related security deed and replacing them with new agreements (respectively, the "Cross License Agreement dated September 27, 1997" and the "Master License Agreement"). The material changes effected by the most recent agreements included an expansion of the fields of use applicable to the exclusive licenses granted to NXT plc and NXT and an increase in the royalties payable on future licensing and product revenues. On February 9, 1999, NCT Audio and NXT expanded the Cross License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems and increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting NXT these expanded licensing rights, NCT Audio received a license fee. See Note 3 - "Notes to Financial Statements - Joint Ventures and Other Strategic Alliances" for further discussion.

   Oki Electric Industry Co., Ltd. ("Oki")

   In October 1997, the Company and Oki executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Oki licensed the Company's ClearSpeech(R) noise cancellation algorithm for integration into large-scale integrated circuits for communications applications. The Company has granted Oki the right to manufacture, use and sell products incorporating the algorithm. The algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications.

   Siemens Semiconductors, Siemens AG

   In December 1997, the Company and Siemens executed a license agreement. Under the terms of the agreement, which included an up-front license fee and future per unit royalties, Siemens licensed the Company's SSM and will develop, manufacture and market such microphones as surface mountable devices. The SMM technology delivers microphone technology on a silicon chip, a breakthrough in the microphone marketplace. Siemens and the Company have targeted the SMM to the multimedia, cellular phone, wireless phone, voice recognition and other related markets. The SMM's small chip dimensions of only 3 mm on each side make it useful for packaging into products with tight size constraints, such as noise canceling ear plugs and hearing aids.

   VLSI Technology, Inc. ("VLSI")

   In February 1998, the Company and VLSI executed a license agreement. Under the terms of the agreement, which included up-front development fees and future per unit royalties, VLSI licensed the Company's ClearSpeech(R) noise cancellation and echo cancellation algorithms for use with VLSI's current and future integrated circuits targeted to the digital cellular and personal communications systems ("PCS") phone market, as well as emerging computer telephony markets. The noise cancellation algorithm is specifically designed to remove background noise from speech and other transmitted signals, greatly improving intelligibility and clarity of communications. The echo cancellation algorithm cancels acoustical echo for hands-free telephony operations including cellular and speaker phones.

   STMicroelectronics SA & STMicroelectronics S.r.l ("ST")

   In November 1998, Advancel and ST executed a license agreement. Under the terms of the agreement, which included a license fee, a minimum royalty within two years and future per unit royalties, ST licensed Advancel's tiny2J(TM) for Java(TM) ("T2J-processor core") to combine it with its proven secure architecture and advanced nonvolatile memory technology, to offer a new generation of secure microcontrollers for smartcard applications. The T2J-processor core is the ideal architecture to accelerate the execution of Javacard(TM)-based smartcard applications such as electronic purse credit/debit card functions, ID cards that provide authorized access to networks and subscriber identification modules that secure certain PCS cellular phones against fraud.

H.    Marketing and Sales

     In addition to marketing its Active Wave Management technology and systems through its strategic alliances as described above, as of August 31, 1999, the Company has an internal sales and marketing force of fifteen employees, nine independent sales representatives, and its executive officers and directors. The independent sales representatives may earn commissions of generally up to 6% of revenues generated from sales of NCT products to customers the sales representatives introduce to NCT and up to 5% of research and development funding revenues provided by such customers.

   Note 15 - "Notes to Financial Statements" sets forth financial information relating to foreign and domestic operations and sales for the years ended December 31, 1996, 1997 and 1998.

   The Company does not have a significant foreign exchange transaction risk because the majority of its non-U.S. revenue is denominated and settled in U.S. dollars. The remaining revenue is in British pounds sterling and the Company's underlying cost is also in pounds sterling, creating a natural foreign exchange protection.

I.          Concentrations of Credit Risk

   The Company sells its products and services to OEMs, distributors and end users in various industries worldwide. As shown below, the Company's five largest customers accounted for approximately 34% of revenues during 1998 and 39% of gross accounts receivable at December 31, 1998. The Company does not require collateral or other security to support customer receivables.

                                        (in thousands of dollars)
                                         As of December 31, 1998,
                                       and for the year then ended
                                       -----------------------------
                                        Accounts
               CUSTOMER                Receivable           Revenue
    --------------------------------   -----------        ----------
    VLSI Technology, Inc.                 $     -            $  285
    TS/2 Inc.                                   9               275
    STMicroelectronics SA and                 246               246
      STMicroelectronics S.r.l
    Telex Communications, Inc.                  -               189
    Cleverdevices Ltd.                         23               119
    All Other                                 438             2,210
                                       -----------        ----------
                              Total       $   716           $ 3,324
                                       ===========        ==========

   During the six months ended June 30, 1999, each of four customers accounted for more than 10% of the revenue recognized; and at June 30, 1999, two customer accounts each exceeded 10% of the total outstanding accounts receivable.

   The Company regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable. When quantifying the realizability of accounts receivable, the Company takes into consideration the value of past due receivables and the collectibility of such receivables, based on credit worthiness.

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables. The Company considers all money market accounts and investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company primarily holds its cash and cash equivalents in two banks.

J.    Competition

   The Company is aware of a number of direct competitors in the field of Active Wave Management. Indirect competition also exists in the field of passive sound and vibration attenuation. The Company's principal competitors in active control systems include Bose Corporation, Group Lotus PLC and Lotus Cars Limited, Lord Corporation, Matsushita Electric Industrial Co., Ltd., Sennheiser Electronic Corp. and Sony Corporation, among others. The Company's principal competitors in other fields of Active Wave Management include IBM Corporation, Lucent
Technologies,  Inc.  and  Texas  Instruments,  Incorporated.  To  the  Company's
knowledge, each of such entities is pursuing its own technology in active control systems, either on its own or in collaboration with others and has recently commenced attempts to commercially exploit such technology. NCT also believes that a number of other large companies, such as the major domestic and foreign communications, computer, automobile and appliance manufacturers, as well as aircraft parts suppliers and manufacturers, have research and development efforts underway in Active Wave Management and active noise and vibration control. Many of these companies, as well as the Company's potential competitors in the passive sound and vibration attenuation field and other entities which could enter the active noise and vibration attenuation field and other fields of Active Wave Management as the industry develops, are well established and have substantially greater management, technical, financial, marketing and product development resources than the Company.

K.    Government Contracts

   The Company has acted as a government subcontractor in connection with its performance of certain engineering and development services. Government contracts provide for their cancellation at the government's sole discretion, in which event the contractor or subcontractor may recover its actual costs up to the date of cancellation, plus a specified profit percentage. Governmental expenditures for defense are subject to the political process and to rapidly changing world events, either or both of which may result in significant reductions in such expenditures in the proximate future. Government contracts are not viewed as a significant part of the Company's business. No such contracts were in effect during 1998 or 1999.

L.    Research and Development

   Company-sponsored research and development expenses aggregated $7.0 million, $6.2 million and $7.2 million for the fiscal years ended December 31, 1996, 1997 and 1998, respectively. Such expenses for the six months ended June 30, 1999 were approximately $3.5 million.

M. Environmental Regulation Compliance

   Compliance with Federal, state and local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, does not have any material effect upon the capital expenditures, earnings or competitive position of the Company.

   Compliance by existing and potential customers of the Company with Federal, state and local laws and regulations pertaining to maximum permissible noise levels occurring from the operation of machinery or equipment or the conduct of other activities could be beneficial to sellers of noise reduction products and enhance demand for certain applications of the Company's technology, as well as products developed or to be developed by the Company. However, at the present time it is premature to determine what quantitative effect such laws and regulations will have on the sale of the Company's products and technology.

N.    Employees

   The Company had 85 employees as of August 31, 1999. None of such employees is represented by a labor union. The Company considers its relationships with employees to be satisfactory.

O.    Acquisitions and Proposed Transactions

   On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel, a Silicon Valley-based developer of microprocessor cores that execute Sun Microsystems' Java(TM) code. The acquisition was pursuant to a stock purchase agreement dated as of August 21, 1998 (the "Stock Purchase Agreement") among the Company, Advancel and certain shareholders of Advancel (the "Advancel Shareholders"). The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock, together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders (individually, an "earnout payment" and collectively, the "earnout payments") based on Advancel's earnings before interest, taxes, depreciation and amortization (as defined in the Stock Purchase Agreement) for each of the calendar years 1999, 2000, 2001 and 2002 (individually, an "earnout year" and collectively, the "earnout years"). While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. If the Advancel Shareholders elect to take payment in the form of shares of the Company's common stock, a formula has been established to determine the number of shares issuable.

     NCT Audio, a majority owned subsidiary of the Company, has signed three letters of intent, an agreement to purchase and one definitive purchase agreement (now expired) pursuant to which it will acquire 100% of the stock or assets of the companies outlined below. Management believes the consummation of these acquisitions will provide significant value creation opportunities. By acquiring companies that specialize in different segments of the audio market in various locations around the world, management believes it can improve profitability of the combined companies by sharing some resources, eliminating redundant expenses and increasing revenue by leveraging each company's distribution channels. Some of the synergistic opportunities that will be achieved with the acquisitions include the ability to:

o    leverage the extensive dealer network;

o gain access to worldwide consumer audio markets and establish automotive audio aftermarket accounts;

o    increase  product  distribution  of  all  acquisition  companies  in  world
     markets;   o  cross-sell   the   acquisition   companies'   products  among
     distribution channels; and

o    maximize the warehousing and distribution facilities.

   Overall, these opportunities are expected to significantly strengthen the distribution network of NCT Audio's product line into the worldwide market.

   On August 14, 1998, NCT Audio agreed to acquire substantially all of the assets of Top Source Automotive, Inc., a wholly-owned subsidiary of Top Source Technologies, Inc. ("TST"). TSA, located in Troy, Michigan, specializes in the design and manufacture of speaker enclosures that maximize audio output for automotive OEMs, Tier One suppliers, and key aftermarket accounts. TSA's systems are factory installed on Chrysler Corporation's ("Chrysler") Wrangler model line and are also offered as dealer installed accessory packages. Earlier on June 11, 1998, NCT Audio had paid a non-refundable deposit of $1,450,000 towards the purchase price. The total purchase price is $10,000,000 and up to an additinal $6,000,000 in possible future cash contingent payments. The shareholders of TST approved the transaction on December 15, 1998.

   NCT Audio then paid TST $2,050,000 on July 31, 1998. The money was held in escrow with all of the necessary securities and documents to evidence ownership of 20% of the total equity rights and interests in TSA. When TST's shareholders approved the transaction, the $2,050,000 was delivered to TST. In return, NCT Audio took ownership of the documentation and securities.

     NCT Audio had an exclusive right, as extended, to purchase the assets of TSA through July 15, 1999. Under the terms of the original agreement, NCT Audio was required to pay TST $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for an extension of such exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay TST a fee of $350,000 consisting of $20,685 in cash, $125,000 of NCT Audio's minority interest in TSA earnings, and a $204,315 note payable, due April 16, 1999. If NCT Audio failed to pay the note by April 16, 1999, (a) the note would begin to accrue interest on April 17, 1999 at the lower of the rate of two times prime rate or the highest rate allowable by law; and (b) the $20,685 and $125,000 portion of the extension fee would no longer be credited toward the $6.5 million purchase consideration due at closing. If NCT Audio failed to pay the note by April 30, 1999, the $204,315 portion of the extension fee would no longer be credited toward the $6.5 million closing amount due. To date, NCT Audio has not paid the note. Further, if NCT Audio failed to close the contemplated transaction by May 28, 1999, NCT Audio would forfeit its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In addition, due to NCT
Audio's failure to close the transaction by March 31, 1999, NCT Audio is required to pay a penalty premium of $100,000 of NCT Audio's preferred stock. In exchange for an extension from May 28, 1999 to July 15, 1999, NCT Audio relinquished 25% of its minority equity ownership in TSA. As a result, NCT Audio now has a 15% minority interest in TSA.

   On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, due primarily to its difficulty in raising the requisite cash consideration. If TSA is sold to another purchaser, NCT Audio will receive its pro rata share (15%) of such consideration.

   On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC. PPI, located in Phoenix, Arizona, designs and manufactures high performance amplifiers, preamplifiers, subwoofers, signal processors and speakers for the automotive audio aftermarket. PPI has a network of over 600 dealers for its products throughout the U.S. NCT Audio will acquire the interest in exchange for shares of its common stock having an aggregate value of $2,000,000. NCT Audio also agreed to retire approximately $8.5 million of PPI debt, but NCT Audio must obtain adequate financing before the transaction can be completed. In addition, NCT Audio provided PPI a working capital loan on June 17, 1998 in the amount of $500,000, which is evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided PPI another working capital loan in the amount of $1,000,000, which is also evidenced by a demand promissory note. The unpaid principal balance of these notes bears interest at a rate equal to the prime lending rate plus one percent (1.0%).

     As noted, the transaction is contingent on NCT Audio obtaining outside financing to retire the PPI debt. On January 6, 1999, the PPI members notified NCT Audio that, while they remain willing to do the transaction, they may choose at some point to abandon the transaction because NCT Audio has not obtained the financing in a timely manner. They also notified NCT Audio that in lieu of the $2,000,000 in NCT Audio common stock, they would insist that NCT Audio pay them that amount in cash at any closing. PPI is currently experiencing significant organizational changes which will likely result in cancellation of the agreement for NCT Audio to acquire the members' interest in PPI. NCT Audio is seeking a substitute acquisition.

     On January 28, 1999, NCT Audio entered into a letter of intent to purchase 100% of the common stock of a premier speaker manufacturer. The proposed acquisition is subject to the approval by stockholders and certain other terms and conditions, including that NCT Audio obtain adequate financing to consummate the transaction. The purchase price is approximately $36.4 million. At closing, approximately $24.5 million will be paid to shareholders of the Third Acquisition. The balance of approximately $11.9 million is to be paid by a four-year, straight-line amortization seller note (payable quarterly) that will have a second lien on the assets of the Third Acquisition. The Third Acquisition is a premier speaker manufacturer for the home consumer market. Ranking among the ten largest speaker manufacturers in the world, the Third Acquisition sells its well-established speaker lines in over fifty countries worldwide. The Third Acquisition's dedication to a continuous cycle of new products for its speaker line allows it to remain a dominant speaker player in the world market. To date, the Company has not been able to obtain the financing to consummate this transaction.

P.    Business Segments

     For a full discussion of business  segments and geographic  areas, see Note
14. - Notes to Financial  Statements - "Business  Segment  Information" and Note
15. - Notes to Financial Statements - "Geographical Information."

Q.    Available Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."


ITEM 2.     PROPERTIES

   The Company's executive office is located at the site of its research and technical support laboratory in Linthicum, Maryland, where it leases approximately 40,000 square feet of space under leases which expire in July 2003. The leases provide for current monthly rentals of approximately $36,000, subject to annual inflationary adjustments.

   The Company's majority owned subsidiary, Advancel, maintains its research and engineering facility in San Jose, California, where it leases approximately 6,000 square feet of space under a lease which expires in August 2000. The lease provides for current monthly rentals of approximately $13,000, subject to annual inflationary adjustments.

   The Company maintains a sales and marketing office in Stamford, Connecticut where it leases approximately 6,400 square feet of space under a lease which expires in February 2001 and provides for a current monthly rental of approximately $7,000, subject to annual inflationary adjustments.

   The Company's European operations are conducted in Cambridge, England where it leases 4,000 square feet of space under a lease which expires in April 2007, and provides for a current monthly rental of approximately $5,000, subject to annual inflationary adjustments.

   The Company maintains a sales and marketing office in Tokyo, Japan, where it leases approximately 800 square feet of space under a lease which expires in May 2000, and provides for a current monthly rental of approximately $3,000.

ITEM 3.     LEGAL PROCEEDINGS

      On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunale di Milano, Milano, Italy. The suit requests the Court to award judgment in favor of Mr. Valerio as follows: (i) establish and declare that a proposed independent sales representation agreement submitted to Mr. Valerio by the Company and signed by Mr. Valerio but not executed by the Company was made and entered into between Mr. Valerio and the Company on June 30, 1992; (ii) declare that the Company is guilty of breach of contract and that the purported agreement was terminated by unilateral and illegitimate withdrawal by the Company; (iii) order the Company to pay Mr. Valerio $30,000 for certain amounts alleged to be owing to Mr. Valerio by the Company; (iv) order the Company to pay commissions to which Mr. Valerio would have been entitled if the Company had followed up on certain alleged contacts made by Mr. Valerio for an amount to be assessed by technicians and accountants from the Court Advisory Service; (v) order the Company to pay damages for the harm and losses sustained by Mr. Valerio in terms of loss of earnings and failure to receive due payment in an amount such as shall be determined following preliminary investigations and the assessment to be made by experts and accountants from the Court Advisory Service and in any event no less than 3 billion Lira; and (vi) order the Company to pay damages for the harm done to Mr. Valerio's image for an amount such as the judge shall deem equitable and in any case for no less than 500 million Lira. The Company has retained the Italian law firm Verusio e Cosmelli, Giovanni Verusio, Esq., a member of that firm, as special litigation counsel to the Company in its defense of this suit. On March 6, 1996, the Company, through its Italian counsel, filed a brief of reply with the Tribunal of Milan setting forth the Company's position that: (i) the Civil Tribunal of Milan is not the proper venue for the suit; (ii) Mr. Valerio's claim is groundless since the parties never entered into an agreement; and (iii) because Mr. Valerio is not enrolled in the official Register of Agents, under applicable Italian law Mr. Valerio is not entitled to any compensation for his alleged activities. A preliminary hearing before the Tribunal was held on May 30, 1996, certain pretrial discovery has been completed and a hearing before a Discovery Judge was held on October 17, 1996. Submission of the parties' final pleadings were to be made in connection with the next hearing which was scheduled for April 3, 1997. On April 3, 1997, the Discovery Judge postponed this hearing to May 19, 1998, due to a reorganization of all proceedings before the Tribunal of Milan. At the hearing on May 19, 1998, the Discovery Judge established dates for the parties to submit final pleadings and set September 22, 1998 as the date to send the case before the Tribunal of Milan sitting in full bench. On May 4, 1999, the Company's Italian law firm informed the Company that the Tribunal of Milan had verbally granted the Company's objection to lack of venue and had consequently rejected Mr. Valerio's claim and awarded the Company expenses in the amount of approximately $7,000. The Company is awaiting the official text of the judgment.

   By a letter dated September 9, 1997, outside counsel to Andrea Electronics Corporation notified the Company that AECorp. believed the Company's use of the term "ANR READY" constituted the use of a trademark owned by AECorp. The Company has also been informed by representatives of existing and/or potential customers that AECorp. has made statements claiming the Company's manufacture and/or sale of certain in-flight entertainment system products may infringe a patent owned by AECorp. On March 25, 1998, the Company received from AECorp.'s intellectual property counsel a letter dated March 24, 1998, announcing and notifying the Company of the issuance of U.S. patent Number 5,732,143 to AECorp. and enclosing a copy of the patent. The subject letter appears to be one of notice and information and did not contain any claim of infringement. Following that date, additional correspondence was exchanged between Company counsel and counsel to AECorp. The Company again was informed by representatives of existing, and/or potential customers that AECorp. was continuing to make statements inferring that the Company's manufacture and/or sale of certain in-flight entertainment system products may infringe patents owned by AECorp. On October 9, 1998, the Board of Directors of the Company authorized the commencement of litigation against AECorp. On November 17, 1998, the Company and NCT Hearing filed a complaint in the United States District Court, Eastern District of New York against AECorp. requesting that the Court enter judgment in their favor as follows: (i) declare that the two subject AECorp. patents and all claims thereof are invalid and unenforceable and that the Company's products do not infringe any valid claim of the subject AECorp. patents; (ii) declare that the subject AECorp. patents are unenforceable due to their misuse by AECorp.; (iii) award compensatory damages in an amount of not less than $5,000,000 as determined at trial and punitive damages of $50,000,000 for AECorp.'s tortious interference with prospective contractual advantages of the Company; (iv) enjoin AECorp. from stating in any manner that the Company's products, or the use of the Company's products, infringe on any claims of the subject AECorp. patents; and (v) award such other and further relief as the Court may deem just and proper.

   On or about December 30, 1998, AECorp. filed its Answer and Counterclaims against the Company and NCT Hearing. In its answer, AECorp. generally denies the Company's and NCT Hearing's allegations, asserts certain procedural affirmative defenses and brings counterclaims against the Company and NCT Hearing alleging that the Company has: (i) infringed the two subject AECorp. patents and AECorp.'s "ANR Ready" mark; (ii) violated the Lanham Act through the Company's use of such mark; and (iii) unfairly competed with AECorp. through the use of such mark. On or about January 26, 1999, the Company and NCT Hearing filed a Reply to AECorp.'s counterclaims generally denying AECorp.'s counterclaims, asserting certain affirmative defenses to AECorp.'s counterclaims and requesting that: (i) the counterclaims be dismissed with prejudice; (ii) the Court enter judgment that the term "ANR Ready" is not a valid trademark; (iii) the Court enter judgment that the Company and NCT Hearing have not infringed any trademark right of AECorp.; (iv) the Court enter judgment that the Company and NCT Hearing have not engaged in any form of federal or state statutory or common law unfair competition; (v) the Court enter judgment that AECorp. is precluded from recovery of any claim of right to the term "ANR Ready" by the equitable doctrine of estoppel; (vi) the Court enter judgment that AECorp. is precluded from recovering any damages from the Company and NCT Hearing by the equitable doctrine of laches; (vii) the Court award the Company and NCT Hearing their costs and reasonable attorneys' fees; and (viii) the Court enter judgment granting the relief requested in the Company's and NCT Hearing's complaint as well as such other and further relief as the Court deems just and proper. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

   On September 16, 1997, Ally Corporation filed suit in a Connecticut federal court against the Company, John J. McCloy II, Michael J. Parrella, Jay M. Haft and Alistair J. Keith, former and current directors of the Company. Ally alleges three claims arising out of an agreement which the Company entered into with ANVT. Under the agreement, the Company had agreed to acquire ANVT's patented and unpatented intellectual property, certain rights and obligations belonging to ANVT under some 21 of its own agreements and certain office and laboratory equipment. The Company paid ANVT $200,000 and issued it 2.0 million shares of the Company's common stock. Ally, an unsecured creditor of ANVT, claimed some interest in the Company's common stock. Ally, an unsecured creditor of ANVT, claimed some interest in the Company's payment to ANVT and alleged fraud, negligent misrepresentation and unfair trade practices against the Company to recover its purported losses. On July 15, 1998, the Company paid Ally $25,000 in settlement of the suit.

   On June 10, 1998, Schwebel Capital Investments, Inc. filed suit against the Company and Michael J. Parrella, President, Chief Executive Officer and a Director of the Company, in the Circuit Court for Anne Arundel County, Maryland. The summons and complaint alleges the Company breached, and Mr. Parrella interfered with, a purported contract entered into "in 1996" between the Company and SCI under which SCI was to be paid commissions by the Company when the Company received capital from investors who purchased debentures or convertible preferred stock of the Company during a period presumably commencing on the date of the alleged contract and allegedly extending at least to May 1, 1998. In this regard, the complaint alleges that SCI by virtue of a purported right of first refusal that the Company did not honor, is entitled to commissions totaling $1,500,000 in connection with the Company's sale of $13,300,000 of preferred stock and a subsidiary of the Company's sale of $4,000,000 of stock convertible into stock of the Company. In the complaint SCI demands judgment against the Company for compensatory damages of $1,673,000, punitive damages of $50,000 and attorneys' fees of $50,000 and demands judgment against Mr. Parrella for compensatory damages of $150,000, punitive damages of $500,000 and attorneys' fees of $50,000 as well as unspecified other appropriate relief. On July 23, 1998, the Company and Mr. Parrella filed a motion to strike the complaint or, in the alternative, to dismiss the tortious interference with contract claim and the punitive damages claim. On or about August 26, 1998 plaintiffs filed an amended complaint and a response to the Company's and Mr. Parrella's motion to strike. On September 15, 1998, the Company and Mr. Parrella filed a motion to strike the amended complaint. On or about September 25, 1998, the Company and Mr. Parrella served the plaintiff with their first request for the production of documents. On November 12, 1998, the Court granted the Company's and Mr. Parrella's motion to dismiss the tortious interference with contracts claim and the punitive damages claim. On or about November 25, 1998, SCI filed a second amended complaint, which abandoned the punitive damages claim and the claim against Mr. Parrella. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

   On June 25, 1998, Mellon Bank FSB filed suit against Alexander Wescott & Co., Inc. and the Company in the United States District Court, Southern District of New York. In the complaint, Mellon demands judgment against AWC and the Company in the amount of $326,000 by reason of its having paid each of AWC and the Company such sum when acting as escrow agent for the Company's private placement of securities with certain institutional investors identified to the Company by AWC. On or about July 27, 1998, AWC filed its Answer, Counterclaim and Cross-claim requesting: (i) dismissal of Mellon's Amended Complaint against AWC;
(ii)  commissions  in the amount of  $688,000  to be paid by the Company to AWC;
(iii) issuance to AWC of 784,905 shares of the Company's common stock registered for resale under the Securities Act; (iv) a declaration that AWC is entitled to retain the $326,000 sought by Mellon; and (v) delivery of a warrant to purchase
461.13 shares of common stock of NCT Audio. On or about August 20, 1998, the Company filed its reply to AWC's cross-claims. Discovery is currently taking place in this action. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment would not have a severe material effect on quarterly operating results.

     On December 15, 1998, Balmore filed suit against the Company's majority owned subsidiary, NCT Audio, and the Company in the Supreme Court of the State of New York County of New York. The complaint alleges an action for breach of contract, common law fraud, negligent misrepresentation, deceptive trade practices under Section 349 of the General Business Law of the State of New York, and money had and received, all arising out of NCT Audio's and the Company's alleged unlawful conduct in connection with an agreement entered into with plaintiffs for the sale of shares of common stock of NCT Audio to the plaintiffs in a private placement in December 1997. In this regard, the complaint alleges that: (i) NCT Audio breached an alleged agreement with plaintiffs to register shares of NCT Audio's common stock purchased by plaintiffs  or,  in the  alternative,  shares  of  the  Company's  common  stock exchangeable for such shares of NCT Audio's common stock under certain circumstances and to pay penalties set forth in the alleged agreement; (ii) that NCT Audio made representations that were materially false and misleading through its facsimiles of non-negotiated agreements as substitutions for the alleged contract between the parties; (iii) that NCT Audio and the Company acted negligently and violated duties of full, fair and complete disclosure to the plaintiffs; (iv) that NCT Audio and the Company engaged in deceptive trade practices under Section 349 of the New York General Business Law; and (v) that as a result thereof, NCT Audio and the Company possess money that in equity and good conscience should not to be retained by NCT Audio and the Company. In the complaint the plaintiffs demand judgment against NCT Audio and the Company: (i) for damages in an amount to be determined but not less than $1,819,000; (ii) for punitive damages in the amount of $3,000,000; (iii) requiring NCT Audio and the Company to register the shares of common stock of NCT Audio held by the plaintiffs; (iv) alternatively, rescission with the return of plaintiffs' $1,000,000 plus interest; (v) for treble damages, reasonable attorney's fees and costs pursuant to Section 349 and 350 of the New York General Business Law; and
(vi) such other and further relief as the Court may deem just and proper. On January 14, 1999, NCT Audio and the Company filed removal papers to move the suit to the United States District Court for the Southern District of New York and on January 22, 1999, NCT Audio and the Company filed with that Court Defendants' Answer, Affirmative Defenses, Counterclaims and Third-Party Complaint. On October 9, 1999, the Company and Balmore agreed, in principle, on a mutual release and settlement, subject to court approval, whereby all charges, claims and counterclaims which have been individually or jointly asserted against the parties will be dropped.

   The Company believes there are no other material patent infringement litigations, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on the financial position and results of operations.

ITEM 4.     MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
            COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

   Prior to the January 6, 1999 delisting of the Company's common stock from NASDAQ's National Market System, the Company's common stock was listed on the NASDAQ/NMS under the symbol "NCTI". See "Risk Factors - Delisting from NASDAQ National Market System." The Company's common stock currently trades on the NASDAQ OTC Bulletin Board under the symbol "NCTI". High and low last sale information for the Company's common stock for specified quarterly periods is set forth below:

                       1999                1998                 1997
                  ---------------     ---------------      ---------------
                   HIGH     LOW        HIGH     LOW         HIGH     LOW
                  ------   ------     ------   ------      ------   ------
 1st Quarter      $0.440   $0.190     $0.938   $0.875      $0.906   $0.375
 2nd Quarter      $0.480   $0.230     $0.719   $0.656      $0.469   $0.219
 3rd Quarter      $0.290   $0.172     $0.563   $0.531      $1.125   $0.219
 4th Quarter      $0.197   $0.172     $0.344   $0.281      $2.031   $0.563
 (1999 through
  October 25,
  1999)

   At October 25, 1999, the last sale price of the Company's common stock was $0.1850.

   At December 31, 1998, there were approximately 40,000 record holders of the Company's common stock.

   The Company has neither declared nor paid any dividends on its shares of common stock since inception. Any decisions as to the future payment of dividends will depend on the earnings and financial position of the Company and such other factors as the Board of Directors deems relevant. The Company anticipates that it will retain earnings, if any, in order to finance expansion of its operations.

   See Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview" for a description of the Company's sales of registered and unregistered securities during the year ended December 31, 1998.


ITEM 5.     DESCRIPTION OF SECURITIES

   This offering consists of 25,744,000 shares of common stock of the Company which may be issued upon the conversion of issued and outstanding shares of the Company's Series F Preferred Stock. The Company originally issued the Series F Preferred Stock in a private placement exempt from registration under Regulation D of the Securities Act by persons not deemed "affiliates" as that term is defined under the Securities Act.

   In addition, this offering consists of 12,759,778 shares of common stock of the Company that the Company issued to certain consultants, service providers and trade vendors to settle obligations owed to them by the Company.

     This offering also includes 17,333,334 shares of the Company's common stock which the Company issued in exchange for 532 shares of common stock of NCT Audio held by investors.

   All of the foregoing shares of common stock of the Company may be offered for sale by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of such shares.

ITEM 6.     SELECTED FINANCIAL DATA

   The selected consolidated financial data set forth below is derived from the historical financial statements of the Company. The data set forth below is qualified in its entirety by and should be read in conjunction with the Company's consolidated "Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this registration statement and prospectus. Operating results for the periods ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

                                     (In Thousands of Dollars and Shares, except per share amount)
                                                       Years Ended December 31,
                                     -------------------------------------------------------------
                                         1994         1995         1996         1997         1998
                                     -------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
REVENUES
 Product Sales                       $   2,337    $   1,589    $   1,379    $   1,720    $   2,097
 Engineering and
  development services                   4,335        2,297          547          368          425
 Technology licensing fees
  and other                                452        6,580        1,238        3,630          802
                                     ----------   ----------   ----------   ----------   ----------
      Total revenues                 $   7,124    $  10,466    $   3,164    $   5,718    $   3,324
                                     ----------   ----------   ----------   ----------   ----------
COSTS AND EXPENSES:
 Cost of product sales               $   4,073    $   1,579    $   1,586    $   2,271    $   2,235
 Cost of engineering and
  development services                   4,193        2,340          250          316          275
 Selling, general and administrative     9,281        5,416        4,890        5,217       11,238
 Research and development                9,522        4,776        6,974        6,235        7,220
 Interest (income) expense, net           (580)         (49)          17        1,397(3)      (429)
 Equity in net (income) loss
  of unconsolidated affiliates           1,824          (80)          80            -            -
 Other (income) expense, net               718          552          192          130       (3,032)(4)
                                     ----------   ----------   ----------   ----------   ----------
      Total costs and expenses       $  29,031    $  14,534    $  13,989    $  15,566    $  17,507
                                     ----------   ----------   ----------   ----------   ----------
 Net loss                            $ (21,907)   $  (4,068)   $ (10,825)   $  (9,848)   $ (14,183)
Less:
 Preferred stock dividend
  requirement                                -            -            -        1,623        3,200
 Accretion of difference between
  carrying amount and redemption
  amount of Redeemable preferred
  stock                                      -            -            -          285          485
                                     ----------   ----------   ----------   ----------   ----------
Net (loss) attributable to
 common stockholders                 $ (21,907)   $  (4,068)   $ (10,825)   $ (11,756)   $ (17,868)
                                     ==========   ==========   ==========   ==========   ==========
Weighted average number of
 common Shares outstanding (1) -
 basic and diluted                      82,906       87,921      101,191      124,101      143,855
                                     ==========   ==========   ==========   ==========   ==========
Basic and diluted net loss
 per share                           $   (0.26)   $   (0.05)   $   (0.11)   $   (0.09)   $   (0.12)
                                     ==========   ==========   ==========   ==========   ==========

                                       Three months ended            Six months ended
                                             June 30,                    June 30,
                                     -----------------------      -----------------------
                                        1998         1999            1998         1999
                                     ----------   ----------      ----------   ----------
                                           (unaudited)                  (unaudited)
                                     -----------------------      -----------------------
STATEMENTS OF OPERATIONS DATA:
REVENUES
 Product sales                       $     664    $     576       $   1,065    $    1,228
 Engineering and development
  services                                 128          366             149         1,175
 Technology licensing fees and other        36          779             346         3,501
                                     ----------   ----------      ----------   -----------
      Total revenues                 $     828    $   1,721       $   1,560    $    5,904
                                     ----------   ----------      ----------   -----------
COSTS AND EXPENSES:
 Cost of product sales               $     567    $     649       $     869    $    1,083
 Cost of engineering and
  development services                     106          395             128           903
 Selling, general and administrative     1,735        2,678           4,454         5,663
 Research and development                1,833        1,745           3,297         3,458
 Other (income)/expense, net            (3,339)(4)      204          (3,382)(4)       307

 Write down of investment in
  unconsolidated affiliates                  -        2,385(5)            -         2,385(5)
 Interest (income)/expense, net            (91)         (33)           (212)          (57)
                                     ----------   ----------      ----------   -----------
      Total costs and expenses       $     811    $   8,023       $   5,154    $   13,742
                                     ----------   ----------      ----------   -----------
 Net income/(loss)                   $      17    $  (6,302)      $  (3,594)   $   (7,838)
Less:
 Preferred stock dividend
  requirement                        $       -    $     134       $   1,690    $    5,240
 Accretion of difference between
  carrying amount and redemption
  amount of redeemable preferred
  stock                                     98           25             483           184
                                     ==========   ==========      ==========   ===========
Net (loss) attributable to
 common stockholders                 $     (81)   $  (6,461)      $  (5,767)   $  (13,262)
                                     ==========   ==========      ==========   ===========
Weighted average number of common
 shares outstanding (1) - basic
 and diluted                           138,073      174,238         135,968       165,247
                                     ==========   ==========      ==========   ===========
Basic and diluted loss per share     $    0.00    $   (0.04)      $   (0.04)   $    (0.08)
                                     ==========   ==========      ==========   ===========

                                                        December 31,
                             ----------------------------------------------------------------
                                1994           1995         1996        1997          1998
                             ----------------------------------------------------------------
BALANCE SHEET DATA:
 Total assets                $  12,371     $   9,583    $   5,881    $  17,361     $  15,465

 Total liabilities               6,903         2,699        3,271        2,984         5,937
 Long-term debt                      -           105            -            -             -
 Accumulated deficit           (68,780)      (72,848)     (83,673)     (93,521)     (107,704)
 Stockholders' equity (2)        5,468         6,884        2,610       14,377         3,426
 Working capital (deficiency)      923         1,734       (1,312)      11,696        (1,187)

                                        June 30, 1999
                                         (unaudited)
                                        -------------
BALANCE SHEET DATA:
 Total assets                             $  18,329

 Total current liabilities                    8,486
 Long-term debt                               1,653
 Accumulated deficit                       (115,542)
 Stockholders' equity (2)                     7,879
 Working capital (deficiency)                (2,382)

(1)Excludes shares issuable upon the exercise of outstanding stock options warrants and convertible preferred stock, since their effect would be antidilutive.
(2)The Company has never declared nor paid cash dividends on its common stock.
(3)Includes interest expenses of approximately $1.4 million relating to the beneficial conversion feature on convertible debt issued in 1997.
(4)Includes a $3.2 million gain from the exercise of an option received from NXT in connection with the cross license agreement entered into by the Company.
(5)Includes a $2.4 million charge in connection with the Company's write down of its investment in TSA to its estimated net realizable value.

ITEM 7.     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
            CONDITION AND RESULTS OF OPERATIONS

A.    Forward-Looking Statements

   Statements in this filing which are not historical facts are forward-looking statements under provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. The Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 1999 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

   Important factors that could cause actual results to differ materially include but are not limited to the Company's ability to: achieve profitability achieve a competitive position in design, development, licensing, production and distribution of electronic systems for Active Wave Management; produce a cost effective product that will gain acceptance in relevant consumer and other product markets; increase revenues from products; realize funding from technology licensing fees, royalties, product sales, and engineering and development revenues to sustain the Company's current level of operation; timely introduce new products; continue its current level of operations to support the fees associated with the Company's patent portfolio; maintain satisfactory relations with its customers; attract and retain key personnel; prevent invalidation, abandonment or expiration of patents owned or licensed by the Company and expand its patent holdings to diminish reliance on core patents; have its products utilized beyond noise attenuation and control; maintain and expand its strategic alliances; and protect Company know-how, inventions and other secret or unprotected intellectual property.

B.    Overview

   As previously disclosed, the Company implemented changes in its organization and focus in late 1994. Additionally, in late 1995 the Company redefined its corporate mission to be the worldwide leader in the advancement and commercialization of Active Wave Management technology. Active Wave Management is the electronic and/or mechanical manipulation of sound or signal waves to reduce noise, improve signal-to-noise ratio and/or enhance sound quality. This redefinition is the result of the development of new technologies, as previously noted, such as ASF, TDSS(TM), FPT, and the SMM, which the Company believes can produce products for fields beyond noise and vibration reduction and control. These technologies and products are consistent with shifting the Company's focus to technology licensing and product marketing in more innovative industries having greater potential for near term revenue generation. The redefinition of corporate mission is reflected in the revised business plan, which the Company began to implement during the first quarter of 1996 and has continued through 1999.

   The Company is continuing the transition initiated in 1995 from a firm focused principally on research and development of new technology to a firm focused on the commercialization of its technology through technology licensing fees, royalties and product sales. Prior to 1995, the Company derived the majority of its revenues from engineering and development funding provided by established companies willing to assist the Company in the development of its active noise and vibration control technology, and from technology licensing fees paid by such companies. The Company's strategy generally has been to obtain technology licensing fees when initiating joint ventures and alliances with new strategic partners. In 1998, the Company received approximately 13% of its operating revenues from engineering and development funding, compared with 6% in 1997. In the six months ended June 30, 1999, 20% of the Company's revenue was from engineering and development services. Revenues from product sales were limited to sales of specialty products and prototypes. Since 1991, revenues from product sales have generally been increasing, although in 1996 product sales declined slightly due to delays in production and reduced pricing of certain products. In 1998, revenues from product sales resumed their year-to-year increase. Management expects that technology licensing fees, royalties and product sales will become the principal source of the Company's revenue as the commercialization of its technology proceeds.

   As a result of the 1994 acquisition of certain ANVT assets, the Company became the exclusive licensee of ten seminal patents, the Chaplin Patents, through its wholly-owned subsidiary, CPH. The Company's ability to license the Chaplin Patents directly to unaffiliated third parties provides the Company with a greater ability to earn technology licensing fees and royalties from such patents. Further, the Company believes that its intellectual property portfolio prevents other competitors and potential competitors in the field of Active Wave Management from participating in certain commercial areas without licenses from the Company.

   As distribution channels are established and as product sales and market acceptance and awareness of the commercial applications of the Company's technologies build as anticipated by management, revenues from technology licensing fees, royalties and product sales are forecasted to fund an increasing share of the Company's requirements. The funding from these sources, if realized, will reduce the Company's dependence on engineering and development funding. The beginning of this process is shown in the shifting percentages of operating revenue, discussed below.

   In January 1998, the Company adopted a plan that management believed would generate sufficient funds for the Company to continue its operations into 1999. The Company did not meet the plan's revenue targets and, as noted below, found it necessary to raise additional capital to fund its operations for 1998 and beyond. Refer to "Liquidity and Capital Resources" below and to Notes 1 and 8 - "Notes to the Financial Statements".

   Success in generating technology licensing fees, royalties and product sales is significant and critical to the Company's success. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues.

   From the Company's inception through December 31, 1998, its operating revenues, including technology licensing fees and royalties, product sales and engineering and development services, have consisted of approximately 26% product sales, 43% engineering and development services and 31% technology licensing fees and royalties. Total revenues for the first six months of 1999 consisted of 21% in product sales, 20% in engineering and development services and 59% in technology licensing fees and royalties.

   The Company has entered into a number of alliances and strategic relationships with established firms for the integration of its technology into products. The speed with which the Company can achieve the commercialization of its technology depends in large part upon the time taken by these firms and their customers for product testing, and their assessment of how best to integrate the Company's technology into their products and manufacturing operations. While the Company works with these firms on product testing and integration, it is not always able to influence how quickly this process can be completed.

     The Company continues to sell NoiseBuster Extreme!(TM) consumer headsets and began shipping Gekko(TM) flat speakers in the third quarter of 1998. The Company is presently selling products through six of its alliances: Walker is manufacturing and selling industrial silencers; Siemens is buying and contracting with the Company to install quieting headsets for patient use in Siemens' magnetic resonance imaging machines; in the fourth quarter of 1994 Ultra began installing production model aircraft cabin quieting systems in the SAAB 340 turboprop aircraft; OKI is integrating ClearSpeech(R) algorithm into large scale integrated circuits for communications applications; and BE Aerospace and Long Prosper are providing NoiseBuster(R) components for United Airlines' and five other international carriers' comprehensive in-flight entertainment and information systems. Management believes these developments and those previously disclosed help demonstrate the range of commercial potential for the Company's technology and will contribute to the Company's transition from engineering and development to technology licensing fees, royalties and product sales.

   The availability of high-quality, low-cost electronic components for integration into the Company's products also is critical to the commercialization of the Company's technology. The Company is working with its strategic partners and other suppliers to reduce the size and cost of the Company's systems, so that the Company will be able to offer low-cost electronics and other components suitable for high-volume production.

   The Company has continued to make substantial investments in its technology and intellectual property and has incurred development costs for engineering prototypes, pre-production models and field testing of several products. During 1994, the Company acquired a license to two patents in the field of micro-machined microphones and concluded the acquisition of all of the patents, know-how and intellectual property of a former competitor, ANVT. During 1995 the Company acquired several U.S. patents dealing with adaptive speech filtering which is used in the Company's ClearSpeech(R) product line. Since 1996, the Company has been granted 280 new patents for various applications in the field of Active Wave Management. Management believes that the Company's investment in its technology has resulted in the expansion of its intellectual property portfolio and improvement in the functionality, speed and cost of components and products.

   The Company has become certified under the International Standards Organization product quality program known as "ISO 9000", and continues to successfully maintain its certification. Since the third quarter of 1994, the Company has reduced its worldwide work force from 173 to 85 employees as of August 31, 1999.

   Because the Company did not meet its revenue targets for 1998, it entered into certain transactions which provided additional funding. These transactions (as defined below) included the Series D Preferred Stock Private Placement, the 1998 NCT Audio Series A Preferred Stock Private Placement, the 1998 Series E Preferred Stock Private Placement, issuance of secured convertible notes and the Series F Preferred Stock Private Placement. All of these transactions are described in greater detail below under "Liquidity and Capital Resources."

     On March 31, 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four (4) DMC network affiliate licenses incorporating DBSS. The exchange of shares of Series E Preferred Stock is in lieu of cash consideration. The DBSS technology was developed by the Company for DMC, a wholly-owned subsidiary of the Company. DMC was incorporated to develop, install and provide an audio/visual advertising medium within commercial/professional settings. DBSS schedules advertisers' customized broadcast messages, which are downloaded via the Internet with the respective music genre of choice to the commercial/professional establishments.

   The Company anticipates the sale of such licenses to approximate $1.0 million each based on regional and commercial/professional settings. The Company has developed standard license agreements to coincide with its current business plan and delineate the extent and nature of the rights and duties of the Company and its licensees. During the three months ended March 31, 1999, the Company, in accordance with its revenue recognition policy, realized only $2.0 million on the issuance of such licenses in consideration of the receipt of 3,600 shares of its Series E Convertible Preferred Stock. During the three months ended June 30, 1999, the Company adjusted such revenue to $0.9 million due to the valuation of additional shares of Series E Preferred Stock issued during the period.

   On March 31, 1999, the Company signed a license agreement with Lernout & Hauspie Speech Products N.V. ("L&H"). The agreement provides the Company with a worldwide, non-exclusive, non-transferable license to selected L&H technology for use in NCT's ClearSpeech(R) products. Further, on April 12, 1999, the Company granted a worldwide, non-exclusive, non-transferable license to L&H. The agreement provides L&H access to NCT's noise and echo cancellation algorithms for use in L&H's technology.

   At the annual meeting of stockholders of the Company on June 24, 1999, the stockholders approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 255,000,000 to 325,000,000. This amendment became effective on July 29, 1999 when the Company filed the appropriate amendment to its Certificate of Incorporation with the Office of the Secretary of State of Delaware to comply with applicable Delaware General Corporation Law.

   On June 24, 1999, the Board of Directors approved the issuance of up to 15,000,000 shares of the Company's common stock to be used to settle certain obligations of the Company due to current cash constraints. In connection therewith, management has negotiated with certain vendors and creditors to settle obligations owed by the Company.

   On August 16, 1999, the Company executed a plan to outsource logistics and downsize its audio, hearing and product support groups. As a result, the Company has reduced its worldwide workforce by approximately 25%.

   Cash and cash equivalents amounted to $0.1 million as of June 30, 1999 and $0.5 million at December 31, 1998. Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees and royalties and product sales and engineering development revenue. Reducing operating expenses and capital expenditures alone may not be sufficient, and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees and royalties and product sales and engineering and development revenue, all of which are presently uncertain. In the event that technology licensing fees, royalties and product sales, and engineering and development revenue are not realized as planned, then management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

   There can be no assurance that funding will be provided by technology license fees, royalties and product sales and engineering and development revenue. In that event, the Company would have to substantially reduce its level of operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies.

   As previously noted, on January 6, 1999, NASDAQ notified the Company that the Company's securities were delisted from NASDAQ effective with the close of business on January 6, 1999. While a delisting of the Company's common stock is not anticipated to have an adverse effect on the Company's operations, it may make it more difficult for the Company to raise additional capital to fund future operations.

   The accompanying consolidated Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at June 30, 1999 about the Company's ability to continue as a going concern. The accompanying consolidated Financial Statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

C.    Results of Operations

   Six months ended June 30, 1999 compared with six months ended June 30, 1998.

   Total revenues for the first six months of 1999 were $5.9 million compared to $1.6 million for the same period in 1998, an increase of $4.3 million or 278%. Revenues for the first six months of 1999 included a net license fee of $0.9 million for DBSS technology and total revenue recognized from STMicroelectronics S.A. ("ST") of $2.0 million.

   Consistent with the Company's objectives, technology licensing fees and royalties increased to $3.5 million in the first six months of 1999 versus $0.3 million for the same period in 1998, an increase of $3.2 million, primarily due to a $0.9 million prepaid royalty and a $0.2 million license fee from ST and a $0.9 million net DBSS license fee. The technology license fee consideration is occasioned by 3,600 shares of Series E Preferred Stock returned to the Company in lieu of cash consideration. The DBSS license includes the rights to exploit the DBSS technology in a specific geographical area within one of four networks. The technology includes hardware, software, rights to practice the intellectual property and the license to deliver music along with advertising content. The Company anticipates the sale of such licenses to approximate $1.0 million each based on regional and commercial/professional settings. During the three months ended March 31, 1999, the Company, in accordance with its revenue recognition policy, realized only $2.0 million on the issuance of such licenses in consideration of the receipt of 3,600 shares of its Series E Preferred Stock. During the three months ended June 30, 1999, the Company adjusted such revenue to $0.9 million, due to the valuation of additional shares of Series E Preferred Stock issued during the period.

     The Company continues to realize royalties from other existing licensees including Ultra, Oki and suppliers to United Airlines and five other carriers. Royalties from these and other licensees are expected to account for a greater share of the Company's revenue in future periods.

   Product sales increased to $1.2 million for the first six months of 1999 versus $1.1 million for the same period in 1998, an increase of $0.1 million or 15%, primarily reflecting increased sales of ClearSpeech(R) and Gekko(TM) flat speakers. Primarily due to an agreement with ST, engineering and development services have increased to $1.2 million compared to $0.1 million for the same period in 1998.

   Cost of product sales was $1.1 million for the first six months of 1999 versus $0.9 million for the same period in 1998, an increase of $0.2 million or 25%, primarily reflecting the increase in product sales and an inventory reserve of $0.2 million for slow moving hearing product inventory. Product margin was 12% for the first six months of 1999 versus 18% during the same period in 1998 due to the above noted inventory reserve offset by the sales mix of more profitable products, particularly the sales of ClearSpeech(R) products and Gekko(TM) flat speakers. Cost of engineering and development services increased to $0.9 million for the first six months of 1999 versus $0.1 million for the same period in 1998, due to the agreement with ST. The gross margin on engineering and development services increased to 23% for the first six months of 1999 from 14% during the same period in 1998 due to more profitable contracts in 1999.

   Selling, general and administrative expenses for the first six months of 1999 were $5.7 million versus $4.5 million for the same period in 1998, an increase of $1.2 million or 27% primarily due to an 11% increase in the number of sales and marketing professionals, additional corporate and marketing efforts in DMC, a new wholly-owned subsidiary of the Company and an increase of $0.5 million in legal expenses.

   Research and development expenditures for the first six months of 1999 were $3.5 million versus $3.3 million for the same period in 1998, an increase of $0.2 million or 5%, primarily due to costs attributable to Advancel Logic Corporation, a subsidiary of the Company acquired in September 1998, and continued efforts to focus on near term product sales and technology licensing fees. The Company continues to focus on products utilizing its hearing, audio, communications and microphone technologies, products which have been developed within a short time period and are targeted for rapidly emerging markets.

   Year ended December 31, 1998 compared with year ended December 31, 1997.

   Total revenues in 1998 decreased by 42% to $3.3 million from $5.7 million in 1997. Total expenses during the same period increased by 12% or $1.9 million, primarily reflecting the increasing efforts in sales and marketing to introduce new products.

   Technology licensing fees and royalties decreased by 78% or $2.8 million to $0.8 million from $3.6 million in 1997. The 1997 amount is primarily due to the $3.0 million technology license fee from Verity and other technology licensing fees aggregating $0.6 million. See Note 3 - "Notes to Financial Statements".

   Product sales increased in 1998 by 22% to $2.1 million from $1.7 million in 1997 reflecting the introduction of the Gekko(TM) flat speakers and increased sales in the NoiseBuster(R) product line and the ClearSpeech(R) product line.

   Revenue from engineering and development services remained constant at $0.4 million primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company.

   Cost of product sales decreased 2% to $2.2 million from $2.3 million in 1997 and the product margin increased to (7)% from (32)% in 1997. The negative margin of $0.1 million and $0.6 million in 1998 and 1997, respectively, were primarily due to reserves for inventory slow movement and tooling obsolescence in the amount of $0.5 million and $0.7 million in 1998 and 1997, respectively, related to the aviation and industrial headset product lines.

   Cost of engineering and development services remained constant at $0.3 million primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company as noted above.

   Selling, general and administrative expenses for the year increased by 115% or $6.0 million to $11.2 million from $5.2 million for 1997 which was primarily due to increased efforts in sales and marketing to introduce new products. Sales and marketing personnel increased by 43% from 1997. In addition, there has been an increase in consultants for the Company's focus on international sales. Advertising increased by 227% or $1.2 million to $1.7 million from $0.5 million primarily due to the introduction of new products through catalogs, mailings and increased participation in trade shows.

   Research and development expenditures for 1998 increased by 16% to $7.2 million from $6.2 million in 1997, primarily due to the acquisition of Advancel.

   Included in the Company's total expenses were non-cash expenditures for depreciation and amortization of $1.0 million for 1998 and $0.9 million in 1997.

   Other income in 1998 was $3.3 million compared to zero in 1997. The 1998 other income consists of the gain the Company realized upon the exercise of a stock option and the subsequent sale of NXT plc ordinary shares. The option had been acquired by the Company in connection with a cross license agreement among the Company, NXT plc and NXT.

     In 1998, interest income increased to $0.4 million from $0.1 million in 1997 principally from funds on hand at the end of 1997.

   The Company has net operating loss carryforwards of $85.8 million and research and development credit carryforwards of $1.6 million for federal income tax purposes at December 31, 1998. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

   Year ended December 31, 1997 compared with year ended December 31, 1996.

   Total revenues in 1997 increased by 81% to $5.7 million from $3.2 million in 1996. Total expenses during the same period increased by 11% or $1.6 million, primarily reflecting the one-time $1.4 million non-cash interest charge associated with the First Quarter 1997 Financing. See Note 8 - "Notes to Financial Statements."

   Technology licensing fees and royalties increased by 193% or $2.4 million to $3.6 million from $1.2 million in 1996. The 1996 amount was derived principally from numerous technology license fees reflecting the Company's continuing emphasis on expanding technology license fee revenue. The 1997 amount is primarily due to the $3.0 million technology license fee from Verity and other technology licensing fees aggregating $0.6 million. See Note 3 - "Notes to the Financial Statements".

   Product sales increased in 1997 by 25% to $1.7 million from $1.4 million in 1996 reflecting increases in NoiseBuster Extreme!(TM) and aviation headset sales.

   Engineering  and development  services  decreased by 33% to $0.4 million from
$0.5  million  in  1996,   primarily  due  to  the  de-emphasis  of  engineering
development funding as a primary source of revenue for the Company.

   Cost of product sales increased 44% to $2.3 million from $1.6 million in 1996 and the product margin decreased to (32)% from (15)% in 1996. The negative margin of $0.6 million in 1997 was primarily due to reserves for inventory movement and tooling obsolescence in the amount of $0.7 million related to the industrial headset product lines. The negative margin in 1996 was primarily due to a lower sales price of the NoiseBuster(R) and a reserve for tooling obsolescence in the amount of $0.3 million.

   Cost of engineering and development services increased 26% to $0.3 million from $0.2 million in 1996 primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company as noted above.

   Selling, general and administrative expenses for the year increased by 7% or $0.3 million to $5.2 million from $4.9 million for 1996 which was primarily due to increased professional fees and related expenses.

   Depreciation and amortization included in selling, general and administrative expenses decreased from $0.5 million in 1996 to $0.4 million primarily due to an increase in fully depreciated machinery and equipment.

   Research and development expenditures for 1997 decreased by 11% to $6.2 million from $7.0 million in 1996, primarily due to limited cash resources during most of 1997 to fund internal development projects.

   In 1997, interest income increased to $0.1 million from near zero in 1996 reflecting the increase in late 1997 of available funds to invest.

   Under all of the Company's existing joint venture agreements at the end of 1997, the Company was not required to fund any capital requirements of these joint ventures beyond its initial capital contribution. In accordance with U.S. generally accepted accounting principles, when the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method of accounting for its investment.

   The Company had net operating loss carryforwards of $76.9 million and research and development credit carryforwards of $1.3 million for federal income tax purposes at December 31, 1997. No tax benefit for these operating losses was recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

D.    Liquidity and Capital Resources

   The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $115.5 million on a cumulative basis through June 30, 1999. These losses, which include the costs for development of products for commercial use, have been funded primarily from
(1) the sale of common stock, including the exercise of warrants or options to purchase common stock, (2) the sale of preferred stock convertible into common stock, (3) technology licensing fees, (4) royalties, (5) product sales, and (6) engineering and development funds received from strategic partners and customers.

   Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees, royalties, product sales and engineering and development revenue. Reducing operating expenses and capital expenditures alone will not be sufficient and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees, royalties product sales and engineering and development services, all of which are presently uncertain. In the event that anticipated technology licensing fees, royalties, product sales and engineering and development services are not realized, then management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

   There can be no assurance that funding will be provided by technology licensing fees, royalties, product sales, engineering and development revenue. In that event, the Company would have to substantially cut back its level of operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies. These uncertainties raise substantial doubt at June 30, 1999, about the Company's ability to continue as a going concern.

   At June 30, 1999, cash was $0.1 million. The available resources were invested in interest bearing money market accounts. The Company's investment objective is preservation of capital while earning a moderate rate of return.

   The Company's deficit in working capital increased to $(2.4) million at June 30, 1999, from $(1.2) million at December 31, 1998. This $1.2 million deterioration was primarily due to a decrease in cash and cash equivalents due to increasing efforts to develop and introduce new product lines and to fund operations for the period.

   During the first six months of 1999, the net cash used in operating activities was $4.5 million, compared to $7.3 million used in operating activities during the same period of 1998. The decrease of $2.8 million was primarily due to the write down of the estimated net realizable investment in TSA.

   Net inventory decreased during the first six months of 1999 by $0.2 million, primarily due to an increase in reserves for slow moving hearing product inventory.

   The net cash provided by financing activities amounted to $5.0 million, primarily due to the $1.5 million convertible notes (see Note 6 - "Notes to the Condensed Consolidated Financial Statements" for further details) and $3.5 million net proceeds from the Series E Preferred Stock financing (see Note 8 - "Notes to the Condensed Consolidated Financial Statements" for further details).

   The Company has no lines of credit with banks or other lending institutions and therefore has no unused borrowing capacity.

   In January 1998, the Company adopted a plan that management believed would generate sufficient funds for the Company to continue its operations into 1999. The Company did not meet the plan's revenue targets for 1998 and, as noted below, found it necessary to raise additional capital to fund it's operations for 1998 and beyond (refer to Notes 1 and 8 - Notes to Financial Statements.).

   Because the Company did not meet its revenue targets for 1998, it entered into certain transactions, which provided additional funding as follows:

   On July 15, 1998, the Company transferred $5,000 and all of the business and assets of its Hearing Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated subsidiary company, NCT Hearing, in consideration for 6,400 shares of NCT Hearing common stock, whereupon NCT Hearing became a wholly-owned subsidiary of the Company. The Company also granted NCT Hearing an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to Hearing Products in consideration for (1) a license fee of $3,000,000 to be paid when proceeds are available from the sale of NCT Hearing common stock, and (2) running royalties payable with respect to NCT Hearing's sales of products incorporating the licensed technology and its sublicensing of such technology. It is anticipated that NCT Hearing will issue additional shares of its common stock in transactions exempt from registration in order to raise additional working capital.

   On July 27, 1998, the Company entered into subscription agreements (the "Series D Subscription Agreements") to sell 6,000 shares of the Company's Series D Preferred Stock having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 Series D Preferred Stock Private Placement"). The sale of 6,000 shares of Series D Preferred Stock having an aggregate $6.0 million stated value was completed on August 6, 1998, and the Company received $5.2 million net proceeds. Each share of the Series D Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series D Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series D Subscription Agreements, the Company is required to file a registration statement ("the Series D Registration Statement") covering the resale of all shares of common stock of the Company issuable upon conversion of the Series D Preferred Stock then outstanding within sixty (60) days after the completion of the 1998 Series D Preferred Stock Private Placement (respectively, the "Series D Filing Date" and the "Series D Closing Date"). The shares of Series D Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety
(90) days after the Series D Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Series D Registration Statement; or (iii) the effective date of the Series D Registration Statement. The Series D Registration Statement became effective on October 30, 1998, and shares of Series D Preferred Stock became convertible on that date. Each share of Series D Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the following formula (the "Series D Conversion Formula"):

                       [(.04) x (N/365) x (1,000)] + 1,000
                       -----------------------------------
                                 Conversion Price
      where

            N = the number of days between (i) the Series D Closing Date, and (ii) the conversion date.

            Conversion
            Price = The greater of (i) the amount obtained by multiplying the Conversion Percentage (which means 80% reduced by an additional 2% for every 30 days that the Registration Statement has not been filed by the Series D Filing
                        Date) in effect as of the conversion date times the average market price for the Company's common stock for the (5) consecutive trading days immediately preceding such date; or (ii) $0.50.

   The conversion terms of the Series D Preferred Stock also provide that in no event shall the Company be obligated to issue more than 12,000,000 shares of its common stock in the aggregate in connection with the conversion of the 6,000 shares of Series D Preferred Stock issued under the 1998 Series D Preferred Stock Private Placement. The Series D Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. Including shares of common stock issued for accretion, as of March 12, 1999, all shares of Series D Preferred Stock have been converted to 12,273,685 shares of NCT common stock.

   On July 27, 1998, NCT Audio entered into subscription agreements (the "NCT Audio Subscription Agreements") to sell 60 shares of NCT Audio's Series A Preferred Stock having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 NCT Audio Series A Preferred Stock Private Placement"). The sale of 60 shares of NCT Audio Series A Preferred Stock having an aggregate $6.0 million stated value was completed on August 17, 1998. NCT Audio received net proceeds of $5.2 million from the 1998 NCT Audio Series A Preferred Stock Private Placement. Each share of the NCT Audio Series A Preferred Stock has a par value of $.10 per share and a stated value of one hundred thousand dollars ($100,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of NCT Audio Series A Preferred Stock is convertible into fully paid and nonassessable shares of NCT Audio's common stock subject to certain limitations. Under the terms of the NCT Audio Subscription Agreements, NCT Audio is required to file a registration statement (the "NCT Audio Registration Statement") covering the resale of all shares of common stock of NCT Audio issuable upon conversion of the NCT Audio Series A Preferred Stock then outstanding by a date (the "Series A Filing Deadline") which is not later than thirty (30) days after the company becomes a "reporting company" under the the Exchange Act. The shares of NCT Audio Series A Preferred Stock become convertible into shares of NCT Audio common stock at any time after the date the company becomes a "reporting company" under the Exchange Act. Each share of NCT Audio Series A Preferred Stock is convertible into a number of shares of common stock of NCT Audio as determined in accordance with the following formula (the "NCT Audio Conversion Formula"):

                     [(.04) x (N/365) x (100,000)] + 100,000
                     ---------------------------------------
                                 Conversion Price

      where

            N = the number of days between (i) the date of completion of the sale of the 60 shares of NCT Audio Series A Preferred Stock being offered; and (ii) the conversion date.

            Conversion
            Price = the greater of (i) the amount obtained by multiplying the Conversion Percentage (which means 80% reduced by an additional 2% for every 30 days that the NCT Audio Registration Statement has not been filed by the Series A Filing Deadline) in effect as of such date times the average market price for NCT Audio's common stock for the (5) consecutive trading days immediately preceding such date; or (ii) the "Floor Price" which means the lowest number per share that will not cause the total number of shares of NCT Audio common stock issuable upon the conversion of 60 shares of NCT Audio Series A Preferred Stock to equal or exceed twenty percent (20%) of the issued and outstanding shares of common stock of NCT Audio on the date of issuance of the NCT Audio Series A Preferred Stock as long as the common stock of NCT Audio is listed on the NASDAQ National Market or the NASDAQ Small Cap Market (there is no "Floor Price" if such listing is not so maintained by NCT Audio).

   The conversion terms of the NCT Audio Series A Preferred Stock also provide that in the event that NCT Audio has not become a "reporting company" under the Exchange Act by December 31, 1998, or the NCT Audio Registration Statement has not been declared effective by the SEC by December 31, 1998, the holder shall be entitled to exchange each share of NCT Audio Series A Preferred Stock for 100 shares of the Company's Series D Preferred Stock and thereafter shall be entitled to all rights and privileges of a holder of the Company's Series D Preferred Stock. On March 30, 1999, holders of 57 shares of NCT Audio Series A Preferred Stock exercised this election and converted their shares into 11.7 million shares of the Company's common stock. As of the date hereof, 3 shares of the NCT Audio Series A Preferred Stock are issued and outstanding.

   On July 29, 1998, the Company initiated a plan to repurchase from time to time up to 10 million shares of the Company's common stock in the open market pursuant to Rule 10b-18 under the Exchange Act or through block trades. As of December 31, 1998, the Company had repurchased 5,607,100 shares of the Company's common stock at per share prices ranging from $0.3438 to $0.6563. The stock repurchase program was terminated on December 30, 1998.

   On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel, a Silicon Valley-based developer of microprocessor cores that execute Sun Microsystems' Java(TM) code. The acquisition was pursuant to a stock purchase agreement dated as of August 21, 1998 among the Company, Advancel and certain shareholders of Advancel. The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders based on Advancel's earnings before interest, taxes, depreciation and amortization (as defined in the Stock Purchase Agreement) for each of the calendar years 1999, 2000, 2001 and 2002. While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. To determine the number of shares of the Company's common stock issuable in connection with an earnout payment, each earnout payment is to be calculated using the average of the closing prices of the Company's common stock for each of the twenty (20) business days following the 21st day after the release of Advancel's audited year-end financials for an earnout year. At that time, Advancel Shareholders will elect to receive payment in cash or common stock of the Company. In the event that the Company is unable to maintain the registration statement covering the resale of 1,786,991 shares effective for at least thirty (30) days, each Advancel Shareholder had the right, until April 15, 1999, to have the Company redeem up to one-third of the initial payment shares acquired by such Advancel Shareholder by paying in cash therefor a sum calculated by using the formula used to determine the number of shares of the Company's common stock to be delivered in payment of the initial payment of $1.0 million. The cost of the acquisition has been allocated to the assets acquired and liabilities assumed based on their fair values as follows:

   Asset acquired and liabilities assumed:

      Current assets                                        $     368,109
      Property, plant and equipment                                 4,095
      Goodwill                                                  1,018,290
      Other assets                                                 13,486
      Current liabilities                                        (485,040)
      Unearned portion of compensatory stock                      141,251
                                                            -------------
      Cost of acquisition (including expenses of $60,191)   $   1,060,191
                                                            =============

   The acquisition has been accounted for as a purchase and, accordingly, the accompanying consolidated Financial Statements include the accounts of Advancel from the date of acquisition.

   On November 24, 1998, the Company paid $1,000 in consideration for a wholly-owned subsidiary, DistributedMedia.com, Inc.. DMC was formed to develop, install and provide an audio/visual advertising medium within commercial/professional settings.

   On December 30, 1998, the Company entered into a series of subscription agreements (the "Series E Subscription Agreements") to sell an aggregate stated value of up to $8.2 million of Series E Preferred Stock in consideration of $4.0 million, in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 Series E Preferred Stock Private Placement"). The sale of 8,145 shares of Series E Preferred Stock having an aggregate of $8.1 million stated value was completed on March 12, 1999. In 1999, the Company received net proceeds of $1.8 million from the 1998 Series E Preferred Stock Private Placement. In addition to the above noted Series E Subscription Agreements, the Company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the above noted dealer, in exchange for an aggregate stated value of $1.7 million of the Company's Series C Preferred Stock held by the three accredited investors. The Company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors through the above noted dealer, in exchange and consideration for an aggregate of 2.1 million shares of the Company's common stock held by the four accredited investors. Each share of the Series E Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series E Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series E Subscription Agreements, the Company is required to file a registration statement ("the Series E Registration Statement") on (i) Form S-3 on or prior to the date which is no more than sixty (60) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock if filed; or (ii) Form S-1 on or prior to a date which is no more than ninety (90) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock, covering the resale of all of the Registrable Securities (the "Series E Closing Date"). The shares of Series E Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety
(90) days after the Series E Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Registration Statement; or (iii) the effective date of the Series E Registration Statement. Each share of Series E Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the following formula (the "Series E Conversion Formula"):

                       [(.04) x (N/365) x (1,000)] + 1,000
                       -----------------------------------
                                 Conversion Price

      where

            N = the number of days between (i) the Series E Closing Date, and (ii) the conversion date.

            Conversion
            Price = the amount obtained by multiplying the Conversion Percentage (which means 80% reduced by an additional
                        2% for every 30 days beyond 60 days from the issuance that the Registration Statement has not been filed by the Company) in effect as of the conversion date times the average market price for the Company's common stock for the (5) consecutive trading days immediately preceding such date.

     The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock issued under the 1998 Series E Preferred Stock Private Placement. The Company is also obligated to pay a 4% per annum accretion on the stated value of Series E Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock. The Series E Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. As of September 17, 1999, holders of 2,308 shares of Series E Preferred Stock have elected to convert their shares into approximately 15.5 million shares of common stock of the Company.

   In connection with the Series E Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such obligation will be triggered in the event that the Company issues 30,000,000 shares on conversion of Series E Preferred Stock.

     On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from day to day in the Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999 on the notes and any future notes, shall be the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded, for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999. The Company and Holder have agreed to extend such date for the purchase of remaining installments of secured convertible notes to Demember 1, 1999. On various dates, the Holder has purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of October 11, 1999, the Company has received proceeds aggregating $3.0 million from the Holder and has issued secured convertible notes with the same terms and conditions of the Note described above.

     On March 31, 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four (4) DMC network affiliate licenses incorporating DBSS. The exchange of shares of Series E Preferred Stock is in lieu of cash consideration. The DBSS technology was developed by the Company for DMC, a wholly-owned subsidiary of the Company. DMC was incorporated to develop, install and provide an audio/visual advertising medium within commercial/professional settings. DBSS schedules advertisers' customized broadcast messages, which are downloaded via the Internet with the respective music genre of choice to the commercial/professional establishments.

   The Company anticipates the sale of such licenses to approximate $1.0 million each based on regional and commercial/professional settings. The Company has developed standard license agreements to coincide with its current business plan and delineate the extent and nature of the rights and duties of the Company and its licensees. During the three months ended March 31, 1999, the Company, in accordance with its revenue recognition policy, realized only $2.0 million on the issuance of such licenses in consideration of the receipt of 3,600 shares of its Series E Preferred Stock. During the three months ended June 30, 1999, the Company adjusted such revenue to $0.9 million due to the valuation of additional shares of Series E Preferred Stock issued during the period.

     On August 10, 1999, the Company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer (the "1999 Series F Preferred Stock Private Placement"). The Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate of $8.5 million stated value. At the Company's election, the investors may invest up to an additional $4.0 million in cash or in kind, at a future date. Each share of the Series F
Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock, subject to certain limitations. Under the terms of the Series F Subscription Agreement, the Company is required to file a registration statement ("the Series F Registration Statement") on Form S-1 on or prior to a date which is no more than forty-five
(45) days from the date that the Company has issued a total of 1,000 shares of Series F Preferred Stock, covering the resale of all of the registrable securities (the "Series F Closing Date"). The shares of Series F Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) forty-five (45) days after the Series F Closing Date; (ii) five
(5) days after the Company receives a "no review" status from the SEC in connection with the Series F Registration Statement; or (iii) the effective date of the Series F Registration Statement. Each share of Series F Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the following formula (the "Series F Conversion Formula"):

                       [(.04) x (N/365) x (1,000)] + 1,000
                       -----------------------------------
                                 Conversion Price

      where

            N = the number of days between (i) the Series F Closing Date, and (ii) the conversion date.

            Conversion
            Price = the the amount obtained by multiplying the Conversion Percentage (which means 80% reduced by an additional 2% for every 30 days beyond 60 days from the issuance that the Series F Registration Statement has not been filed by the Company) in effect as of the conversion date times the average market price for the Company's common stock for the five (5) consecutive trading days immediately preceding such date.

   The conversion terms of the Series F Preferred Stock also provide that in no event shall the Company be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of the 12,500 shares of Series F Preferred Stock issued under the 1999 Series F Preferred Stock Private Placement. The Company is also obligated to pay a 4% per annum accretion on the stated value of Series F Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock. The Series F Subscription Agreement also provides that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. As of the date hereof, no shares of Series F Preferred Stock have been converted to NCT common stock.

   In connection with the Series F Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such obligation will be triggered in the event that the Company issues 35,000,000 shares on conversion of Series F Preferred Stock.

   The accompanying Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at June 30, 1999 about the Company's ability to continue as a going concern. The accompanying Financial Statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

   In early 1999, the Company implemented a plan that management believes should generate sufficient additional funds for the Company to continue its operations into 1999. Under this plan, the Company needs to generate approximately $22.7 million to fund its operations in 1999. Included in such amount is approximately $10.8 million in sales of new products and approximately $11.9 million of technology licensing fees and royalties. This amount excludes any revenues or cash inflows from the anticipated pending acquisitions of the Company's subsidiary, NCT Audio. The Company believes that it can generate these funds from 1999 operations, although there is no certainty that the Company will achieve this goal. Success in generating technology licensing fees, royalties and product sales is significant and critical to the Company's ability to succeed. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues. If, during the course of 1999, management of the Company determines that it will be unable to meet or exceed the plan discussed above, the Company will consider cost reductions and/or additional financing alternatives. The Company will monitor its performance against the plan on a monthly basis and, if necessary, reduce its level of operations accordingly. The Company believes that the plan discussed above constitutes a viable plan for the continuation of the Company's business into 2000. See "Forward-Looking Statements" above.

     There can be no assurance that additional funding will be provided by technology licensing fees, royalties and product sales and engineering and development revenue or additional capital. In that event, the Company would have to cut back its level of operations substantially in order to conserve cash. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. See Note 1 - Notes to Financial Statements.

   The Company believes that the level of financial resources available to it is an essential competitive factor. The Company may elect to raise additional capital, from time to time, through equity or debt financing in order to capitalize on business opportunities and market conditions.

E.    Capital Expenditures

   The Company intends to continue its business strategy of working with supply, manufacturing, distribution and marketing partners to commercialize its technology. The benefits of this strategy include: (i) dependable sources of electronic and other components, which leverages on their purchasing power, provides important cost savings and accesses the most advanced technologies;
(ii) utilization of the manufacturing capacity of the Company's allies, enabling the Company to integrate its active technology into products with limited capital investment; and (iii) access to well-established channels of distribution and marketing capability of leaders in several market segments.

   There were no material commitments for capital expenditures as of June 30, 1999, and no material commitments are anticipated in the near future except for the proposed acquisition transactions, subject to obtaining financing, as outlined in "The Business - Acquisitions and Proposed Transactions".

F.    Year 2000 Compliance

   The Company believes the cost of administrating its Year 2000 Compliance program will not have a material adverse impact on future earnings. However, the potential costs and uncertainties associated with any Year 2000 Compliance program will depend on a number of factors, including software, hardware and the nature of the industry in which the Company, its subsidiaries, suppliers and customers operate. In addition, companies must coordinate with other entities with which they electronically interact, such as customers, suppliers, financial institutions, etc. The Company estimates that potential costs will not exceed $0.1 million.

   Although the Company's evaluation of its systems is still in process, there has been no indication that the Year 2000 Compliance issue, as it relates to internal systems, will have a material impact on future earnings. While the Company is not aware of any material Year 2000 Compliance issues at its customers and suppliers, such potential problems remain a possibility and could have a material adverse impact on the Company's future results. The Company estimates completion of the evaluation process by December 1, 1999.


ITEM 8.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
            ACCOUNTING AND FINANCIAL DISCLOSURE

   There have been no disagreements with independent accountants on accounting and financial disclosure matters as of the Company's 1998 10-K filing, filed as of April 1, 1999.

ITEM 9.     DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

   The following table sets forth the names, ages, positions and the offices held by each of the executive officers and directors of the Company as of April 9, 1999. At the annual meeting of stockholders of the Company held on June 24, 1999, each of the directors was reelected to serve as director of the Company until the next annual meeting of stockholders and until his successor is elected and qualified.

      Name                   Age             Positions and Offices

      Jay M. Haft            63   Chairman of the Board of Directors
      Michael J. Parrella    51   President, Chief Executive Officer and
                                  Director
      Irene Lebovics         46   Executive Vice President, Marketing
      Cy E. Hammond          44   Senior Vice President, Chief Financial
                                  Officer
      Paul Siomkos, P.E.     52   Senior Vice President, Operations
      Michael A. Hayes,      46   Senior Vice President, Chief Technical
      Ph.D.                       Officer
      Irving M. Lebovics     48   Senior Vice President, Global Sales
      John J. McCloy II      61   Director
      Samuel A. Oolie        62   Director
      Stephan Carlquist      43   Director

   Jay M. Haft currently serves as Chairman of the Board of Directors of the Company. He served as President of the Company from November 1994 to July 1995. He is also a Director of the Company's subsidiary, NCT Audio, a position which he has held since August 25, 1997. In addition, Mr. Haft is a Director of the Company's subsidiary, NCT Hearing, a position to which he was appointed on July 15, 1998. Mr. Haft is a strategic and financial consultant for growth stage companies. He is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading edge medical technology companies and technical product, service and marketing companies. He is a Managing General Partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is also a Director of numerous other public and private corporations, including Robotic Vision Systems, Inc. (OTC), DCAP Group, Inc. (OTC), Encore Medical Corporation
(OTC), PC Service Source, Inc. (OTC), DUSA Pharmaceuticals, Inc. (OTC), Oryx Technology Corp. (OTC), and Thrift Management, Inc. (OTC). He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of such firm (1989-1994), and prior to that a founding partner of Wofsey, Certilman, Haft et al (1966-1988). He is a former member of the Florida Commission for Government Accountability to the People and Treasurer of the Miami City Ballet.

   Michael J. Parrella currently serves as President, Chief Executive Officer and Director of the Company. He was elected President and Chief Operating Officer of the Company in February 1988 and served in that capacity until November 1994. From November 1994 to July 1995 Mr. Parrella served as Executive Vice President of the Company. He initially became a Director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board and to raise new capital to restructure the Company and its research and development efforts. Mr. Parrella was appointed a Director on August 25, 1997, and serves as Chief Executive Officer and Acting President of NCT Audio, a position to which he was elected on September 4, 1997. In addition, Mr. Parrella is a Director of NCT Hearing, a position to which he was appointed on July 15, 1998. Mr. Parrella served as Chairman of the Board of Environmental Research Information, Inc., an environmental consulting firm, from December 1987 to March 1991.

   Irene Lebovics currently serves as Executive Vice President, Marketing and Communications, and President of NCT Hearing, a wholly-owned subsidiary of the Company. She joined the Company as Vice President of NCT and President of NCT Medical Systems (NCTM) in July 1989. In March 1990, NCTM became part of NCT Personal Quieting and Ms. Lebovics served as President. In January 1993, she was appointed Senior Vice President of the Company. In November 1994, Ms. Lebovics became President of NCT Hearing. From August 1, 1995, to May 1, 1996, she also served as Secretary of the Company. Ms. Lebovics has held various positions in product marketing with Bristol-Myers, a consumer products company, and in advertising with McCaffrey and McCall. On April 13, 1999, Ms. Lebovics was elected Secretary of the Company. Irene Lebovics is the spouse of Irving M. Lebovics, Senior Vice President, Global Sales.

   Cy E. Hammond currently serves as Senior Vice President, Chief Financial Officer of the Company. He joined the Company as Controller in January 1990 and was appointed a Vice President in February 1994. Mr. Hammond also serves as Acting Chief Financial Officer and Treasurer of NCT Audio, a position to which he was elected on September 4, 1997. During 1989, he was Treasurer and Director of Finance for Alcolac, Inc., a multinational specialty chemical producer. Prior to 1989 and from 1973, Mr. Hammond served in several senior finance positions at the Research Division of W.R. Grace & Co., the last of which included management of the division's worldwide financial operations.

   Paul Siomkos, P.E., joined NCT in April 1998 as Senior Vice President of Operations. Prior to NCT, Mr. Siomkos held the position of Director of Operations at Perkin-Elmer, a major technology product manufacturer. For more than 20 years, Mr. Siomkos managed a production volume in excess of $250 million. Mr. Siomkos holds a Bachelor's in Mechanical Engineering from the City College of New York, a Master's in Industrial Engineering from Columbia University and an MBA in Finance from the University of Connecticut. He is also a licensed Professional Engineer.

   Michael A. Hayes, Ph.D., currently serves as Senior Vice President, Chief Technical Officer after joining the Company in 1996. During 1995 and 1994, Dr. Hayes served as Deputy Project Director, Research Support for Antarctic Support Associates, with operations in Chile, New Zealand, Australia, and Antarctica. From 1991 to 1994, he served as Deputy Program Manager, Special Payloads, for Martin Marietta Government Services (formerly General Electric Government Services) while directly managing critical spacecraft sub-system and instrument development for Goddard Space Flight Center. Prior to 1991, Dr. Hayes served as a research faculty member at Georgia Institute of Technology, and as a Senior Process Engineer at Texas Instruments.

   Irving M. Lebovics currently serves as Senior Vice President, Global Sales. He joined the Company in February 1998 as Vice President, Worldwide Sales. From January 1996 to February 1998, Mr. Lebovics was a principal of Enhanced Signal Processing which exclusively sold the Company's technologies to large original equipment manufacturers. From 1993 to 1996, Mr. Lebovics served as Vice
President of Sales for Kasten Chase Applied Research, a wide area network hardware and software provider to companies such as Dow Jones and the Paris and Madrid stock exchanges. From 1985 to 1993, Mr. Lebovics served as Vice President of Sales for Relay Communications, a provider of PC-to-mainframe communications software and Microcom, Inc. (which acquired Relay Communications), a leading provider of modems and local area network equipment including bridges and routers. Irving M. Lebovics is the spouse of Irene Lebovics, Executive Vice President of the Company.

   John J. McCloy II currently serves as a Director of the Company. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as its Chairman of the Board from September 1986 to November 1994. Additionally, he served as Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Mr. McCloy was appointed a Director of the Company's subsidiary, NCT Audio, on November 14, 1997. Since 1981, he has been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is also a director of American University in Cairo, the Sound Shore Fund, Inc., and the Atlantic Council.

   Sam Oolie currently serves as a Director of the Company. Mr. Oolie also serves as a Director of the Company's subsidiary, NCT Audio, a position to which he was appointed on September 4, 1997. He is Chairman and Chief Executive
Officer of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held that position since August 1995. He is also Chairman of Oolie Enterprises, an investment company, and has held that position since July 1985. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He has also served as a director of CFC Associates, a venture capital partnership, from January 1984 to December 1998.

   Stephan Carlquist was elected as a Director of the Company on July 14, 1997, and currently serves as a Director of the Company. Mr. Carlquist also currently serves as a Director of NCT Audio since his appointment on November 14, 1997. He is President of Electrolux IT Solutions with worldwide responsibility for IT Services within the Electrolux Group and has held this position since June 1998. From 1993 to June 1998, Mr. Carlquist was President of ABB Financial Services, Inc. (USA), one of four business segments in the ABB Group and from June 1990 to June 1998, he was as well President of ABB Treasury Center (USA), Inc. From April 1988 to 1990, he was Executive Vice President of ABB World Treasury Center, Zurich, and from April 1986 to April 1988, he was the President of the Geneva branch of ASEA Capital Corporation. Mr. Carlquist joined ASEA AB in September 1983 as Manager, International Cash Management and served in that capacity until April 1986. From February 1981 to April 1983, he was employed as a Foreign Exchange Manager/Cash Manager at Atlas Copco AB.

ITEM 10.    EXECUTIVE COMPENSATION

A.    Executive Compensation and Summary Compensation Table

   Set forth below is certain information for the three fiscal years ended December 31, 1998, 1997 and 1996 relating to compensation received by the Company's Chief Executive Officer and all executive officers of the Company other than the Chief Executive Officer (collectively the "Named Executive Officers") whose total annual salary and bonus for the fiscal year ended December 31, 1998 exceeded $100,000 for services rendered in all capacities.



                                                                                       Securities
                                                                                       Underlying
                                                                   Other Annual        Options/Warrants    All Other
Name and Principal Position      Year    Salary($)    Bonus($)     Compensation($)     SARs(#)             Compensation
-----------------------------------------------------------------------------------------------------------------------

Michael J. Parrella              1998    $120,000     $205,889       $20,615           12,000,000 (2)      $ 5,918 (4)
  President and                  1997     120,000      243,058        15,348            3,062,500 (3)        5,218 (4)
  Chief Executive Officer (1)    1996     120,000      106,885        15,348              475,000            5,218 (4)

Paul D. Siomkos                  1998     105,192       78,125 (5)     8,367            1,000,000 (2)            -
  Senior Vice President,         1997           -            -             -                    -                -
  Operations                     1996           -            -             -                    -                -

Cy E. Hammond                    1998      94,000       42,570        12,000              500,000 (2)            -
  Senior Vice President,         1997      94,000       65,939             -              150,000 (6)            -
  Chief Financial Officer        1996      94,000            -             -                    -                -

Irving M. Lebovics               1998      89,583 (7)        -        27,917              600,000 (2)            -
  Senior Vice President,         1997           -            -             -              100,000 (7)            -
  Global Sales                   1996           -            -             -              100,000 (7)            -

John B. Horton                   1998     105,000            -        12,000              200,000 (2)            -
  Senior Vice President,         1997     105,000       50,000             -              325,000 (10)           -
  General Counsel and Secretary  1996     116,932 (9)        -             -                    -                -

Irene Lebovics                   1998     105,000            -        12,000            2,000,000 (2)            -
  Executive Vice President, and  1997     105,000            -             -              301,250 (11)           -
  President of NCT Hearing       1996     105,000            -             -                    -                -
  Products, Inc.

(1) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17, 1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief Executive Officer. From July 17, 1996 to June 19, 1997, the authority and responsibility of the Chief Executive Officer were delegated by the Board of Directors to the Executive Committee consisting of Messrs. Haft and Parrella with Mr. Haft serving as the Committee's Chairman. Mr. Parrella was elected Chief Executive Officer on June 19, 1997.

(2) Refer to "Options and Warrants Granted in 1998" table and the footnotes thereto. On December 4, 1998, the following options were cancelled: as to Mr. Parrella, 6,000,000 shares; as to Mr. Siomkos, 500,000 shares; as to Mr. Hammond, 250,000 shares; as to Mr. Lebovics, 300,000 shares; as to Mr. Horton, 100,000 shares; and as to Ms. Lebovics, 1,000,000 shares.

(3) Includes a warrant to purchase 862,500 shares of the Company's common stock and an option to purchase 250,000 shares of the Company's common stock as new grants due to the extension of the expiration dates for an additional two years.

(4) Consists of annual premiums for a $2.0 million personal life insurance policy paid by the Company on behalf of Mr. Parrella.

(5) Represents the fair market value on the date of grant of 100,000 shares of the Company's common stock issued in connection with his offer of employment.

(6) Includes a warrant to purchase 25,000 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

(7) From January 1, 1996 to February 12, 1998, services were rendered to the Company by Enhanced Signal Processing ("ESP"), a firm in which Mr. Lebovics was a principal. During that period, ESP received $0.5 million from the Company, which included but was not limited to Mr. Lebovics' services. While employed by ESP, ESP received options to purchase 400,000 shares of the Company's common stock of which options to purchase 200,000 shares were assigned to Mr. Lebovics.

(8) Mr. Horton resigned as Senior Vice President, General Counsel and Secretary on February 19, 1999. Ms. Lebovics was elected Secretary of the Company on April 13, 1999.

(9) Mr. Horton was elected Senior Vice President, General Counsel and Secretary of the Company on May 6, 1996. Services were rendered by Mr. Horton as a consultant to the Company for the period January, 1995 through April, 1996.

(10) Includes an option to purchase 200,000 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

(11) Includes a warrant to purchase 201,250 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

Stock Options and Warrants

   The following table summarizes the Named Executive Officers' stock option and warrant activity during 1998:

                          Options and Warrants Granted in 1998

                                                                                     Potential Realized Value
                                                                                     at Assumed Annual
                      Underlying     Total Options                                   Rates of Stock Price
                      Options        and Warrants                                    Appreciation for Option
                      and            Granted to      Exercise                        and Warrant Term (6)
                      Warrants       Employees       Price       Expiration       -------------------------------
Name                  Granted        in 1998         Per Share   Date                  5%            10%
-------------------   ----------     -------------   ---------   ----------       -------------------------------

Michael J. Parrella   6,000,000 (1)     27.3%        $0.3125     01/14/08         $1,045,296      $2,563,715
                      6,000,000 (2)     27.3%         1.0625         -   (2)               - (2)           - (2)

Paul D. Siomkos         500,000 (3)      2.3%         0.3125     04/19/08             87,108         213,643
                        500,000 (2)      2.3%         0.7813         -   (2)               - (2)           - (2)

Cy E. Hammond           250,000 (4)      1.1%         0.3125     02/13/08             43,554         106,821
                        250,000 (2)      1.1%         1.0313         -   (2)               - (2)           - (2)

Irving M. Lebovics      300,000 (5)      1.4%         0.3125     02/13/08             52,265         128,186
                        300,000 (2)      1.4%         1.0313         -   (2)               - (2)           - (2)

John B. Horton          100,000 (4)      0.5%         0.3125     02/13/08             17,422          42,729
                        100,000 (2)      0.5%         1.0313         -   (2)               - (2)           - (2)

Irene Lebovics        1,000,000 (4)      4.5%         0.3125     02/13/08            174,216         427,286
                      1,000,000 (2)      4.5%         1.0313         -   (2)               - (2)           - (2)

(1) Options to purchase these shares were granted pursuant to the 1992 Plan, of which an option to purchase 2,000,000 shares is currently exercisable and the remaining amount vest over the passage of time.

(2)  Options to purchase these shares were cancelled on December 4, 1998.

(3) Options to purchase these shares were granted pursuant to the 1992 Plan and in connection with an offer of employment and vest 25% immediately and 25% on the anniversary date each year following.

(4) Options to purchase these shares were granted pursuant to the 1992 Plan and vested 20% on October 20, 1998 upon the Company's stockholders' approval of the increase in the number of shares of the Company's common stock included in the 1992 Plan. The remaining amount vest 20% on the anniversary date of each grant.

(5) Options to purchase these shares were granted pursuant to the 1992 Plan and vested 25% on October 20, 1998 upon the Company's stockholders' approval of the increase in the number of shares of the Company's common stock included in the 1992 Plan. The remaining amount vest 25% on the anniversary date of each grant.

(6) The dollar amounts on these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price.

                    1998 Aggregated Options and Warrant Exercises and
                       December 31, 1998 Option and Warrant Values

                                                   Number of Shares
                    Number                         Underlying                       Value of Unexercised
                    of                             Unexercised Options              In-the-Money Options
                    Shares                         and Warrants at                  and Warrants at
                    Acquired                       December 31, 1998                December 31, 1998
                    on          Value         ----------------------------      ----------------------------
Name                Exercise    Realized      Exercisable    Unexercisable      Exercisable    Unexercisable
------------------- --------    --------      -----------    -------------      -----------    -------------

Michael J. Parrella       -     $     -        6,237,000       4,000,000          $ 7,043         $    -

Paul D. Siomkos           -           -          125,000         375,000                -              -

Cy E. Hammond             -           -          444,718         200,000              783              -

Irving M. Lebovics        -           -          275,000         225,000            1,565              -

John B. Horton            -           -          654,417          80,000              783              -

Irene Lebovics            -           -          792,550         800,000            1,565              -


Compensation Arrangements with Certain Officers and Directors

   On February 1, 1996, the Compensation Committee awarded Mr. Parrella an incentive bonus equal to 1% of the cash received by the Company upon the execution of the agreement or other documentation evidencing transactions with unaffiliated parties (other than certain parties involved in transactions then in negotiation) or otherwise received at the closing of said transactions which occur subsequent to January 1, 1996.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 1998, the following persons served as members of the Compensation Committee of the Company's Board of
Directors: Stephan Carlquist, Morton Salkind and Sam Oolie. Mr. Carlquist was Chairman of the Committee during such fiscal year. Messrs. Carlquist and Oolie have also served as members of the Board of Directors of NCT Audio since November 14, 1997, and September 4, 1997, respectively. Mr. Salkind resigned as Director of the Company and Director of NCT Audio on January 19, 1999.

   In October 1990, the Company's Board of Directors authorized the issuance of warrants to acquire 420,000 shares of common stock to each of Messrs. McCloy, Parrella and Oolie and Ms. Lebovics, exercisable through September 30, 1994, at $0.375 per share, such price being the market price of the Company's common stock on the date of such authorization. The Board of Directors took such action based upon each such person's commitment to extend his or her personal guarantee on a joint and several basis with the others in support of the Company's attempt to secure bank or other institutional financing, the amount of which to be covered by the guarantee would not exceed $350,000. No firm commitment for any such financing has been secured by the Company and at present no such financing is being sought. However, each of such persons' commitment to furnish said guarantee continues in full force and effect.

   In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry, and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996 to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Co-Chairman and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1998, the Company was not required to make any such payments to ERI under these agreements.

   In 1993, the Company entered into three Marketing Agreements with Quiet Power Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of Common Stock at $3.00 per share. The last sale price for the Common Stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of Common Stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the Common Stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1994, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% of the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year, 1% in the fourth year and .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

   Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

   Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1998, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

   The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1998, the Company made no payments to QSI for project management services.

   In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances, including NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs it incurred in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due. QSI also loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

   Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

   In April 1995, the Company and QSI entered into a second letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each. The payment of the indebtedness to be paid under the first agreement described in the preceding paragraph also was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, nonpayment of which is to constitute an event of termination under the Master Agreement.

   On May 21, 1996, the Company and QSI entered into a third letter agreement extending the time by which the payments from QSI to the Company under the April 1995 letter agreement described above were to be made. Under the third letter agreement, the payment of certain arrearages in the payment of the exclusivity fee was to be made not later than June 15, 1996, with the balance continuing to be payable by monthly payments of $8,333 as provided in the May 1995 letter agreement. In addition, the payment of the other indebtedness owed by QSI to the Company was to be paid by a payment of $25,000 at the time QSI obtained certain anticipated financing, with the balance paid by monthly payments of $15,000 each. Default in QSI's timely payment of any of the amounts specified in the May 21, 1996 letter agreement was to cause the immediate termination of the Master Agreement and all rights granted to QSI thereunder.

   On April 9, 1997, the Company and QSI entered into a fourth letter agreement revising the payment schedule set forth in the May 21, 1996 letter agreement applicable to the payment of the indebtedness owed to the Company by QSI other than the unpaid portion of the exclusivity fee. Under the revised schedule, the full amount of such indebtedness is to be paid by an initial payment of $125,000 on or before April 21, 1997, and a second payment of $200,000 on January 1, 1998. The Company is also entitled to receive 15% of any other financing obtained by QSI in the interim and interest at the rate of 10% per annum on the unpaid amount of such indebtedness from July 1, 1997. The fourth letter agreement also provides for the continuation of QSI's payment of the exclusivity fee in accordance with the earlier letter agreements, as well as the payment of $11,108 by April 21, 1997, for headset products sold by the Company to QSI in 1996. In the event of a default in QSI's timely payment of any of the amounts specified in the April 9, 1997 letter agreement, the Company has the right to cause the termination of the Master Agreement and all rights granted by QSI thereunder upon ten (10) days notice of termination to QSI.

   As of August 31, 1999, QSI owes the Company $239,000, which is fully reserved, for the exclusivity fee, rent and engineering services.

   The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

     On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note, for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate, as published from day to day in the Wall Street Journal, from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note, into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999 on the notes and any future notes, shall be the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded, for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999. The Company and Holder have agreed to extend such date for the purchase of remaining installments of secured convertible notes to December 1, 1999. On various dates, the Holder has purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of October 11, 1999, the Company has received proceeds aggregating $3.0 million from the Holder and has issued secured convertible notes with the same terms and conditions of the Note described above.

Compensation Committee Report on Executive Compensation

   As previously reported, at the conclusion of the Annual Meeting of Stockholders on July 17, 1996, Mr. Haft resigned as Chief Executive Officer of the Company and was appointed Chairman of the Board of Directors. The Board of Directors designated an Executive Committee comprised of Messrs. Haft and Parrella, with Mr. Haft acting as the Chairman of the Committee. The Board of Directors granted the Executive Committee the power and authority to act in the place of the Chief Executive Officer during the existence of a vacancy in that office. On June 19, 1997, Mr. Parrella was re-elected President and was elected Chief Executive Officer of the Company. At the conclusion of the Annual Meeting of Stockholders on October 20, 1998, Mr. Parrella was re-elected President and Chief Executive Officer of the Company.

   Mr. Parrella's salary for 1998 was continued at the rate of $120,000 per year, the same as his salary in 1997 and 1996. As reported in last year's Compensation Committee Report, on May 8, 1995, the Compensation Committee, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the ongoing restructuring program, awarded Mr. Parrella a cash bonus of 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Any such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships. Effective January 1, 1996, the above noted percentage bonus arrangement was extended indefinitely until modified or terminated by the Board of Directors. Mr. Parrella was paid a bonus of $205,889 under this percentage bonus arrangement during 1998. On January 15, 1998, the Board of Directors granted Mr. Parrella an option to purchase 6,000,000 shares of the Company's common stock. Vesting requirements were as follows: As to 2,000,000 shares, the date on which the Company's stockholders approve an amendment to the 1992 Plan increasing the number of shares covered by the 1992 Plan to 30,000,000 shares and providing for the other matters set forth in the resolutions adopted by the Board of Directors on January 15, 1998 (the "1/15/98 Amendment"); as to another 2,000,000 shares, the later to occur of (i) the date on which the Company's stockholders approve the 1/15/98 Amendment, or (ii) the date on which the Company's common stock has traded on The Nasdaq Stock Market, Inc.'s National Market System, Small Cap Market or Electronic Bulletin Board or other national or regional exchange or public trading facility as may then be applicable  at a price  of  $2.50  per  share  or  more  for  the  preceding  60 consecutive days or January 15, 2001, whichever shall first occur; as to the remaining 2,000,000 shares, the later to occur of (i) the date described in clause (i) of the preceding sentence, or (ii) the date on which the Company's common stock has traded on the trading facilities in clause (ii) of the preceding sentence at a price of $3.50 per share or more for the preceding 60 consecutive days or the date set forth in clause (ii) of the preceding sentence, whichever shall first occur. In addition, in 1998, Mr. Parrella received a $20,615 annual automobile allowance and the Company paid the $5,918 annual premium for a $2.0 million personal life insurance policy on his behalf.

   The base salary of Mr. Siomkos, as Senior Vice President, Operations, was established at $150,000. In addition to the salary, the Company granted him a one-time bonus of 100,000 shares of the Company's common stock in connection with his employment offer. Mr. Siomkos was granted an option to purchase 500,000 shares of the Company's common stock at an exercise price of $0.7813 per share on April 20, 1998, also in connection with his offer of employment. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, Mr. Siomkos received an $8,367 automobile allowance.

   The base salary of Mr. Hammond, as Senior Vice President, Chief Financial Officer, was $94,000 for 1998, the same as his salary in 1997 and 1996. In recognition of Mr. Hammond's efforts in connection with the Company's private placements of $16.0 million of convertible preferred stock and other accomplishments, Mr. Hammond was awarded a cash bonus of $42,570 in 1998. In addition, the Company granted Mr. Hammond an option to purchase 250,000 shares of the Company's common stock at an exercise price of $1.0313 per share on February 14, 1998. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, in 1998, Mr. Hammond received a $12,000 annual automobile allowance. On April 13, 1999, Mr. Hammond was elected to the additional offices of Treasurer and Assistant Secretary of the Company.

     Mr. Lebovics joined the Company in February 1998 as Vice President, Worldwide Sales, at a base salary of $95,000. In addition to the salary, Mr. Lebovics received a non-refundable draw of $25,000 per annum. On July 15, 1998, Mr. Lebovics' base salary was increased to $120,000 and the non-refundable draw was also increased to $30,000 per annum. Mr. Lebovics was promoted to Senior Vice President, Global Sales, in January 1999. The Company granted Mr. Lebovics an option to purchase 300,000 shares of the Company's common stock at an exercise price of $1.0313 per share on February 14, 1998. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, Mr. Lebovics received a $5,000 automobile allowance.

   The base salary of Mr. Horton, as Senior Vice President, General Counsel and Secretary of the Company was established at $105,000 in 1998, which was the same as his salary rate for 1997. The Company granted Mr. Horton an option to purchase 100,000 shares of the Company's common stock at an exercise price of $1.0313 per share on February 14, 1998. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, Mr. Horton received a $12,000 annual automobile allowance. Mr. Horton resigned as Senior Vice President, General Counsel and Secretary on February 19, 1999.

   The base salary of Ms. Lebovics, as Executive Vice President and President of NCT Hearing Products, Inc., was established at $105,000 for 1998, which was the same as her salary for 1997 and 1996. The Company granted Ms. Lebovics an option to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.0313 per share on February 14, 1998. On December 4, 1998, the option was cancelled and reissued at $0.3125, the fair market value on the date of grant. In addition, Ms. Lebovics received a $12,000 annual automobile allowance. On April 13, 1999, Ms. Lebovics was elected Secretary of the Company.

   Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the Named Executive Officers, the Compensation Committee did not deem it relevant, useful or even feasible to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's development efforts by these officers, the extent to which they had received previous reductions in overall levels of compensation in November of 1994 in connection with the Company's restructuring, the absence, in many instances, of any material increase in salary or other cash compensation for any of the past several years, the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies, and the Company's ability to provide them with adequate levels of remuneration either in cash or in securities. Accordingly, it is the opinion of the Committee that the above-described rates of compensation are reasonable in light of these factors and the financial condition of the Company.


                           THE COMPENSATION COMMITTEE


                           By: /s/ STEPHAN CARLQUIST, Chairman
                               /s/ SAM OOLIE

Performance Graph

Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                    NCT Group, Inc.
                                 Stock Performance (1)

                                    [GRAPHIC OMITTED]


                         12/31/93   12/31/94   12/31/95   12/31/96   12/31/97   12/31/98
                         --------   --------   --------   --------   -------    --------
     NCT                   100         26         63         14         38         10

     NASDAQ Composite
     Index                 100         98        138        170        209        294

     NASDAQ Electronic
     Component Stock
     Index (2)             100        110        183        316        332        513

(1) Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1993.

(2) The Company has selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System. Because the Company knows of no other publicly owned company whose business consists solely or primarily of the development, production and sale of systems for the cancellation or control of noise and vibration by electronic means and other applications of Active Wave Management technology, it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.

ITEM 11.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
            AND MANAGEMENT

   The following table sets forth, as of April 9, 1999, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is the holder of 5% or more of the common stock of the Company, each Director, and each Named Executive Officer, and all executive officers and Directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.

                                       Amount and
                                       Nature of           Approximate
                                       Beneficial          Percentage
  Name of Beneficial Owner             Ownership (1)       Of Class (1)
  -------------------------------     ---------------     --------------

  Michael J. Parrella                  6,250,333 (2)            3.38%
  John J. McCloy                       3,653,635 (3)            2.02%
  Jay M. Haft                          1,666,891 (4)            0.93%
  Sam Oolie                              750,500 (5)            0.42%
  Stephan Carlquist                      355,000 (6)            0.20%
  Paul D. Siomkos                        225,000 (7)            0.13%
  Cy E. Hammond                          444,718 (8)            0.25%
  Irving M. Lebovics                     275,000 (9)            0.15%
  John B. Horton                         654,417 (10)           0.37%
  Irene Lebovics                       1,588,067 (11)           0.89%
  All Executive Officers and
   Directors as a Group (11 persons)  16,038,561 (12)           8.37%
  Carole Salkind                      24,101,057 (13)          13.22%
  Her Majesty The Queen,
   Province of Alberta, Canada         9,500,000 (14)           5.27%

(1) Assumes the exercise of currently exercisable outstanding options or warrants to purchase shares of common stock. The percent of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants shown for that person, but that no other holder of options or warrants has exercised such options or warrants.

(2) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants and 5,374,500 shares issuable upon the exercise of currently exercisable options.

(3) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants and 1,050,000 shares issuable upon the exercise of currently exercisable options.

(4) Includes 218,500 shares issuable upon the exercise of currently exercisable warrants, 10,000 restricted shares and 1,403,500 shares issuable upon the exercise of currently exercisable options.

(5) Includes 25,000 restricted shares and 440,000 shares issuable upon the exercise of currently exercisable options.

(6) Includes 5,000 restricted shares and 350,000 shares issuable upon the exercise of currently exercisable options.

(7) Includes 100,000 restricted shares and 125,000 shares issuable upon the exercise of currently exercisable options.

(8) Includes 25,000 shares issuable upon the exercise of currently exercisable warrants and 419,718 shares issuable upon the exercise of currently exercisable options.

(9) Includes 275,000 shares issuable upon the exercise of currently exercisable options.

(10) Includes 20,000 shares issuable upon the exercise of currently exercisable warrants and 634,417 shares issuable upon the exercise of currently exercisable options.

(11) Includes 201,250 shares issuable upon the exercise of currently exercisable warrants and 591,300 shares issuable upon the exercise of currently exercisable options.

(12) Includes 2,189,750 shares issuable to 6 executive officers and directors of the Company upon the exercise of currently exercisable warrants, 10,848,435 shares issuable to 11 executive officers and directors of the Company upon the exercise of currently exercisable options, 140,000 restricted shares issued to 3 directors and one executive officer of the Company. Does not include 6,240,000 shares issuable to 8 executive officers of the Company which become exercisable over the passage of time and 25,000 shares issuable to 1 director of the Company which become exercisable in 1999.

(13) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094. On various dates in 1999, including September 7, 1999, Ms. Salkind filed Form 13D with the SEC reflecting the number of shares beneficially owned and the approximate percentage of class as indicated herein.

(14) Her Majesty the Queen, Province of Alberta, Canada's address is Room 530, Terrace Building, 9515 107th Street, Edmondton, Alberta T5K 2C3. On June 18, 1999, Her Majesty the Queen, Province of Alberta, Canada, filed Form 13G with the SEC reflecting the number of shares beneficially owned as indicated herein.


ITEM 12.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A.    Transactions with Management and Certain Relationships

   In October 1990, the Company's Board of Directors authorized the issuance of warrants to acquire 420,000 shares of common stock to each of Messrs. McCloy, Parrella and Oolie and Ms. Lebovics, exercisable through September 30, 1994, at $.375 per share, being the market price of the Company's common stock on the date of such authorization, based upon each such person's commitment to extend his or her personal guarantee on a joint and several basis with the others in support of the Company's attempt to secure bank or other institutional financing, the amount of which to be covered by the guarantee would not exceed $350,000. No firm commitment for any such financing has been secured by the Company and at present no such financing is being sought. However, each of such persons' commitment to furnish said guarantee continues in full force and effect.

   In 1989, the Company established a joint venture with Environmental Research Information, Inc., to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems. In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay
M. Haft, Co-Chairman, and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1996, the Company was not required to make any such payments to ERI under these agreements.

   In 1993, the Company entered into three Marketing Agreements with QuietPower Systems, Inc, a company which is 33% owned by ERI and 2% owned by Mr. Haft. See "Risk Factors - Possible Risks Associated with Agreements or With Related Parties" and Note 10 - "Notes to the Financial Statements."

   As of August 31, 1999, QSI owes the Company $239,000 for the exclusivity fee, rent and engineering services which was due on January 1, 1998 and is fully reserved.

   The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

B.    Indebtedness of Management

     On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from day to day in the Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999 on the notes and any future notes, shall be the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded, at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded, for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999. The Company and Holder have agreed to extend such date for the purchase of remaining installments of secured convertible notes to December 1, 1999. On various dates, the Holder has purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of October 11, 1999, the Company has received proceeds aggregating $3.0 million from the Holder and has issued secured convertible notes with the same terms and conditions of the Note described above.

C.    Compliance with Section 16(a) of the Exchange Act

   Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by regulations of the SEC to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that, during the period from January 1, 1998, to December 31, 1998, all filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with.

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The  following  table sets  forth the  estimated  expenses  payable by the
registrant  with  respect  to  the  offering   described  in  this  registration
statement:

          Securities and Exchange Commission       $ 2,949.85
              registration fee
          Legal Fees and expenses                   10,000.00*
          Accounting fees and expenses              25,000.00*
          Miscellaneous expenses                     2,050.15*
                                                   ----------

          Total                                    $40,000.00*
                                                   ==========

* Estimated


ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article IX of the Registrant's Certificate of Incorporation provides as follows:

      (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

      (b) If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

      (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

   See Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview" for a description of the Company's sales of unregistered securities during the year ended December 31, 1998. To the date hereof during 1999, the Company has not sold any unrestricted securities.


ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following documents are filed as part of this Form S-1:

      (1)   Financial Statements.

Independent Auditors' Report

Consolidated Balance Sheets, as of December 31, 1997 and December 31, 1998

Consolidated   Statements  of   Operations   and   Consolidated   Statements  of
Comprehensive Loss, for the years ended December 31, 1996, 1997 and 1998

Consolidated Statements of Stockholders' Equity, for the years ended December 31, 1996, 1997 and 1998

Consolidated Statements of Cash Flows, for the years ended December 31, 1996, 1997 and 1998

Notes to Financial Statements

Condensed Consolidated Statements of Operations and Condensed Consolidated Statements of Comprehensive Income/(Loss), for the three and six months ended June 30, 1998 and 1999 (unaudited)

Condensed Consolidated Balance Sheets, as of December 31, 1998 and June 30, 1999 (unaudited)

Condensed Consolidated Statements of Cash Flows, for the six months ended June 30, 1998 and 1999 (unaudited)

Notes to Condensed Consolidated Financial Statements (unaudited)

      (2)   Financial Statement Schedules.

Report of Independent Auditors with Respect to Schedule.

Schedule II.  Valuation and Qualifying Accounts.

   Other financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the consolidated financial statements filed or notes thereto.

      (3)   Exhibits.

Exhibit
Number      Description of Exhibit

       2(a) Stock Purchase  Agreement dated August 21, 1998,  among the Company,
            Advancel Logic Corporation and the Holders of the Outstanding Capital Stock of Advancel Logic Corporation, incorporated by reference to Exhibit 2 of the Company's Registration Statement on Form S-3 (Registration No. 333-64967) filed on September 30, 1998, as amended by Amendment No. 1 thereto filed on October 30, 1998.

       3(a) Restated Certificate of Incorporation of the Company filed in the Office of the Secretary of State of the State of Delaware on September 23, 1996, incorporated herein by reference to Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

       3(b) Certificate   of   Amendment   of  the   Restated   Certificate   of
            Incorporation of the Company filed in the Office of the Secretary of State of the State of Delaware on June 20, 1997, incorporated by reference to Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

*      3(c) Certificate  of  Amendment  of  the  Restated  Certificate  of
            Incorporation of the Company filed in the Office of the Secretary of State of the State of Delaware on October 21, 1998.

       3(d) Certificate  of  Designations,  Preferences  and  Rights of Series C
            Convertible Preferred Stock of the Company filed in the Office of the Secretary of State of the State of Delaware on October 29, 1997, incorporated by reference to Exhibit 3(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

       3(e) Certificate  of  Increase  in the  Number of Shares in the  Series C
            Convertible Preferred Stock of the Company filed in the Office of the Secretary of State of the State of Delaware on November 14, 1997, incorporated by reference to Exhibit 3(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

       3(f) Certificate  of  Designations,  Preferences  and  Rights of Series D
            Convertible Preferred Stock of the Company filed in the Office of the Secretary of State of the State of Delaware on July 24, 1998, incorporated by reference to Exhibit 4 of the Company's Registration Statement on Form S-3 (Registration No. 333-64967) filed on September 30, 1998, as amended by Amendment No. 1 thereto filed on October 20, 1998.

       3(g) By-laws of the Company,  incorporated herein by reference to Exhibit
            3(b) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

       3(h) Certificate   of   Amendment   of  the   Restated   Certificate   of
            Incorporation of the Company filed in the Office of the Secretary of the State of Delaware on July 29, 1999, incorporated herein by reference to Exhibit 3(h) to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999.

       4(a) Warrant to purchase 125,000 shares of common stock of the Company at a purchase price of $.20 per share issued to John J. McCloy II, incorporated herein by reference to Exhibit 4(a) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

       4(b) Warrant #BW-1-R to purchase 862,500 shares of common stock of the Company at a purchase price of $.75 per share issued to John J. McCloy II, incorporated herein by reference to Exhibit 4(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

       4(c) Warrant #BW-2-R to purchase 862,500 shares of common stock of the Company at a purchase price of $.75 per share issued to Michael J. Parrella, incorporated herein by reference to Exhibit 4(c) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

       4(d) Warrant #BW-4-R to purchase 201,250 shares of common stock of the Company at a purchase price of $.75 per share issued to Irene Lebovics, incorporated herein by reference to Exhibit 4(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

       4(e) Warrant #BW-9-R and #BW-46-R to purchase 218,500 shares of common stock of the Company at a purchase price of $.75 per share issued to Jay M. Haft, incorporated herein by reference to Exhibit 4(e) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

       4(f) Secretary's Certificate dated March 20, 1998, as to a two (2) year extension of the expiration dates of the Warrants described in 4(b),
            (c), (d) and (e) above, incorporated herein by reference to Exhibit 4(f) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

       4(g) Warrant Agreement, dated as of January 20, 1988, between the Company and American Stock Transfer Company, as Warrant Agent, relating to certain warrants to purchase common stock of the Company at a price of $.40 per share issued to Sam Oolie, Oolie Enterprises, John J. McCloy II, and Michael J. Parrella, incorporated herein by reference to Exhibit 4(g) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

*      4(h) Certificate of Designations, Preferences and Rights of Series E
            Convertible Preferred Stock of the Company filed in the Office of the Secretary of State of the State of Delaware on December 24, 1998.

       4(i) Certificate  of  Designations,  Preferences  and  Rights of Series F
            Convertible Preferred Stock of the Company filed in the Office of the Secretary of the State of Delaware on September 8, 1999.

       4(j) Term Sheet Share Exchange executed October 9, 1999, by and among
            NCT Group, Inc., NCT Audio Products, Inc., Austost Anstalt Schaan, and Balmore Funds, S.A.

       5 Opinion of Crowell & Moring LLP, outside counsel to the Company, as to the legality of the shares of common stock to which this Registration Statement relates.

**   10(a)  1987 Incentive  Stock Option Plan,  incorporated  herein by reference to Exhibit 10(b) to Amendment No. 1 on Form S-1 to the
            Company's  Registration Statement on Form S-18 (Registration No.
            33-19926).

**   10(b)  Stock Option Agreement, dated as of February 26, 1987, between the Company and John J. McCloy II, incorporated herein by reference to Exhibit 10(b) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

**   10(c)  Stock Option Agreement, dated as of February 26, 1987, between
            the  Company  and  Michael  J.  Parrella,   incorporated  herein  by
            reference  to  Exhibit  10(c) to  Amendment  No. 1 to the  Company's
            Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

**   10(d)  Stock Option Agreement, dated as of February 26, 1987, between the  Company  and Sam Oolie,  incorporated  herein by  reference  to
            Exhibit 10(d) to Amendment  No. 1 to the Company's  Annual Report on
            Form 10-K for the fiscal year ended December 31, 1991.

**   10(e)  Stock Option Agreement, dated as of June 17, 1987, between the
            Company and John J. McCloy II,  incorporated  herein by reference to
            Exhibit 10(f) to Amendment  No. 1 to the Company's  Annual Report on
            Form 10-K for the fiscal year ended December 31, 1991.

**   10(f)  Stock Option  Agreement,  dated as of March 29, 1990,  between the Company and Jay M. Haft,  incorporated  herein by  reference  to
            Exhibit 10(m) to Amendment  No. 1 to the Company's  Annual Report on
            Form 10-K for the fiscal year ended December 31, 1991.

     10(g) Lease, dated December 20, 1991, between West Nursery Land Holding Limited Partnership ("West Nursery") and the Company, as amended by a letter amendment, dated December 20, 1991, between West Nursery and the Company, incorporated herein by reference to Exhibit 10(u) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

     10(h) Lease, dated February 26, 1991, between West Nursery and the Company, as amended by a letter amendment, dated February 26, 1991, between West Nursery and the Company, incorporated herein by reference to Exhibit 10(v) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

     10(i) Lease (undated), between West Nursery and the Company, as amended by a letter amendment, dated April 23, 1990, between West Nursery and the Company, incorporated herein by reference to Exhibit 10(w) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991;

     10(j) Agreement, dated March 4, 1991, between West Nursery and the Company as amended by the First Amendment of Agreement, dated December 20, 1991, between West Nursery and the Company, incorporated herein by reference to Exhibit 10(x) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

     10(k) Patent Assignment Agreement, dated as of June 21, 1989, among George B.B. Chaplin, Sound Alternators Limited, the Company, Active Noise and Vibration Technologies, Inc. and Chaplin Patents Holding Co., Inc., incorporated herein by reference to Exhibit 10(aa) to Amendment No. 2 on Form S-1 to the Company's Registration Statement on Form S-18 (Registration No. 33-19926).

     10(l) Joint Venture and Partnership Agreement, dated as of November 8, 1989, among the Company, Walker Manufacturing Company, a division of Tenneco, Walker Electronic Mufflers, Inc. and NCT Muffler, Inc., incorporated herein by reference to Exhibit (c)(1) to the Company's Current Report on Form 8-K, dated November 8, 1989, as amended on Form 8, dated January 24, 1990.

  10(l)(1) Letter Agreement between Tenneco Automotive, a division of Tennessee Gas Pipeline Company, and the Company dated November 22, 1993, incorporated herein by reference to Exhibit 10(a) to the Company's Current Report on Form 8-K dated November 22, 1993.

  10(l)(2) Stock Purchase Agreement between Tenneco Automotive, a division of Tennessee Gas Pipeline Company, and the Company dated December 14, 1993, incorporated herein by reference to Exhibit 10(b) to the Company's Current Report on Form 8-K dated November 24, 1993.

  10(l)(3) Transfer Agreement among Walker Manufacturing Company a division of Tennessee Gas Pipeline Company, Walker Electronic Mufflers, Inc., the Company, NCT Muffler, Inc., Chaplin Patents Holding Co., Inc. and Walker Noise Cancellation Technologies dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(3) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

  10(l)(4) License Agreement between Chaplin Patents Holding Co., Inc. and Walker Electronic Mufflers, Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(4) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

  10(l)(5)  License  Agreement  between  the  Company  and  Walker   Electronic
            Mufflers, Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(5) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

  10(l)(6) Support, Research and Development Agreement among Walker Electronic Mufflers, Inc., the Company, NCT Muffler, Inc. and Chaplin Patents Holding Co., Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(6) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

  10(l)(7) Mutual Limited Release by (i) the Company, NCT Muffler, Inc. and Chaplin Patent Holding Co., Inc. and (ii) Tennessee Gas Pipeline Company and Walker Electronic Mufflers, Inc. dated November 15, 1995, incorporated herein by reference to Exhibit 10(l)(7) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. ***

  10(m) Technical Assistance and License Agreement, dated March 25, 1991, among the Company, Foster Electric Co., Ltd. and Foster/NCT Headsets International Ltd., incorporated herein by reference to Exhibit 10(nn) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.***

  10(m)(1) Amendment, dated April 16, 1991, to Technical Assistance and License Agreement, dated March 25, 1991, among the Company, Foster Electric Co., Ltd. and Foster/NCT Headsets International Ltd., incorporated herein by reference to Exhibit 10(nn)(1) to Amendment No. 5 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

  10(m)(2) Letter Agreement between Foster Electric Co., Ltd. and the Company dated November 22, 1993, incorporated herein by reference to Exhibit 10(b) to the Company's Current Report on Form 8-K dated November 22, 1993.

  10(m)(3) Letter agreement among Foster Electric Co., Ltd., Foster NCT Headsets International, Ltd. and the Company dated July 28, 1995, incorporated herein by reference to Exhibit 10(a) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

  10(n) Joint Development Cooperation Agreement, dated June 28, 1991, between AB Electrolux and the Company, incorporated herein by reference to Exhibit 10(oo) to Amendment No. 3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.***

  10(n)(1) Amendments to the Joint Development Cooperation Agreement, dated June 28, 1991, between AB Electrolux and the Company as set forth in the First Amendment to Joint Development Cooperation Agreement, dated September 1, 1993, between AB Electrolux and the Company, incorporated herein by reference to Exhibit 10(z)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.***

  10(n)(2) Second Amendment to Joint Development Cooperation Agreement, dated January, 1994 between AB Electrolux and the Company, incorporated herein by reference to the Exhibit 10(z)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

  10(o) Letter Agreement, dated March 19, 1992, between Siemens Medical Systems, Inc. and NCT Medical Systems, Inc., incorporated herein by reference to Exhibit 10(pp) to Amendment No. 1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

  10(o)(1) OEM Agreement between the Company and Siemens AG dated November 24, 1993, incorporated herein by reference to Exhibit 10(a) to the Company's Current Report on Form 8-K dated November 24, 1993.

**10(p) Noise Cancellation Technologies, Inc. Stock Incentive Plan (as adopted April 14, 1993, and amended through August 16, 1996), incorporated herein by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 filed with the Securities & Exchange Commission on August 30, 1996 (Reg. No. 333-11213).

  10(q) Master Agreement between Noise Cancellation Technologies, Inc. and Quiet Power Systems, Inc. dated March 27, 1995, incorporated herein by reference to Exhibit 10(a) of the Company's Current Report on Form 8-K filed with the Securities and Exchange commission on August 4, 1995.

  10(q)(1) Letter Agreement between Noise Cancellation Technologies, Inc. and QuietPower Systems, Inc. dated April 21, 1995, incorporated herein by reference to Exhibit 10(b) of the Company's Current Report on Form 8-K filed August 4, 1995.

  10(q)(2) Letter Agreement between Noise Cancellation Technologies, Inc. and QuietPower Systems, Inc. dated May 21, 1996, incorporated herein by reference to Exhibit 10(q)(2) of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

  10(q)(3) Letter Agreement between Noise Cancellation Technologies, Inc. and QuietPower Systems, Inc. dated April 9, 1997, incorporated herein by reference to Exhibit 10(q)(3) of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

  10(r) Asset Purchase Agreement, dated September 16, 1994, between Active Noise and Vibration Technologies, Inc. and the Company, incorporated herein by reference to Exhibit 2 to the Company's Current Report on Form 8-K filed September 19, 1994.

**10(s) Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (as adopted November 15, 1994 and amended through
            August  16,  1996), incorporated   herein  by   reference   to
            Exhibit  4  to  the   Company's Registration  Statement on Form S-8
            filed with the Securities and Exchange Commission on August 30, 1996 (Reg. No. 333-11209).

  10(t) Variation of Teaming Agreement between Noise Cancellation Technologies, Inc. and Ultra Electronics Limited dated April 6,
            1995, incorporated herein by reference to Exhibit 10(c) of the Company's Current Report on Form 8-K filed August 4, 1995.

  10(t)(1) Agreement for Sale and Purchase of Part of the Business and Certain Assets among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(d) of the Company's
            Current Report on Form 8-K filed August 4, 1995.

  10(t)(2) Patent License Agreement among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(e) of the Company's Current Report on Form 8-K filed August 4, 1995.

  10(t)(3) License Agreement between Chaplin Patents Holding Co., Inc. and Ultra Electronics Limited dated April 6, 1995, incorporated herein by reference to Exhibit 10(f) of the Company's Current Report on Form 8-K filed August 4, 1995.

  10(t)(4)  Patent   Sub-License    Agreement   among   Noise   Cancellation
            Technologies, Inc., Noise Cancellation Technologies (UK) Limited and Ultra Electronics Limited dated May 15, 1995, incorporated herein by reference to Exhibit 10(g) of the Company's Current Report on Form 8-K filed August 4, 1995.

**10(u) Agreement among Noise Cancellation Technologies, Inc., Noise Cancellation Technologies (UK) Limited, Dr. Andrew John Langley, Dr. Graham Paul Eatwell and Dr. Colin Fraser Ross dated April 6, 1995, incorporated herein by reference to Exhibit 10(h) of the Company's Current Report on Form 8-K filed August 4, 1995.

  10(v) Securities Purchase Agreement dated April 8, 1996, by and among the Company and Kingdon Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV, together with Exhibit A-1 thereto, Form of Secured Convertible Note and Exhibit A-2 thereto, Registration Rights Agreement, incorporated herein by reference to Exhibit 10(a) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

  10(v)(1) Security Agreement dated April 10, 1996, between the Company and Kingdon Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV, dated August 13, 1996, incorporated herein by reference to Exhibit 10(b) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

  10(v)(2) Notices of Exercise of Options to Purchase common stock by Kingdon Associates, L.P., Kingdon Partners, L.P., and M. Kingdon Offshore,NV, dated August 13, 1996, incorporated by reference to
            Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

  10(v)(3) Notices of Conversion of Secured Convertible Notes by Kingdon Associates, L.P., Kingdon Partners, L.P. and M. Kingdon Offshore NV, dated August 13, 1996, incorporated herein by reference to Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

  10(w)(1) Cross License Agreement dated April 15, 1997, among Verity Group plc, New Transducers Limited and Noise Cancellation Technologies, Inc., incorporated by reference to Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.***

  10(w)(2) Security Deed dated April 14, 1997, from Noise Cancellation Technologies, Inc. to Verity Group plc, incorporated by reference to
            Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

  10(w)(3) Common Stock Purchase Option dated April 15, 1997, from Noise Cancellation Technologies, Inc. to Verity Group plc, incorporated by reference to Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

  10(w)(4) Letter Agreement dated April 17, 1997, from Noise Cancellation Technologies, Inc. to Verity Group plc, incorporated by reference to
            Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

  10(x)(1) New Cross License Agreement dated September 27, 1997, among Verity Group plc, New Transducers Limited, Noise Cancellation Technologies, Inc. and NCT Audio Products, Inc., incorporated by reference to
            Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

  10(x)(2) Master License Agreement dated September 27, 1997, between New Transducers Limited and NCT Audio Products, Inc., incorporated by reference to Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

  10(x)(3) Letter Agreement dated September 27, 1997, from Noise Cancellation Technologies, Inc. to Verity Group plc, incorporated by reference to
            Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

  10(x)(4)  License   Agreement  dated  September  4,  1997,   between  Noise
            Cancellation Technologies, Inc. and NCT Audio Products, Inc., incorporated by reference to Exhibit 10(d) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

  10(y) License Agreement dated July 15, 1998, between the Company and NCT Hearing Products, Inc., incorporated by reference to Exhibit 10 of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

* 21        Subsidiaries

  23(a)     Consent of Richard A. Eisner & Company, LLP

  23(b)     Consent of Peters Elworthy & Moore, Chartered Accountants.

* 27        Financial Data Schedule.

* 99(a)     Letter from Peters Elworthy & Moore, Chartered Accountants, to
            Noise Cancellation Technologies, Inc. regarding audited financial statements of the Company's U.K. subsidiaries and reports of Peters Elworthy & Moore, Chartered Accountants, on their audits of such financial statements as at December 31, 1998 and for the year ended December 31, 1998.

  99(b) Letter from Peters Elworthy & Moore, Chartered Accountants, to Noise Cancellation Technologies, Inc. regarding audited financial statements of the Company's U.K. subsidiaries and reports of Peters Elworthy & Moore, Chartered Accountants, on their audits of such financial statements as at December 31, 1997 and for the year ended December 31, 1997, incorporated by reference to Exhibit 99(a) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

  99(c) Letter from Peters Elworthy & Moore, Chartered Accountants, to Noise Cancellation Technologies, Inc. regarding audited financial statements of the Company's U.K. subsidiaries and reports of Peters Elworthy & Moore, Chartered Accountants, on their audits of such financial statements as at December 31, 1996 and for the year ended December 31, 1996, incorporated by reference to Exhibit 99(b) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

* 99(d)     Letter from Peters Elworthy & Moore, Chartered Accountants, to
            Noise Cancellation Technologies, Inc. regarding confirmation that the accounts of the Company's U.K. subsidiaries for the year ended December 31, 1998 were audited under auditing standards substantially similar to US General Accepted Auditing Standards.

  99(e) Letter from Peters Elworthy & Moore, Chartered Accountants, to Noise Cancellation Technologies, Inc. regarding confirmation that the accounts of the Company's U.K. subsidiaries for the year ended December 31, 1997 were audited under auditing standards substantially similar to US General Accepted Auditing Standards, incorporated by reference to Exhibit 99(d) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

  99(f) Employment Agreement by and between the Company and Paul D. Siomkos, dated February 26, 1998, incorporated by reference to Exhibit 99 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998.

* 99(g)     Letter from Peters Elworthy & Moore, Chartered Accountants, to
            Noise Cancellation Technologies, Inc. regarding confirmation that the accounts for the year ended December 31, 1996 were audited under auditing standards substantially similar to US General Accepted Auditing Standards.

  99(h) Term Sheet Litigation Settlement dated as of October 9, 1999, by and among NCT Group, Inc., NCT Audio Products, Inc., Austost Anstalt Schaan, Balmore Funds, S.A. and LH Financial.

-----------------------

* Filed with the Company's Annual Report on form 10-K for its fiscal year ended December 31, 1998.

** Pertains to a management contract or compensation plan or arrangement.

*** Confidential treatment requested for portions of this document. Such portions have been omitted from the document and identified by asterisks. Such portions also have been filed separately with the Commission pursuant to the Company's application for confidential treatment.

                               FINANCIAL STATEMENT INDEX


                                                              Page

Independent Auditors' Report                                  F-1

Consolidated Balance Sheets as of December 31, 1997 and 1998  F-2

Consolidated Statements of Operations and Consolidated        F-3
Statement  of Comprehensive Loss for the years ended
December 31, 1996, 1997 and 1998

Consolidated Statements of Stockholders' Equity, for the      F-4
years ended December 31, 1996, 1997 and 1998

Consolidated  Statements  of Cash Flows,  for the years       F-6
ended December  31, 1996, 1997 and 1998

Notes to Financial Statements                                 F-7

Condensed Consolidated  Statements of Operations and          F-49
Condensed Consolidated Statements of  Comprehensive
Income/(Loss),  for the three and six months ended
June 30, 1998 and 1999 (unaudited)

Condensed Consolidated Balance Sheets, as of December 31,     F-50
1998 and June 30, 1999 (unaudited)

Condensed  Consolidated  Statements of Cash Flows, for the    F-51
six months ended June 30, 1998 and 1999 (unaudited)

Notes to Condensed Consolidated Financial Statements          F-52

(Richard A. Eisner & Company, LLP Letterhead)
INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
NCT Group, Inc.

We have audited the accompanying consolidated balance sheets of NCT Group, Inc. (formerly Noise Cancellation Technologies, Inc.) and subsidiaries (the
"Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996, 1997 and 1998 financial statements of the Company's two foreign subsidiaries. These subsidiaries accounted for revenues of approximately $407,000, $67,000 and $28,000 for the years ended December 31, 1996, 1997 and 1998, respectively, and assets of approximately $515,000, $301,000 and $218,000 as of December 31, 1996, 1997 and 1998,
respectively. These statements were audited by other auditors whose reports have been furnished to us, one of which contained a paragraph on the subsidiary's dependence on NCT Group, Inc. for continued financial support. Our opinion, insofar as it relates to the amounts included for these entities, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of NCT Group, Inc. and subsidiaries as of December 31, 1997 and 1998 and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not been able to generate sufficient cash flow from operating activities to sustain its operations and since it has incurred net losses since inception and has a working capital deficiency, it has been and continues to be dependent on equity financing and joint venture arrangements to support its business efforts. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RICHARD A. EISNER & COMPANY, LLP
New York, New York
March 11, 1999

With respect to Note 8
March 24, 1999

With respect to last paragraph of Note 16
June 24, 1999

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
                                                     (in thousands of dollars)
                                                            December 31,
                                                        1997           1998
                                                     ----------     ----------
                     ASSETS
Current assets:
     Cash and cash equivalents                       $  12,604     $      529
     Accounts receivable:
       Trade:
         Technology license fees and royalties             200            192
         Joint Ventures and affiliates                       -              -
         Other                                             368            691
       Unbilled                                              -             61
       Allowance for doubtful accounts                     (38)          (228)
                                                     ----------    -----------
             Total accounts receivable               $     530     $      716

     Inventories, net of reserves                        1,333          3,320
     Other current assets                                  213            185
                                                     ----------    -----------
             Total current assets                    $  14,680     $    4,750

Property and equipment, net                              1,144            997
Goodwill, net of accumulated amortization of
  $68,000                                                    -          1,506
Patent rights and other intangibles, net                 1,488          2,881
Other assets (Note 6)                                       49          5,331
                                                     ----------    -----------
                                                     $  17,361     $   15,465
                                                     ==========    ===========

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                $   1,324     $    3,226
     Accrued expenses                                    1,392          1,714
     Accrued payroll, taxes and related expenses           181            241
     Customers' advances                                    87              -
     Other liabilities                                       -            756
                                                     ----------    -----------
             Total current liabilities               $   2,984     $    5,937
                                                     ----------    -----------

Commitments and contingencies

Minority interest in consolidated subsidiary
     Preferred stock, $.10 par value, 1,000
       shares authorized, 60 issued
       and outstanding (redemption amount
       $6,102,110)                                   $       -     $    6,102
                                                     ----------    -----------

              STOCKHOLDERS' EQUITY
Preferred stock, $.10 par value, 10,000,000
     shares authorized
     Series C issued and outstanding 13,250 and
       700 shares, respectively (redemption
       amount $13,314,399 and $731,222 respectively  $  10,458     $      702
     Series D Preferred stock, 6,000 shares
       issued and outstanding (redemption
       amount $6,102,110)                                    -          5,240
     Series E Preferred stock, 10,580 shares
       issued and outstanding (redemption
       amount $10,582,319)                                   -          3,298
Common stock, $.01 par value, 185,000,000 and
     255,000,000 shares, respectively,
     authorized; issued and outstanding
     133,160,212 and 156,337,316 shares, respectively    1,332          1,563
Additional paid-in-capital                              96,379        107,483
Accumulated deficit                                    (93,521)      (107,704)
Other comprehensive loss:
  Cumulative translation adjustment                        119             45
Stock subscriptions receivable                            (390)        (4,000)
Unearned portion of compensatory stock,
     warrants and options                                    -           (238)
Treasury stock (6,078,065 shares)                            -         (2,963)
                                                     ----------    -----------
               Total stockholders' equity            $  14,377     $    3,426
                                                     ----------    -----------
                                                     $  17,361     $   15,465
                                                     ==========    ===========
See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             (in thousands, except per share amounts)
                                                                     Years ended December 31,
                                                              1996              1997           1998
                                                           -----------       -----------    -----------
REVENUES:
     Technology licensing fees                             $    1,238        $    3,630     $      802
     Product sales, net                                         1,379             1,720          2,097
     Engineering and development services                         547               368            425
                                                           -----------       -----------    -----------
          Total revenues                                   $    3,164        $    5,718     $    3,324
                                                           -----------       -----------    -----------

COSTS AND EXPENSES:
     Costs of sales                                        $    1,586        $    2,271     $    2,235
     Costs of engineering and development services                250               316            275
     Selling, general and administrative                        4,890             5,217         11,238
     Research and development                                   6,974             6,235          7,220
     Equity in net loss (income) of
      unconsolidated affiliates                                    80                 -              -
     Provision for doubtful accounts                              192               130            232
     Other (income) expense (Note 1)                                -                 -         (3,264)
     Interest expense (includes $1,420 of discounts on
      beneficial conversion feature on convertible
      debt in 1997)                                                45             1,514              9
     Interest income                                              (28)             (117)          (438)
                                                           -----------       -----------    -----------
          Total costs and expenses                         $   13,989        $   15,566     $   17,507
                                                           -----------       -----------    -----------

NET (LOSS)                                                 $  (10,825)       $   (9,848)    $  (14,183)

     Preferred stock dividend requirement                           -             1,623          3,200
     Accretion of difference between carrying amounts
      and redemption amount of redeemable preferred stock           -               285            485
                                                           -----------       -----------    -----------

NET (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS             $  (10,825)       $  (11,756)    $  (17,868)
                                                           ===========       ===========    ===========

Weighted average number of common shares outstanding          101,191           124,101        143,855
                                                           ===========       ===========    ===========

BASIC AND DILUTED NET LOSS PER COMMON SHARE                $    (0.11)       $    (0.09)    $    (0.12)
                                                           ===========       ===========    ===========

See notes to Financial Statements.

                      NCT GROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
                          (in thousands of dollars)
                                                               1996              1997           1998
                                                           -----------       -----------    -----------

NET (LOSS)                                                 $  (10,825)       $   (9,848)    $  (14,183)

Other comprehensive income/(loss)
  Currency translation adjustment                                  (8)              (23)           (74)
                                                           -----------       -----------    -----------

COMPREHENSIVE (LOSS)                                       $  (10,833)       $   (9,871)    $  (14,257)
                                                           ===========       ===========    ===========

See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                      (In thousands of dollars and shares)
                                                   Series C           Series D           Series E
                                                  Convertible        Convertible        Convertible
                                                Preferred Stock    Preferred Stock    Preferred Stock          Common Stock
                                               -----------------  -----------------  ----------------     ---------------------
                                               Shares     Amount  Shares     Amount  Shares     Amount      Shares       Amount
                                               -----------------  -----------------  -----------------    ---------------------
Balance at December 31, 1995                        -   $      -       -   $      -       -   $      -       92,829    $    928
Sale of common stock, less  expenses of $245        -          -       -          -       -          -       18,595         186
Shares issued upon exercise of warrants & options   -          -       -          -       -          -          204           2
Net loss                                            -          -       -          -       -          -            -           -
Translation adjustment                              -          -       -          -       -          -            -           -
Restricted shares issued for
 Director's compensation                            -          -       -          -       -          -           20           -
Consulting expense attributable to options          -          -       -          -       -          -            -           -
Retirement of shares related to
 patent acquisition                                 -          -       -          -       -          -          (25)          -
Retirement of shares in settlement
 of employee receivable                             -          -       -          -       -          -           (8)          -
                                               --------------------------------------------------------------------------------
Balance at December 31, 1996                        -   $      -       -   $      -       -   $      -      111,615    $  1,116
  Sale of common stock                              -          -       -          -       -          -        2,857          29
Shares issued upon exercise of warrants & options   -          -       -          -       -          -        1,996          20
Sale of Series C preferred stock,
 less expenses of $1,387                           13     11,863       -          -       -          -            -           -
Discount on beneficial conversion price
 to preferred shareholders                          -     (3,313)      -          -       -          -            -           -
Accretion and amortization of discount on
 beneficial conversion price to
 preferred shareholders                             -      1,908       -          -       -          -            -           -
Sale of subsidiary common  stock,
 less expenses of $65                               -          -       -          -       -          -            -           -
Common stock issued upon conversion of
 convertible debt less expenses of $168             -          -       -          -       -          -       16,683         167
Net loss                                            -          -       -          -       -          -            -           -
Translation adjustment                              -          -       -          -       -          -            -           -
Restricted shares issued for
 Directors' compensation                            -          -       -          -       -          -           10           -
Warrant issued in conjunction
 with convertible debt                              -          -       -          -       -          -            -           -
Compensatory stock options and warrants             -          -       -          -       -          -            -           -
                                               --------------------------------------------------------------------------------
Balance at December 31, 1997                       13   $ 10,458       -   $      -       -          -      133,161       1,332
Shares issued in consideration
 for patent rights                                  -          -       -          -       -          -        1,250          12
Return of shares for subscription receivable        -          -       -          -       -          -            -           -
Conversion of Series C preferred stock,
 less expense of $53                              (12)   (11,726)      -          -       2      1,577       20,665         207
  Discount on beneficial conversion price
   to preferred shareholders                        -          -       -          -       -          -            -           -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                           -      1,970       -          -       -          -            -           -
Offering costs of Series A
 preferred stock in subsidiary                      -          -       -          -       -          -            -           -
  Discount on beneficial conversion price
   to preferred shareholders                        -          -       -          -       -          -            -           -
  Accretion and amortization of
   discount on beneficial conversion price
   to preferred shareholders                        -          -       -          -       -          -            -           -
Sale of Series D preferred stock,
 less expenses of $862                              -          -       6      5,138       -          -            -           -
  Discount on beneficial conversion price
   to preferred shareholders                        -          -       -       (673)      -          -            -           -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                           -          -       -        775       -          -            -           -
Sale of Series E preferred stock                    -          -       -          -       9      4,735            -           -
  Discount on beneficial conversion price
   to preferred shareholders                        -          -       -          -       -     (3,179)           -           -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                           -          -       -          -       -        165            -           -
Exchange of subsidiary common stock
 for parent common stock                            -          -       -          -       -          -        1,135          11
Payment of stock subscription receivable            -          -       -          -       -          -            -           -
Repurchase of common shares                         -          -       -          -       -          -            -           -
Acquisition of Advancel, less expenses of $23       -          -       -          -       -          -            -           -
Other                                               -          -       -          -       -          -            1           -
Net loss                                            -          -       -          -       -          -            -           -
Translation adjustment                              -          -       -          -       -          -            -           -
Restricted shares issued for compensation           -          -       -          -       -          -          125           1
Compensatory stock options and warrants             -          -       -          -       -          -            -           -
                                               --------------------------------------------------------------------------------
Balance at December 31, 1998                        1    $   702       6   $  5,240      11   $  3,298      156,337    $  1,563
                                               ================================================================================
See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                  (In thousands of dollars and shares)
                                                   Add'l       Accumu-     Cumulative       Stock           Unearned Portion of
                                                   Paid-In     lated       Translation      Subscription    Compensatory Stock/
                                                   Capital     Deficit     Adjustment       Receivable      Options/Warrants
                                                   ---------  -----------  -----------      ------------    -------------------
Balance at December 31, 1995                       $ 78,667    $ (72,848)    $  150          $   (13)         $       -
Sale of common stock, less  expenses of $245          6,178            -          -               13                  -
Shares issued upon exercise of  warrants & options      102            -          -                -                  -
Net loss                                                  -      (10,825)         -                -                  -
Translation adjustment                                    -            -         (8)               -                  -
Restricted shares issued for
 Director's compensation                                 13            -          -                -                  -
Consulting expense attributable to options               96            -          -                -                  -
Retirement of shares related to
 patent acquisition                                     (26)           -          -                -                  -
Retirement of shares in settlement
 of employee receivable                                  (5)           -          -                -                  -
                                                  -----------------------------------------------------------------------------
Balance at December 31, 1996                       $ 85,025    $ (83,673)    $  142          $     -          $       -
  Sale of common stock                                  471            -          -                -                  -
Shares issued upon exercise of warrants & options     1,115            -          -              (64)                 -
Sale of Series C preferred stock,
 less expenses of $1,387                                  -            -          -                -                  -
Discount on beneficial conversion price
 to preferred shareholders                            3,313            -          -                -                  -
Accretion and amortization of discount on
 beneficial conversion price to
 preferred shareholders                              (1,908)           -          -                -                  -
Sale of subsidiary common  stock,
 less expenses of $65                                 3,573            -          -             (326)                 -
Common stock issued upon conversion of
 convertible debt less expenses of $168               4,714            -          -                -                  -
Net loss                                                  -       (9,848)         -                -                  -
Translation adjustment                                    -            -        (23)               -                  -
Restricted shares issued for
 Directors' compensation                                  2            -          -                -                  -
Warrant issued in conjunction
 with convertible debt                                   34            -          -                -                  -
Compensatory stock options and warrants                  40            -          -                -                  -
                                                  ------------------------------------------------------------------------------
Balance at December 31, 1997                       $ 96,379    $ (93,521)    $  119           $ (390)                 -
Shares issued in consideration
 for patent rights                                      494            -          -                -                  -
Return of shares for subscription receivable              -            -          -               64                  -
Conversion of Series C preferred stock,
 less expense of $53                                  9,889            -          -                -                  -
  Discount on beneficial conversion price
   to preferred shareholders                              -            -          -                -                  -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                            (1,970)           -          -                -                  -
Offering costs of Series A
 Preferred Stock in subsidiary                         (862)           -          -                -                  -
  Discount on beneficial conversion price
   to preferred shareholders                            673            -          -                -                  -
  Accretion and amortization of
   discount on beneficial conversion price
   to preferred shareholders                           (775)           -          -                -                  -
Sale of Series D preferred stock,
 less expenses of $862                                    -            -          -                -                  -
  Discount on beneficial conversion price
   to preferred shareholders                            673            -          -                -                  -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                              (775)           -          -                -                  -
Sale of Series E preferred stock                          -            -          -           (4,000)                 -
  Discount on beneficial conversion price
   to preferred shareholders                          3,179            -          -                -                  -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                              (165)           -          -                -                  -
Exchange of subsidiary common stock
 for parent common stock                                545            -          -                -                  -
Payment of stock subscription receivable                  -            -          -              326                  -
Repurchase of common shares                               -            -          -                -                  -
Acquisition of Advancel, less expenses of $23          (151)           -          -                -                (94)
Other                                                   (48)           -          -                -                  -
Net loss                                                  -      (14,183)         -                -                  -
Translation adjustment                                    -            -        (74)               -                  -
Restricted shares issued for compensation                96            -          -                -                  -
Compensatory stock options and warrants                 301            -          -                -               (144)
                                               --------------------------------------------------------------------------------
Balance at December 31, 1998                       $107,483    $(107,704)    $   45          ($4,000)            $ (238)
                                               ================================================================================
See notes to Financial Statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands of dollars)
                                                                   Treasury Stock
                                                               Shares         Amount            Total
                                                              --------      ---------         ----------
Balance at December 31, 1995                                        -       $      -          $   6,884
Sale of common stock, less  expenses of $245                        -              -              6,377
Shares issued upon exercise of  warrants & options                  -              -                104
Net loss                                                            -              -            (10,825)
Translation adjustment                                              -              -                 (8)
Restricted shares issued for
 Director's compensation                                            -              -                 13
Consulting expense attributable to options                          -              -                 96
Retirement of shares related to
 patent acquisition                                                 -              -                (26)
Retirement of shares in settlement
 of employee receivable                                             -              -                 (5)
                                                              ------------------------------------------
Balance at December 31, 1996                                        -       $      -          $   2,610
  Sale of common stock                                              -              -                500
Shares issued upon exercise of warrants & options                   -              -              1,071
Sale of Series C preferred stock,
 less expenses of $1,387                                            -              -             11,863
Discount on beneficial conversion price
 to preferred shareholders                                          -              -                  -
Accretion and amortization of discount on
 beneficial conversion price to
 preferred shareholders                                             -              -                  -
Sale of subsidiary common  stock,
 less expenses of $65                                               -              -              3,247
Common stock issued upon conversion of
 convertible debt less expenses of $168                             -              -              4,881
Net loss                                                            -              -             (9,848)
Translation adjustment                                              -              -                (23)
Restricted shares issued for
 Directors' compensation                                            -              -                  2
Warrant issued in conjunction
 with convertible debt                                              -              -                 34
Compensatory stock options and warrants                             -              -                 40
                                                             -------------------------------------------
Balance at December 31, 1997                                        -       $      -           $ 14,377
Shares issued in consideration
 for patent rights                                                  -              -                506
Return of shares for subscription receivable                      158            (64)                 -
Conversion of Series C preferred stock,
 less expense of $53                                                -              -                (53)
  Discount on beneficial conversion price
   to preferred shareholders                                        -              -                  -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                                           -              -                  -
Offering costs of Series A
 Preferred Stock in subsidiary                                      -              -               (862)
  Discount on beneficial conversion price
   to preferred shareholders                                        -              -                673
  Accretion and amortization of
   discount on beneficial conversion price
   to preferred shareholders                                        -              -               (775)
Sale of Series D preferred stock,
 less expenses of $862                                              -              -              5,138
  Discount on beneficial conversion price
   to preferred shareholders                                        -              -                  -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                                           -              -                  -
Sale of Series E preferred stock                                2,100           (735)                 -
  Discount on beneficial conversion price
   to preferred shareholders                                        -              -                  -
  Accretion and amortization of discount on
   beneficial conversion price to
   preferred shareholders                                           -              -                  -
Exchange of subsidiary common stock
 for parent common stock                                            -              -                556
Payment of stock subscription receivable                            -              -                326
Repurchase of common shares                                     5,607         (3,292)            (3,292)
Acquisition of Advancel, less expenses of $23                  (1,787)         1,128                883
Other                                                               -              -                (48)
Net loss                                                            -              -            (14,183)
Translation adjustment                                              -              -                (74)
Restricted shares issued for compensation                           -              -                 97
Compensatory stock options and warrants                             -              -                157
                                                            --------------------------------------------
Balance at December 31, 1998                                    6,078       $ (2,963)          $  3,426
                                                            ============================================
See notes to Financial Statements

NCT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                              (in thousands of dollars)
                                                                               Years Ended December 31,
                                                                          ---------------------------------
                                                                            1996        1997        1998
                                                                          ---------   ---------   ---------
Cash flows from operating activities
     Net loss                                                             $(10,825)   $ (9,848)   $(14,183)
     Adjustments to reconcile net loss to net cash (used in)
     operating activities:
          Depreciation and amortization                                      1,000         899       1,030
          Common stock options and warrants issued as consideration for:
               Compensation                                                    109          42         301
               Interest on debentures                                            -          51           -
               Convertible debt                                                  -          34           -
          Costs incurred related to convertible debt                             -         211           -
          Common stock retired in settlement of employee
           account receivable                                                   (5)          -           -
          Discount on beneficial conversion feature on convertible debt          -       1,420           -
          Provision for tooling costs and write off                            371         515         151
          Provision for doubtful accounts                                      192         130         232
          Equity in net loss of unconsolidated                                  80           -           -
          Unrealized foreign currency (gain) loss                              (45)          8         (80)
          (Gain) loss on disposition of fixed assets                            83          (4)         34
          Changes in operating assets and liabilities:                           -           -           -
               (Increase) decrease in accounts receivable                       61        (127)       (193)
               (Increase) decrease in license fees receivable                 (150)        (50)          8
               (Increase) decrease in inventories, net of reserves             813        (433)     (1,986)
               (Increase) decrease in other assets                              67         (12)        (12)
               Increase in accounts payable and accrued expenses                55         135       1,816
               Increase (decrease) in other liabilities                        436        (414)         48
                                                                          ---------   ---------   ---------
          Net cash (used in) operating activities                         $ (7,758)   $ (7,443)   $(12,834)
                                                                          ---------   ---------   ---------

Cash flows from investing activities:
     Capital expenditures                                                 $   (186)       (244)       (548)
     Acquisition of patent rights                                                -           -        (822)
     Acquisition of Advancel (net of $100 cash acquired)                         -           -          40
     Acquisition and advances, including $135 of costs (Note 6)                  -           -      (5,134)
     Sale of capital expenditures                                                -          67          46
                                                                          ---------   ---------   ---------
          Net cash (used in) investing activities                         $   (186)   $   (177)   $ (6,418)
                                                                          ---------   ---------   ---------

Cash flows from financing activities:
     Proceeds from:
          Convertible notes (net)                                         $      -    $  3,199    $      -
          Sale of common stock and expenses                                  6,377         500         (51)
          Sale of Series C preferred stock and expenses                          -      11,863         (53)
          Sale of Series D preferred stock                                       -           -       5,138
          Sale of subsidiary Series A preferred stock                            -           -       5,138
          Sale of subsidiary stock and expenses                                  -       3,247         (21)
          Exercise of stock purchase warrants and options                      104       1,071           -
          Collections on subscriptions receivable                                -           -         326
          Purchase of treasury stock                                             -           -      (3,292)
                                                                          ---------   ---------   ---------
          Net cash provided by financing activities                       $  6,481    $ 19,880    $  7,185
                                                                          ---------   ---------   ---------

Effect of exchange rate changes on cash                                   $      -    $    (24)   $     (8)

Net increase (decrease) in cash and cash equivalents                      $ (1,463)   $ 12,236    $(12,075)
Cash and cash equivalents - beginning of period                              1,831         368      12,604
                                                                          ---------   ---------   ---------
Cash and cash equivalents - end of period                                 $    368    $ 12,604    $    529
                                                                          =========   =========   =========
Cash paid for interest                                                    $      4    $      8    $      9
                                                                          =========   =========   =========

See Note 7 for issuance of common stock for patents and acquisitions.
See Note 8 with respect to issuance of securities for compensation.
See notes to Financial Statements.

                             NCT GROUP, INC. AND SUBSIDIARIES
                             NOTES TO THE FINANCIAL STATEMENTS

1.   Background:

   NCT Group, Inc. ("NCT" or the "Company") designs, develops, licenses, produces and distributes electronic systems for Active Wave Management including systems that electronically reduce noise and vibration. The Company's systems are designed for integration into a wide range of products serving major markets in the transportation, manufacturing, commercial, consumer products and communications industries. The Company has begun commercial application of its technology through a number of product lines, including NoiseBuster(R) communications headsets and NoiseBuster Extreme!(TM) consumer headsets, Gekko(TM) flat speakers, flat panel transducers ("FPT(R)"), ClearSpeech(R), microphones, speakers and other products, adaptive speech filters ("ASF"), the ProActive(R) line of industrial/commercial active noise reduction ("ANR") headsets, an aviation headset for pilots, an industrial muffler or "silencer" for use with large vacuums and blowers, quieting headsets for patient use in magnetic resonance imaging ("MRI") machines, and an aircraft cabin quieting system.

   The technology supporting the Company's electronic systems was developed using technology maintained under various patents (the "Chaplin Patents") held by Chaplin-Patents Holding Co., Inc. ("CPH") as well as patented technology acquired or developed by the Company. CPH, formerly a joint venture with Active Noise Vibration Technologies, Inc. ("ANVT"), was established to maintain and defend these patent rights. The former joint venture agreement relating to the Chaplin Patents required that the Company only license or share the related technology with entities who are affiliates of the Company. As a result, the Company established various joint ventures and formed other strategic alliances (see Note 3) to further develop the technology and electronic systems and components based on the Chaplin Patents, to develop such technology into commercial applications, to integrate the electronic systems into existing products and to distribute such systems and products into various industrial, commercial and consumer markets.

   The Company has incurred substantial losses from operations since its inception, which have amounted to $107.7 million on a cumulative basis through December 31, 1998 and has negative working capital of $1.2 million at December 31, 1998. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of common stock and preferred stock, including the exercise of warrants or options to purchase common stock, and by technology licensing fees and engineering and development funds received from joint venture and other strategic partners. As discussed in
Note 3, agreements with joint venture and other strategic partners generally require that a portion of the initial cash flows, if any, generated by the ventures or the alliances be paid on a preferential basis to the Company's co-venturers until the technology licensing fees and engineering and development funds provided to the venture or the Company are recovered. Cash and cash equivalents amounted to $0.5 million at December 31, 1998. Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees, royalties and product sales and engineering development revenue. Reducing operating expenses and capital expenditure alone will not be sufficient and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees, royalties, product sales and engineering and development revenue, all of which are presently uncertain. In the event that anticipated technology licensing fees, royalties, product sales, and engineering and development revenue are not realized, then management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

     In that event that funding from internal sources is insufficient, the Company would have to substantially cut back its level of operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies (see Note 8 with respect to recent financing). As set forth in Note 16, on June 24, 1999, the Company's Board of Directors approved the issuance of up to 15 million shares of the Company's common stock to be used to settle certain obligations of the Company.

   On April 30, 1998, the Company completed the sale of 5.0 million ordinary shares of NXT plc (formerly Verity Group plc ) acquired upon the Company's exercise on April 7, 1998 of the option it held to purchase such shares at a price of 50 pence per share. This option was acquired by the Company in connection with the cross license agreement entered into by the Company, NXT plc and New Transducers Ltd. ("NXT"), a wholly-owned subsidiary of NXT plc. The Company realized a $3.2 million gain from the exercise of such option and the sale of the Verity ordinary shares received therefrom, which is included in other income in 1998.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1998 about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.


2.   Summary of Significant Accounting Policies:

Consolidation:

   The financial statements include the accounts of the Company and its majority owned subsidiaries. All material inter-company transactions and account balances have been eliminated in consolidation.

   Unconsolidated affiliates include joint ventures and other entities not controlled by the Company, but over which the Company maintains significant influence and in which the Company's ownership interest is 50% or less. The Company's investments in these entities are accounted for on the equity method. When the Company's equity in cumulative losses exceeds its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method (see Note 3). The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

Revenue Recognition:

Product Sales:

   Revenue is recognized when the product is shipped.

Engineering and development services:

   Revenue from engineering and development contracts is recognized and billed as the services are performed. However, revenue from certain engineering and development contracts are recognized as services are performed under the percentage of completion method after 10% of the total estimated costs have been incurred. Under the percentage of completion method, revenues and gross profit are recognized as work is performed based on the relationship between actual costs incurred to total estimated costs at completion.
Estimated losses are recorded when identified.

   Revenues recorded under the percentage of completion method amounted to $9,000, zero and $61,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

Technology Licensing Fees:

   Technology licensing fees paid by joint venturers, co-venturers, strategic partners or other licensees which are nonrefundable, are recognized in income upon execution of the license agreement. If any license fee is subject to completion of any performance criteria specified within the agreement, such license fee is deferred until such performance criteria is met. See Note 3 with respect to the license fee recorded by the Company in connection with Ultra Electronics, Ltd.("Ultra") and NXT.

Advertising:

   Advertising costs are expensed as incurred. Expense for years ended December 31, 1996, 1997 and 1998 was $0.5 million, $0.5 million and $1.7 million, respectively.

Cash and cash equivalents:

   The Company considers all money market accounts and highly liquid investments with original maturities of three months or less at the time of purchase (principally comprised of high quality investments in commercial paper) to be cash equivalents.

Inventories:

   Inventories are stated at the lower of cost (average) or market.

   With regard to the Company's assessment of the realizability of inventory, the Company periodically conducts a complete physical inventory, and reviews the movement of inventory on an item by item basis to determine the value of items which are slow moving and obsolete. After considering potential for near term product engineering changes and/or technological obsolescence and current realizability, the Company determines the current need for inventory reserves. After applying the above noted measurement criteria at December 31, 1997, and December 31, 1998, the Company determined that a reserve of $0.5 million for each year was adequate.

Property and Equipment:

   Property and equipment are stated at cost and depreciation is recorded on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of their useful lives or the related lease term.

Patent Rights:

   Patent rights are stated at cost and are amortized on a straight line basis over the remaining life of each patent (ranging from 1 to 15 years). Amortization expense was $0.4 million, $0.3 million and $0.5 million for 1996, 1997 and 1998, respectively. Accumulated amortization was $1.8 million and $2.3 million at December 31, 1997 and 1998, respectively.

   It is the Company's policy to review the carrying value of its individual patents when events have occurred which could impair the valuation on any such patent.

Foreign currency translation:

   The financial statements for the United Kingdom operations are translated into U.S. dollars at year-end exchange rates for assets and liabilities and weighted average exchange rates for revenues and expenses. The effects of foreign currency translation adjustments are included as a component of stockholders' equity and gains and losses resulting from foreign currency transactions are included in income and have not been material.

Loss per common share:

   The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," in the year ended December 31, 1997 and has retroactively applied the effects thereof for all periods presented. Accordingly, the presentation of per share information includes calculations of basic and diluted loss per share. The impact on the per share amounts previously reported (primary and fully diluted) was not significant. Except as described below, the per share effects of potential common shares such as warrants, options, and convertible preferred stock have not been included, as the effect would be antidilutive (see Notes 8 and 9).

   The SEC has taken the position that when preferred stock is convertible to common stock at a conversion rate that is the lower of a rate fixed at issuance or a fixed discount from the common stock market price at the time of conversion, the discounted amount is an assured incremental yield, the "beneficial conversion feature", to the preferred shareholders and should be accounted for as an embedded dividend to preferred shareholders. As such, this dividend was recognized in the loss per share calculation.

Concentrations of Credit Risk:

   Financial instruments which potentially subject the Company to concentration of credit risk consist of cash and cash equivalents. The Company primarily holds its cash and cash equivalents in two banks. Deposits in excess of federally insured limits were $0.3 million at December 31, 1998. The Company sells its products and services to original equipment manufacturers, distributors and end users in various industries worldwide. As shown below, the Company's five largest customers accounted for approximately 33.5% of revenues during 1998 and 38.8% of accounts receivable at December 31, 1998. The Company does not require collateral or other security to support customer receivables.

                                          (in thousands of dollars)
                                           As of December 31, 1998,
                                         and for the year then ended
                                       ---------------------------------
                                         Accounts
               CUSTOMER                 Receivable           Revenue
    VLSI Technology, Inc.                      $  -              $  285
    TS/2 Inc.                                     9                 275
    STMicroelectronics SA and
        STMicroelectronics S.r.l                246                 246
    Telex Communications, Inc.                    -                 189
    Cleverdevices Ltd.                           23                 119
    All Other                                   438               2,210
                                       -------------      --------------
                              Total            $716              $3,324
                                       =============      ==============

   The Company regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable. When quantifying the realizability of accounts receivable, the Company takes into consideration the value of past due receivables and the collectibility of such receivables, based on credit worthiness.

Use of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation:

   During 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The provisions of SFAS No. 123 allow the Company to either expense the estimated fair value of stock options and warrants or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options or warrants been expensed. The Company has elected to continue to apply APB 25 in accounting for its employee stock option and warrant incentive plans. (See Note 9.)

Reporting Comprehensive Loss:

     During 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). The provisions for SFAS No. 130 require the Company to report the change in the Company's equity during the period from transactions and events other than those resulting from investments by and distributions to the shareholders.

Segments of an Enterprise and Related Information:

   During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). The provisions of SFAS No. 131 require the Company to disclose the following information for each reporting segment: general information about factors used to identify reportable segments, the basis of organization, and the sources of revenues; information about reported profit or loss and segment assets; and reconciliations of certain reported segment information to consolidated amounts. Please refer to Note 14 and 15 for further information.

3.   Joint Ventures and Other Strategic Alliances:

   The following is a summary of certain of the Company's joint ventures and other strategic alliances as of December 31, 1998.

   The Company and certain of its majority-owned subsidiaries have entered into agreements to establish joint ventures and other strategic alliances related to the design, development, manufacture, marketing and distribution of its electronic systems and products containing such systems. These agreements generally provide that the Company license technology and contribute a nominal amount of initial capital and that the other parties provide substantially all of the funding to support the venture or alliance. This support funding generally includes amounts paid or services rendered for engineering and development. In exchange for this funding, the other party generally receives a preference in the distribution of cash and/or profits from the joint ventures or royalties from these alliances until such time that the support funding (plus an "interest" factor in some instances) is recovered. At December 31, 1998, there were no preferred distributions due to joint venture partners from future profits of the joint ventures.

   Technology licensing fees and engineering and development fees paid by joint ventures to the Company are recorded as income since there is no recourse to the Company for these amounts or any commitment by the Company to fund the obligations of the venture.

   When the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method. The aggregate amount of the Company's share of losses in these joint ventures in excess of the Company's investments which has not been recorded was zero at December 31, 1998. The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

   Certain of the joint ventures will be suppliers to the Company and to other of the joint ventures and will transfer products to the related entities based upon pricing formulas established in the agreements. The formula is generally based upon fully burdened cost, as defined in the agreements.

   Total revenues recorded by the Company relating to the joint ventures and alliances, or their principals, for technology licensing fees, engineering and development services and product sales were as follows:



                                               (in thousands of dollars)
                                                Years ended December 31,
                                          -------------------------------------
        Joint Venture/Alliance                 1996         1997         1998
----------------------------------------  -----------  -----------   ----------
Walker Noise Cancellation Technologies        $   90       $   61       $    -
Ultra Electronics, Ltd.                           62            -           68
Magneti Marelli S.p.A.                            28            -           80
Siemens Medical Systems, Inc.                    319          172          102
Foster/NCT Supply, Ltd.                           10           28            -
AB Electrolux                                     12           34            -
Hoover Universal, Inc.                           713            -            -
OnActive Technologies, LLC                         -            -           75
TS/2 Inc.                                          -            -          275
VLSI Technology, Inc.                              -            -          285
STMicroelectronics S.A. &                          -            -          246
    STMicroelectronics S.r.l
NXT plc                                            -        3,000            -
                                          -----------  -----------   ----------
                 Total                        $1,234       $3,295       $1,131
                                          ===========  ===========   ==========

   Outlined below is a summary of the nature and terms of selected ventures or alliances:

Joint Ventures:

   OnActive Technologies, L.L.C. ("OAT") and the Company entered into an Operating Agreement in December 1995 with Applied Acoustic Research, L.L.C., ("AAR") to design, develop, manufacture, market, distribute and sell flat panel transducers and related components for use in audio applications and audio systems installed in ground based vehicles. Initial capital contributions by the Company and AAR were nominal and neither company was required to make any additional contribution to OAT. In May 1996, the Operating Agreement was amended to include Johnson Controls, Inc.'s ("JCI's) $1.5 million, 15% equity interest in OAT and acquired exclusive rights in the automotive OEM market to certain of the Company's and AAR's related patents for a total of $1.5 million, which was paid 50/50 to the Company and AAR. In connection therewith, the Company recorded a license fee of $750,000 during the year ended December 31, 1996. The Operating Agreement provided that services and subcontracts provided to OAT by the Company, AAR, or JCI (collectively, the "Members"), are to be compensated by OAT at 115% of the Members fully burdened cost. However, during 1996, administrative services required by OAT were provided by the Company and not charged to OAT. During 1996 such services were nominal. As of December 31, 1995 the Company recognized $80,000 of income relating to its share of 1995 profit in OAT. As of December 31, 1996 the Company reversed the $80,000 of income which related to its share of the 1996 loss in OAT. On October 8, 1998, the Members signed a Redemption Agreement, an Amended and Restated License Agreement, a Termination Agreement, and a License Agreement (collectively, the "Termination Agreements") terminating the ownership interest of NCT Audio, a subsidiary of the Company. NCT Audio had its ownership interest in OAT redeemed by OAT in exchange for the rights and licenses granted NCT Audio, under the License Agreement together with a cash payment of seventy-five thousand dollars ($75,000), the discharge of any indebtedness of NCT Audio to OAT, the license to certain technology in accordance with specific terms and limitations set forth in that certain
Aftermarket-TDSS License, and the right to receive 22.5% (twenty-two and one half percent) of all royalties to be paid by JCI, relating to the licensing of that certain proprietary intellectual property of the Company known as Top Down Surround Sound ("TDSS").

Other Strategic Alliances:

   Ultra Electronics Ltd. (formerly Dowty Maritime Limited) and the Company entered into a teaming agreement in May 1993 to collaborate on the design, manufacture and installation of products to reduce noise in the cabins of various types of aircraft. In accordance with the agreement, the Company provided informational and technical assistance relating to the aircraft quieting system and Ultra reimbursed the Company for expenses incurred in connection with such assistance. Ultra was responsible for the marketing and sales of the products. The Company was to supply Ultra with electronic components required for the aircraft quieting system, at a defined cost, to be paid by Ultra.

   In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million and a future royalty of 1.5% of sales commencing in 1998. Under the agreement, Ultra also acquired the Company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and employed certain of the Company's employees.

   Accordingly, the Company recorded $2.6 million as a technology licensing fee relating to the net amount received from above noted amended teaming agreement and the licensing and royalty agreement in the first quarter of 1995. The Company has recognized $68,000 in royalty revenue in 1998.

   New Transducers Ltd.(NXT), a wholly-owned subsidiary of NXT plc (formerly Verity Group PLC ) and the Company executed a cross licensing agreement (the "Cross License") on March 28, 1997. Under terms of the Cross License, the Company licensed patents and patents pending which relate to FPT technology to NXT, and NXT licensed patents and patents pending which relate to parallel technology to the Company. In consideration of the license, during the first quarter 1997, NCT recorded a $3.0 million license fee receivable from NXT as well as royalties on future licensing and product revenue. The Company also executed a security deed (the "Security Deed") in favor of NXT granting NXT a conditional assignment in the patents and patents pending licensed to NXT under the Cross License in the event a default in a certain payment to be made by the Company under the Cross License continued beyond fifteen days. Concurrent with the Cross License, the Company and NXT plc executed agreements granting each an option for a four year period commencing on March 28, 1998, to acquire a specified amount of the common stock of the other subject to certain conditions and restrictions. With respect to the Company's option to NXT plc (the "NXT plc Option"), 3.8 million shares of common stock (approximately 3.4% of the then issued and outstanding common stock) of the Company are covered by such option and the Company executed a registration rights agreement (the "Registration Rights Agreement") covering such shares. Five million ordinary shares (approximately 2.0% of the then issued and outstanding ordinary shares) of NXT plc are covered by the option granted by NXT plc to the Company. The exercise price under each option is the fair value of a share of the applicable stock on March 28, 1997, the date of grant. On April 15, 1997, NXT plc, NXT and the Company executed several agreements and other documents (the "New Agreements") terminating the Cross License, the Security Deed, the NXT plc Option and the Registration Rights Agreement and replacing them with new agreements (respectively the "New Cross License", the "New Security Deed", the "New NXT plc Option" and the "New Registration Rights Agreement"). The material changes effected by the New Agreements were the inclusion of NXT plc as a party along with its wholly-owned subsidiary NXT; providing that the license fee payable to NCT could be paid in ordinary shares of NXT plc stock; and reducing the exercise price under the option granted to NXT plc to purchase shares of the Company's common stock to $0.30 per share. The subject license fee was paid to the Company in ordinary shares of NXT plc stock which were subsequently sold by the Company. On September 27, 1997, NXT plc, NXT, NCT Audio and the Company executed several agreements and other documents, terminating the New Cross License and the New Security Deed and replacing them with new agreements (respectively, the "Cross License Agreement dated September 27, 1997" and the "Master License Agreement"). The material changes effected by the most recent agreements were an expansion of the fields of use applicable to the exclusive licenses granted to NXT plc and NXT, an increase in the royalties payable on future licensing and product revenues, cancellation of the New Security Deed covering the patents licensed by the Company, and the acceleration of the date on which the parties can exercise their respective stock purchase option to September 27, 1997. On February 9, 1999 NCT Audio and NXT expanded the Cross License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground based vehicles and aircraft sound systems and increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting NXT these expanded licensing rights, NCT Audio received $0.5 million license fee. Also on February 9, 1999, NCT Audio and NXT amended the Master License Agreement to include a minimum royalty payment of $160,000 in 1999, to be paid in equal quarterly installments.

   TS/2, Inc. ("TS/2"). On January 23, 1998, NCT Audio entered into an agreement with TS/2. Under the terms of the agreement, NCT Audio granted TS/2 a non-exclusive license to market NCT Audio's Gekko(TM) flat speakers in the pro-audio market. NCT Audio recorded $0.3 million license fee and is entitled to future per-unit revenues on Gekko(TM) products sold by TS/2 into the pro-audio market. NCT Audio recognized $0.4 million in marketing and product development expenses in connection with this agreement.

   VLSI Technology, Inc. ("VLSI"). On February 5, 1998, the Company entered into a license, engineering and royalty agreement with VLSI. Under the terms of the agreement, the Company has granted a non-exclusive license to VLSI for certain patents and patents pending which relate to the Company's ClearSpeech(R) technologies. Along with the license, the Company has recorded $0.3 million in related engineering revenue. The Company will recognize royalties on future products sold by VLSI incorporating the ClearSpeech(R) technology.

   STMicroelectronics SA & STMicroelectronics S.r.l ("ST"). On November 16, 1998, Advancel and ST executed a license agreement. Under the terms of the agreement, which included a license fee, a minimum royalty within two years and future per unit royalties, ST licensed Advancel's tiny 2J(TM)for Java(TM)
("t2J-Processor Core") to combine it with its proven secure architecture and advanced nonvolatile memory technology, to offer a new generation of secure microcontrollers for smartcard applications. The t2J-Processor Core is the ideal architecture to accelerate the execution of Javacard(TM)-based smartcard applications such as electronic purse credit/debit card functions, ID cards that provide authorized access to networks and subscriber identification modules that secure certain PCS cellular phones against fraud. Advancel recorded $0.2 million license fee in 1998 and an additional $0.4 million license fee is to be recorded upon making deliverables, along with $0.9 million minimum royalty over two years and $0.9 million research and engineering revenue.

4.   Inventories:

   Inventories comprise the following:

                                                (in thousands of dollars)
                                                      December 31,
                                               ----------------------------
                                                   1997            1998
                                               --------------   -----------

  Components                                   $    514         $   745
  Finished goods                                  1,291           3,083
                                               --------------   -----------
  Gross inventory                              $  1,805         $ 3,828
  Reserve for obsolete & slow moving inventory     (472)           (508)
                                               --------------   -----------
  Inventory, net of reserves                   $  1,333         $ 3,320
                                               ==============   ===========


5.   Property and Equipment:

   Property and equipment comprise the following:

                                              (in thousands of dollars)
                                Estimated            December 31,
                               Useful Life    -------------------------
                                 (Years)         1997         1998
                               -------------  ------------ ------------

 Machinery and equipment           3-5        $  1,801     $   1,935
 Furniture and fixtures            3-5             869         1,057
 Leasehold improvements            7-10          1,177         1,038
 Tooling                           1-3             670           181
 Other                             5-10             74            60
                                              ------------ ------------
      Gross                                   $  4,591     $   4,271
 Less accumulated depreciation                  (3,447)       (3,274)
                                              ------------ ------------
      Net                                     $  1,144     $     997
                                              ============ ============

     Depreciation expense for the years ended December 31, 1996, 1997 and 1998 was $0.5 million, $ 0.6 million and $0.5 million, respectively.

   6. Other Assets:

   On August 14, 1998, NCT Audio agreed to acquire substantially all of the business assets of Top Source Automotive, Inc. ("TSA"), an automotive original equipment audio system supplier. On June 11, 1998, NCT Audio paid a non-refundable deposit of $1,450,000 towards the purchase price, which is included in other assets. The total cash purchase price is $10,000,000, and up to $6,000,000 in possible future contingent payments to be paid in either NCT Audio common stock or cash, at the seller's election. The transaction is subject to approval of the shareholders of Top Source Technologies, Inc. ("TST"), TSA's parent company. On July 31, 1998, NCT Audio paid TST $2,050,000, to be held in escrow with securities and documentation necessary to represent beneficial ownership of 20% of the total equity rights and interests in TSA, until such time as TST's stockholders approve the sale of the business assets of TSA. Such approval was received on December 15, 1998, and at that time, the $2,050,000 was delivered to TSA. In return, NCT Audio took ownership of the documentation and securities. The Company has the exclusive option to purchase the assets of TSA at any time through March 31, 1999. If the acquisition of the 20% interest in TSA had occurred as of January 1, 1998, the Company's unaudited net loss and net loss per share basic and diluted would have been $(14.8) million and $(0.13), respectively.

   Unaudited summarized financial information of TSA is as follows:


                                   For the Twelve
                                    Months Ended
      (in thousands of dollars)  September 30, 1998
                                 ------------------
      Current assets                  $ 2,050
      Non-current assets                  383
      Current liabilities                 288
      Non-current liabilities               -

      Income statement data:
           Net revenues                10,815
           Gross profit                 3,398
           Net income                     632

   On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC dba Precision Power, Inc. ("PPI"), a supplier of custom automotive audio systems. In consideration, the members of PPI shall receive $2.0 million. NCT Audio also agreed to retire approximately $8.5 million of PPI debt. This acquisition is subject to NCT Audio's receipt of the necessary financing to close the transaction. In addition to the above, on June 17, 1998, NCT Audio provided a working capital loan in the amount of $0.5 million to PPI, which is evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided an additional working capital loan in the amount of $1.0 million to PPI, which is also evidenced by a demand promissory note. The unpaid principal balance of these notes bear interest at a rate equal to the prime lending rate plus one percent (1.0%). The notes aggregating $1.5 million have been included in other assets.

7.   Other Liabilities:

   On June 5, 1998, Interactive Products, Inc. ("IPI") entered into an agreement with the Company granting the Company a license to, and an option to purchase a joint ownership interest in, patents and patents pending which relate to IPI's speech recognition technologies, speech compression technologies and speech identification and verification technology. The aggregate value of the patented technology is $1,250,000, which was paid by a $150,000 cash payment and delivery of 1,250,000 shares of the Company's common stock valued at $0.65625 per share on June 5, 1998. At such time as IPI sells any of such shares, the proceeds thereof will be allocated towards a fully paid-up license fee for the technology rights noted above. In the event that the proceeds from the sale of shares are less than the $1,100,000, the Company will record a liability representing the cash payment due. On July 5, 1998 the Company paid IPI $50,000, which was held in escrow as security for the fulfillment of the Company's obligations, towards the liability. The Company has recorded a liability of $544,000 at December 31, 1998 representing the difference between the payment obligations and the net proceeds from the sale of shares of the Company's common stock received by IPI.

   On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel Logic Corporation ("Advancel"), a Silicon Valley-based developer of microprocessor cores that execute Sun Microsystems' Java(TM) code. The acquisition was pursuant to a stock purchase agreement dated as of August 21, 1998 (the "Stock Purchase Agreement") among the Company, Advancel and certain shareholders of Advancel (the "Advancel Shareholders"). The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock (see Note 8) together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders (individually, an "earnout payment" and collectively, the "earnout payments") based on Advancel's earnings before interest, taxes, depreciation and amortization (as defined in the Stock Purchase Agreement) for each of the calendar years 1999, 2000, 2001 and 2002 (individually, an "earnout year" and collectively, the "earnout years"). While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. In connection therewith the Company recorded a $77,000 earnout at December 31, 1998. At December 31, 1998 the Company has a $100,000 note payable to a former employee of Advancel. The note bears interest at a rate of 8.25%, compounded annually and is due in two equal installments on December 1, 1998 and March 1, 1999. Such note is past due.

8.   Common Stock:

Private Placements and Stock Issuances:

   On March 28, 1996, the Company sold 2.0 million shares of its common stock in a private placement with an investor that provided net proceeds to the Company of $0.7 million.

   On April 10, 1996, the Company sold an additional 1.0 million shares, in the aggregate, of its common stock in a private placement with three institutional investors that provided net proceeds to the Company of $0.3 million.
Contemporaneously, the Company sold secured convertible term notes in the aggregate principal amount of $1.2 million to those institutional investors and granted them each an option to purchase an aggregate of $3.45 million of additional shares of the Company's common stock. The per share conversion price under the notes and the exercise price under the options are equal to the price received by the Company for the sale of such 1.0 shares subject to certain adjustments.

   On August 13, 1996, the three institutional investors converted their secured, convertible term notes and exercised their options in full. As a result, the Company issued 13.4 million shares, in the aggregate, of its common stock to such investors, received $3.45 million in cash and effected by conversion to its common stock the payment of the notes together with the accrued interest thereon.

   On August 29, 1996, the Company sold 1.8 million shares of its common stock to a foreign investor, which purchased 4.8 million shares of the Company's common stock in November, 1995. The Company received $0.9 million of net proceeds. The purchaser is subject to certain resale and transfer restrictions with respect to these shares.

   Between January 15, 1997 and March 25, 1997, the Company issued and sold an aggregate amount of $3.4 million of non-voting subordinated convertible debentures (the "Debentures") in a private placement pursuant to Regulation S of the Securities Act of 1933, as amended, (the "Securities Act") to five unrelated investors (the "Investors") through multiple dealers (the "First Quarter 1997 Financing") from which the Company realized $3.2 million of net proceeds. The Debentures were to mature between January 15, 2000 and March 25, 2000 and earn 8% interest per annum, payable quarterly in either cash or the Company's common stock at the Company's sole option. Subject to certain common stock resale restrictions, the Investors, at their discretion, had the right to convert the principal due on the Debentures into the Company's common stock at any time after the 45th day following the date of the sale of the Debentures to the Investors. In the event of such a conversion, the conversion price was the lesser of 85% of the closing bid price of the Company's common stock on the closing date of the Debentures' sale or between 75% to 60% (depending on the Investor and other conditions) of the average closing bid price for the five trading days immediately preceding the conversion. To provide for the above noted conversion and interest payment options, the Company reserved 15 million shares of the Company's common stock for issuance upon such conversion. Subject to certain conditions, the Company also had the right to require the Investors to convert all or part of the Debentures under the above noted conversion price conditions after February 15, 1998. As of June 6, 1997, the Investors had converted all $3.4 million of the Debentures into 16.5 million shares of the Company's common stock. At the Company's election, interest due through the conversion dates of the Debentures was paid through the issuance of an additional 0.2 million shares of the Company's common stock. In conjunction with the Debentures, the Company granted a warrant to purchase 75,000 shares of common stock to one investor. During the year ended December 31, 1997, the Company valued this warrant, using the Black-Scholes pricing model at $34,000 which was expensed as debt discount. The Company recorded a $1.4 million non-cash interest expense attributable to the conversions of the Debentures in the first and second quarters of 1997 as an adjustment during the fourth quarter of 1997. If the shares were issued in lieu of debt at the respective issuance dates of the debt, supplementary basic and diluted net loss per share for the year ended December 31, 1997 would have been a loss of $0.08 per share.

   On July 30, 1997 the Company sold 2.9 million shares, in the aggregate, of its common stock at a price of $0.175 per share in a private placement that provided net proceeds to the Company of $0.5 million.

   On September 4, 1997, the Company transferred $5,000 cash and all of the business and assets of its Audio Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated company, NCT Audio Products, Inc., in consideration for 5,867 shares of NCT Audio common stock whereupon NCT Audio became a wholly-owned subsidiary of the Company. The Company also granted NCT Audio an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to FPT(TM) and FPT(TM) based audio speaker products for all markets for such products excluding (a) markets licensed to or reserved by NXT plc and NXT under the Company's cross licensing agreements with NXT plc and NXT, (b) the ground based vehicle market licensed to OAT, (c) all markets for hearing aids and other hearing enhancing or assisting devices, and
(d) all markets for headsets, headphones and other products performing functions substantially the same as those performed by such products in consideration for a license fee of $3.0 million (eliminated in consolidation) to be paid when proceeds are available from the sale of NCT Audio common stock and on-going future royalties payable by NCT Audio to the Company as provided in such license agreement. In addition, the Company agreed to transfer all of its rights and obligations under its cross licensing agreements with NXT plc and NXT to NCT Audio and to transfer the Company's interest in OAT to NCT Audio, which was then redeemed by OAT on October 8, 1998. (Please refer to Note 3 for further information.)

   Between October 10, 1997 and December 4, 1997 NCT Audio issued 2,145 shares of its common stock (including 533 shares issued to NXT plc) for an aggregate purchase price of $4.0 million in a private placement pursuant to Regulation D under the Securities Act (the "NCT Audio Financing"). NCT Audio has not met certain conditions regarding the filing of a registration statement for NCT Audio common stock. As such, holders of NCT Audio common stock have a right to convert their NCT Audio common stock into a sufficient number of restricted shares of NCT common stock to equal their original cash investment in NCT Audio, plus a 20% discount to market. During 1998, two NCT Audio shareholders have exercised their right to exchange 296 shares of NCT Audio common stock into 1,135,542 shares of NCT common stock under the terms noted above. In connection therewith the Company recorded goodwill of $556,000 which is being amortized over five years.

   Between October 28, 1997 and December 11, 1997, the Company entered into a series of subscription agreements (the "Series C Subscription Agreements") to sell an aggregate amount of $13.3 million of Series C Convertible Preferred Stock (the "Series C Preferred Stock") in a private placement, pursuant to Regulation D of the Securities Act, to 32 unrelated accredited investors through two dealers (the "1997 Series C Preferred Stock Private Placement"). The total 1997 Series C Preferred Stock Private Placement was completed on December 11, 1997. The aggregate net proceeds to the Company of the 1997 Series C Preferred Stock Private Placement were $11.9 million. Each share of the Series C Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series C Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. The shares of Series C Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) the effective date of the Series C Registration Statement; or (ii) ninety (90) days after the date of filing of the Series C Registration Statement. Each share of Series C Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series C Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of
(x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series C Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof.

   The conversion terms of the Series C Preferred Stock also provide that in no event shall the average closing bid price referred to in the Series C Conversion Formula be less than $0.625 per share and in no event shall the Company be obligated to issue more than 26.0 million shares of its common stock in the aggregate in connection with the conversion of the Series C Preferred Stock. Accordingly, 26.0 million shares of common stock which could be issuable upon conversion of the Series C Preferred Stock are included in the offering to which the prospectus relates. Under the terms of the Series C Subscription Agreements, the Company may be subject to a penalty if the Series C Registration Statement is not declared effective within one hundred twenty (120) days after the first closing of any incremental portion of the offering of Series C Preferred Stock, such penalty to be in an amount equal to one and one half percent (1.5%) per month of the aggregate amount of Series C Preferred Stock sold in the offering up to a maximum of ten percent (10%) of such aggregate amount. The Series C Subscription Agreements also provide that for a period commencing on the date of the signing of the Series C Subscription Agreements and ending ninety (90) days after the closing of the offering the Company will be prohibited from issuing any debt or equity securities other than Series C Preferred Stock, and that the Corporation will be required to make certain payments in the event of its failure to effect conversion in a timely manner or in the event it fails to reserve sufficient authorized but unissued common stock for issuance upon conversion of the Series C Preferred Stock. As of December 31, 1998, 10,850 shares of Series C Preferred Stock have been converted to 20,665,000 shares of NCT common stock.

   During 1998, the Board of Directors authorized the issuance of a total of 125,000 shares of the Company's common stock to an employee, two directors and a consultant in connection with their services to the Company. The Company valued these shares at $97,000, representing the fair value on the date of issuance.

   On July 15, 1998 the Company transferred $5,000 and all of the business and assets of its Hearing Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated subsidiary company, NCT Hearing Products, Inc. ("NCT Hearing") in consideration for 6,400 shares of NCT Hearing common stock whereupon NCT Hearing became a wholly-owned subsidiary of the Company. The Company also granted NCT Hearing an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to Hearing Products in consideration for a license fee of $3.0 million (eliminated in consolidation) to be paid when proceeds are available from the sale of NCT Hearing common stock and running royalties payable with respect to NCT Hearing's sales of products incorporating the licensed technology and its sublicensing of such technology. It is anticipated that NCT Hearing will issue additional shares of its common stock in transactions exempt from registration in order to raise additional working capital.

   On July 27, 1998, the Company entered into subscription agreements (the "Series D Subscription Agreements") to sell 6,000 shares of the Company's Series D Convertible Preferred Stock ("Series D Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act of 1933, as amended (respectively "Regulation D" and the "Securities Act"), to six unrelated accredited investors through one dealer (the "1998 Series D Preferred Stock Private Placement. The sale of 6,000 shares of Series D Preferred Stock having an aggregate $6.0 million stated value was completed on August 6, 1998. $5.2 million net proceeds were received by the Company from the 1998 Series D Preferred Stock Private Placement. Each share of the Series D Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series D Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series D Subscription Agreements, the Company is required to file a registration statement ("the Series D Registration Statement") covering the resale of all shares of common stock of the Company issuable upon conversion of the Series D Preferred Stock then outstanding within sixty (60) days after the completion of the 1998 Series D Preferred Stock Private Placement (respectively, the "Series D Filing Date" and the "Series D Closing Date"). The shares of Series D Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety (90) days after the Series D Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Series D Registration Statement; or (iii) the effective date of the Series D Registration Statement. The Series D Registration Statement became effective on October 30, 1998, and shares of Series D Preferred Stock became convertible on that date. Each share of Series D Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series D Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series D Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof.

   The conversion terms of the Series D Preferred Stock also provide that in no event shall the conversion price referred to in the Series D Conversion Formula be less than $0.50 per share and in no event shall the Company be obligated to issue more than 12,000,000 shares of its common stock in the aggregate in connection with the conversion of the 6,000 shares of Series D Preferred Stock issued under the 1998 Series D Preferred Stock Private Placement. The Series D Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. Including shares of common stock issued for accretion, as of March 12, 1999, all shares of Series D Preferred Stock have been converted to 12,273,685 shares of NCT common stock.

   On July 27, 1998, NCT Audio entered into subscription agreements (the "NCT Audio Subscription Agreements") to sell 60 shares of NCT Audio's Series A Convertible Preferred Stock ("NCT Audio Series A Preferred Stock") having an aggregate stated value of $6.0 million in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 NCT Audio Series A Preferred Stock Private Placement"). The sale of 60 shares of NCT Audio Series A Preferred Stock having an aggregate $6.0 million stated value was completed on August 17, 1998. NCT Audio received net proceeds of $5.2 million from the 1998 NCT Audio Series A Preferred Stock Private Placement. Each share of the NCT Audio Series A Preferred Stock has a par value of $.10 per share and a stated value of one hundred thousand dollars ($100,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of NCT Audio Series A Preferred Stock is convertible into fully paid and nonassessable shares of NCT Audio's common stock subject to certain limitations. Under the terms of the NCT Audio Subscription Agreements NCT Audio is required to file a registration statement ("NCT Audio Registration Statement") covering the resale of all shares of common stock of NCT Audio issuable upon conversion of the NCT Audio Series A Preferred Stock then outstanding by a date (the "Series A Filing Deadline") which is not later than thirty (30) days after the Company becomes a "reporting company" under the Exchange Act. The shares of NCT Audio Series A Preferred Stock become convertible into shares of NCT Audio common stock at any time after the date the Company becomes a "reporting company" under the Exchange Act. Each share of Series A Preferred Stock is convertible into a number of shares of common stock of NCT Audio as determined in accordance with the Series A Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series A Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof.

   The conversion terms of the NCT Audio Series A Preferred Stock also provide that in the event that NCT Audio has not become a "reporting company" under the Exchange Act by December 31, 1998, or the NCT Audio Registration Statement has not been declared effective by the SEC by December 31, 1998, the holder shall be entitled to exchange each share of NCT Audio Series A Preferred Stock for 100 shares of the Company's Series D Convertible Preferred Stock and thereafter shall be entitled to all rights and privileges of a holder of the Company's
Series D Preferred Stock. As of December 31, 1998, no NCT Audio Series A Preferred Stock shareholders have exercised their right to exchange NCT Audio Series A Preferred Stock into the Company's Series D Convertible Preferred Stock.

   On July 29, 1998, the Company initiated a plan to repurchase from time to time up to 10 million shares of the Company's common stock in the open market pursuant to Rule 10b-18 under the Exchange Act or through block trades. As of December 31, 1998, the Company had repurchased 5,607,100 shares of the Company's common stock at per share prices ranging from $0.3438 to $0.6563. The stock repurchase program was terminated on December 30, 1998.

   On September 4, 1998, the Company acquired the issued and outstanding common stock of Advancel. The acquisition was pursuant to the Stock Purchase Agreement. The consideration for the acquisition of the Advancel common stock consisted of an initial payment of $1.0 million payable by the delivery of 1,786,991 shares of the Company's treasury stock together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders based on Advancel's earnings before interest, taxes, depreciation and amortization for each of the calendar years 1999, 2000, 2001 and 2002. While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. To determine the number of shares of the Company's common stock issuable in connection with an earnout payment, each earnout payment is to be calculated using the average of the closing prices of the Company's common stock for each of the twenty (20) business days following the 21st day after the release of Advancel's audited year-end financials for an earnout year. At that time, Advancel Shareholders will elect to receive payment in cash or common stock of the Company. In the event that the Company is unable to maintain the registration statement covering the resale of 1,786,991 shares effective for at least thirty (30) days, each Advancel Shareholder shall have the right, until April 15, 1999, to have the Company redeem up to one-third of the initial payment shares acquired by such Advancel Shareholder by paying in cash therefor a sum calculated by using the formula used to determine the number of shares of the Company's common stock to be delivered in payment of the initial payment of $1.0 million. The cost of the acquisition has been allocated to the assets acquired and liabilities assumed based on their fair values as follows:

            Asset acquired and liabilities assumed:

       Current assets                                        $   368,109
       Property, plant and equipment                               4,095
       Goodwill                                                1,018,290
       Other assets                                               13,486
       Current liabilities                                      (485,040)
       Unearned portion of compensatory stock                    141,251
                                                             ------------
       Cost of acquisition (including expenses of $60,191)   $ 1,060,191
                                                             ============

   The acquisition has been accounted for as a purchase and, accordingly, the accompanying consolidated financial statements include the accounts of Advancel from the date of acquisition. Goodwill on acquisition is being amortized over five years.

   At the Annual Meeting of Stockholders held on October 20, 1998, the stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 185 million to 255 million shares. Such action was deemed by the Board of Directors to be in the best interest of the Company to make additional shares of the Company's common stock available for an increase in the number of shares of common stock covered by the 1992 Plan pursuant to an amendment of the 1992 Plan approved by the stockholders at such Annual Meeting, and for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible to common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

   On November 24, 1998, the Company paid $1,000 in consideration for a wholly-owned subsidiary, DistributedMedia.com ("DMC"). DMC was formed to develop, install, and provide an audio/visual advertising medium within commercial/professional settings.

   On December 30, 1998, the Company entered into a series of subscription agreements (the " Series E Subscription Agreements") to sell an aggregate stated value of up to $8.2 million of Series E Convertible Preferred Stock (the "
Series E Preferred Stock") in consideration of $4.0 million, in a private placement, pursuant to Regulation D of the Securities Act, to six unrelated accredited investors through one dealer (the "1998 Series E Preferred Stock Private Placement). The sale of 8,145 shares of Series E Preferred Stock having an aggregate $8.1 million stated value was completed on March 12, 1999. The Company received net proceeds of $1.8 million from the 1998 Series E Preferred Stock Private Placement through March 24, 1999. In addition to the above noted Series E Subscription Agreements, the Company issued and sold an aggregate amount of $1.7 million of Series E Preferred Stock to three accredited investors through the above noted dealer, in exchange for an aggregate stated value of $1.7 million of the Company's Series C Preferred Stock held by the three accredited investors. The Company also issued and sold an aggregate amount of $0.7 million of Series E Preferred Stock to four accredited investors through the above noted dealer, in exchange and consideration for an aggregate of 2.1 million shares of the Company's common stock held by the four accredited investors. Each share of the Series E Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series E Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. Under the terms of the Series E Subscription Agreements the Company is required to file a registration statement ("the Series E Registration Statement") on (i) Form S-3 on or prior to the date which is no more than sixty (60) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock if filed or (ii) Form S-1 on or prior to a date which is no more than ninety (90) days from the date that the Company has issued a total of 7,438 shares of Series E Preferred Stock, covering the resale of all of the Registrable Securities. The shares of Series E Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) ninety (90) days after the Series E Closing Date; (ii) five (5) days after the Company receives a "no review" status from the SEC in connection with the Registration Statement; or (iii) the effective date of the Series E Registration Statement. Each share of Series E Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Series E Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Series E Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of common stock immediately prior to the conversion date thereof.

   The conversion terms of the Series E Preferred Stock also provide that in no event shall the Company be obligated to issue more than 30,000,000 shares of its common stock in the aggregate in connection with the conversion of the 10,580 shares of Series E Preferred Stock issued under the 1998 Series E Preferred Stock Private Placement. The Series E Subscription Agreements also provide that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. As of December 31, 1998, no shares of Series E Preferred Stock have been converted into NCT common stock.

   In connection with the Series E Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such obligation will be triggered in the event that the Company issues 30,000,000 shares on conversion of Series E Preferred Stock.

   Common Shares available for common stock options, warrants and convertible securities:

   At December 31, 1998, the aggregate number of shares of common stock required to be reserved for issuance upon the exercise of all outstanding options and warrants was 30.6 million shares (see Note 9), and the aggregate number of shares of common stock required to be reserved for issuance upon conversion of issued and outstanding shares of Series C Convertible Preferred Stock was 1.5 million shares. The Company also has reserved 15.4 million shares of common stock for issuance to certain holders of NCT Audio common stock upon their exercise of certain rights to exchange their shares of NCT Audio common stock for shares of the Company's common stock, 26.0 million shares of common stock for issuance upon the conversion of the 1998 Series D Preferred Stock Private Placement and 30.0 million shares of common stock for issuance upon the conversion of the 1998 Series E Preferred Stock Private Placement. At December 31, 1998, the number of shares available for the exercise of options and warrants was 39.4 million and of the outstanding options and warrants, options and warrants to purchase 22.6 million shares were currently exercisable. Common shares issued and issuable exceed the number of shares authorized at December 31, 1998. However, should shares of common stock issued reach the authorized limit, shares in excess of the limit will be borrowed from the 1992 Plan.

   Stock subscription receivable:

   The $0.4 million stock subscription receivable at December 31, 1997 represents a receivable of $0.1 million due from a director, which was paid with 157,956 shares of NCT common stock in 1998, and a $0.3 million receivable from the escrow agent for the NCT Audio financing which was paid on June 30, 1998.

   The $4.0 million subscription receivable at December 31, 1998 represents a receivable due from the Series E Subscription Agreements. Net proceeds to the Company as of March 24, 1999 was $1.8 million.


9.   Common Stock Options and Warrants:

   The Company applies APB 25 in accounting for its various employee stock option incentive plans and warrants and, accordingly, recognizes compensation expense as the difference, if any, between the market price of the underlying common stock and the exercise price of the option on the date of grant. The effect of applying SFAS No. 123 on 1996, 1997 and 1998 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future periods due to, among other factors, (i) the vesting period of the stock options and (ii) the fair value of additional stock option grants in future periods. If compensation expense for the Company's stock option plans and warrants had been determined based on the fair value of the options or warrants at the grant date for awards under the plans in accordance with the methodology prescribed under SFAS No. 123, the Company's net loss would have been $(12.8) million, $(15.8) million and $(19.0) million, or $(0.13), $(0.14) and $(0.16)
basic and diluted per share in 1996, 1997 and 1998, respectively. The fair value of the options and warrants granted in 1996, 1997 and 1998 are estimated in the range of $0.48 to $0.58, $0.16 to $4.07 and $0.24 to $0.81 per share, respectively, on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions: dividend yield 0%, volatility of 1.225,
1.289 and 1.307 in 1996, 1997 and 1998, respectively, risk free interest rates in the range of 5.05% to 6.50%, 5.79% to 6.63% and 5.28% to 5.55% for 1996, 1997
and 1998, respectively, and expected life of 3 years. The weighted average fair value of options granted during 1996, 1997 and 1998 are estimated in the range of $0.49, $0.13 to $0.58, and $0.53 per share, respectively also using the Black-Scholes option-pricing model.

Stock Options:

   The Company's 1987 Stock Option Plan (the "1987 Plan") provides for the granting of up to 4,000,000 shares of common stock as either incentive stock options or nonstatutory stock options. Options to purchase shares may be granted under the 1987 Plan to persons who, in the case of incentive stock options, are full-time employees (including officers and directors) of the Company; or, in the case of nonstatutory stock options, are employees or non-employee directors of the Company. The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of the grant and may be exercisable over a ten-year period. The exercise price and duration of the nonstatutory stock options are to be determined by the Board of Directors. Options granted under the 1987 Plan generally vest 20% upon grant and 20% per annum thereafter as determined by the Board of Directors.

   Information with respect to 1987 Plan activity is summarized as follows:

                                            Years Ended December 31,
                       ------------------------------------------------------------------
                               1996                  1997                     1998
                       ------------------------------------------------------------------
                                   Weighted               Weighted              Weighted
                                   Average                Average               Average
                                   Exercise               Exercise              Exercise
                       Shares      Price      Shares      Price       Shares    Price
                       ------------------------------------------------------------------
Outstanding at
beginning of year      1,540,000    $0.56     1,500,000    $0.54      1,350,000  $0.51
Options granted                -        -     1,350,000    $0.51              -      -
Options exercised              -        -             -        -              -      -
Options canceled,
expired or forfeited     (40,000)   $1.31    (1,500,000)   $0.54              -      -
                       ----------            -----------             ----------
Outstanding at end of
year                   1,500,000    $0.54     1,350,000    $0.51      1,350,000  $0.51
                       ==========            ===========              =========
Options exercisable
at year-end            1,500,000    $0.54     1,350,000    $0.51      1,350,000  $0.51
                       ==========            ===========              =========

   As of December 31, 1998, options for the purchase of 217,821 shares were available for future grant under the 1987 Plan.

   The Company's non-plan options are granted from time to time at the discretion of the Board of Directors. The exercise price of all non-plan options generally must be at least equal to the fair market value of such shares on the date of grant and generally are exercisable over a five to ten year period as determined by the Board of Directors. Vesting of non-plan options varies from
(i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors.

   Information with respect to non-plan stock option activity is summarized as follows:

                                        Years Ended December 31,
                       ---------------------------------------------------------------
                             1996                  1997                  1998
                       ---------------------------------------------------------------
                                  Weighted              Weighted              Weighted
                                  Average               Average               Average
                                  Exercise              Exercise              Exercise
                       Shares     Price       Shares    Price       Shares    Price
                       ---------------------------------------------------------------
Outstanding at
beginning of year       403,116   $1.04        372,449  $1.08      4,319,449  $0.36
Options granted               -       -      7,844,449  $0.41              -      -
Options exercised       (26,667)  $0.50              -      -              -      -
Options canceled,
expired or forfeited     (4,000)  $1.33     (3,897,449) $0.53              -      -
                        -------              ---------            ---------
Outstanding at end of
year                    372,449   $1.08      4,319,449  $0.36     4,319,449   $0.36
                        =======              =========            =========

Options exercisable
at year-end             370,449   $1.07      4,319,449  $0.36     4,319,449   $0.36
                        =======              =========            =========

   On October 6, 1992, the Company adopted a stock option plan as amended, the 1992 Plan, for the granting of options to purchase up to 10,000,000 shares of common stock to officers, employees, certain consultants and certain directors. The exercise price of all 1992 Plan options must be at least equal to the fair market value of such shares on the date of the grant and 1992 Plan options are generally exercisable over a five to ten year period as determined by the Board of Directors. Vesting of 1992 Plan options varies from (i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors. On October 20, 1998, the stockholders approved an amendment to the 1992 Plan to increase the aggregate number of shares of common stock reserved for grants of restricted stock and grants of options to purchase shares of common stock to 30,000,000 shares. The 1992 Plan was also amended to eliminate the automatic grant of 75,000 shares of the Company's common stock upon a new director's initial election to the Board of Directors and to eliminate the automatic grant of 5,000 shares of the Company's common stock to each non-employee director for services as a director of the Company for each subsequent election.

   Information with respect to 1992 Plan activity is summarized as follows:

                                           Years Ended December 31,
                       -------------------------------------------------------------------
                                1996                  1997                    1998
                       -------------------------------------------------------------------
                                    Weighted               Weighted               Weighted
                                    Average                Average                Average
                                    Exercise               Exercise               Exercise
                           Shares   Price        Shares    Price        Shares    Price
                       -------------------------------------------------------------------
Outstanding at
beginning of year      4,004,248    $1.00      6,022,765   $0.86     9,029,936    $0.72
Options granted        2,156,500    $0.67      4,652,222   $0.55    21,989,000    $0.69
Options exercised       (33,533)    $0.75     (1,141,795)  $0.64        (1,561)   $0.27
Options canceled,
expired or forfeited   (104,450)    $1.37       (503,256)  $0.99   (11,185,554)   $1.03
                      ---------                ---------            ----------
Outstanding at end of
year                  6,022,765     $0.86      9,029,936   $0.72    19,831,821    $0.52
                      =========                =========            ==========

Options exercisable
at year-end           5,835,265     $0.86      6,592,436   $0.73    12,053,571    $0.60
                      =========                =========            ==========

   As of December 31, 1998, options for the purchase of 8,515,776 shares were available for future grants of restricted stock awards and for options to purchase common stock under the 1992 Plan.

   On November 15, 1994, the Board of Directors adopted the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (the "Directors Plan"), as amended. Under the Directors Plan 821,000 shares have been approved by the Board of Directors for issuance. The options granted under the Directors Plan have exercise prices equal to the fair market value of the Common Stock on the grant dates, and expire five years from date of grant. Options granted under the Directors Plan are fully vested at the grant date.

   Information with respect to Directors Plan activity is summarized as follows:

                                         Years Ended December 31,
                       -------------------------------------------------------------------
                               1996                 1997                    1998
                       -------------------------------------------------------------------
                                   Weighted             Weighted                 Weighted
                                   Average              Average                  Average
                                   Exercise             Exercise                 Exercise
                          Shares   Price      Shares    Price        Shares      Price
                       -------------------------------------------------------------------
Outstanding at
beginning of year        821,000   $0.73      746,000   $0.73        746,000     $0.73
Options granted                -       -            -       -              -         -
Options exercised              -       -            -       -              -         -
Options canceled,
expired or forfeited     (75,000)  $0.75            -       -              -         -
                        --------              -------                -------
Outstanding at end of
year                     746,000   $0.73      746,000   $0.73        746,000     $0.73
                        ========              =======                =======
Options exercisable
at year-end              746,000   $0.73      746,000   $0.73        746,000     $0.73
                        ========              =======                =======

   As of December 31, 1998, there were 75,000 options for the purchase of shares available for future grants under the Directors Plan.

   The following information summarizes information about the Company's stock options outstanding at December 31, 1998:


                                                 Options Outstanding               Options Exercisable
                                        ------------------------------------     -----------------------
                                                         Weighted
                                                         Average
                                                         Remaining    Weighted                   Weighted
                                                         Contractual  Average                    Average
                    Range of              Number         Life         Exercise     Number        Exercise
      Plan          Exercise Price        Outstanding    (In Years)   Price        Exercisable   Price
----------------    --------------        -----------    -----------  --------     -----------   --------

1987 Plan           $0.50 to $0.63         1,350,000        0.18        $0.51       1,350,000     $0.51
Non-Plan            $0.27 to $5.09         4,319,449        3.14        $0.36       4,319,449     $0.36
1992 Plan           $0.22 to $4.00        19,831,821        6.83        $0.52      12,053,571     $0.60
Director's Plan     $0.66 to $0.75           746,000        0.88        $0.73         746,000     $0.73


Warrants:

   The Company's warrants are granted from time to time at the discretion of the Board of Directors. The exercise price of all warrants generally must be at least equal to the fair market value of such shares on the date of grant. Warrants are generally exercisable over a five to ten year period as determined by the Board of Directors. Warrants generally vest on the grant date.

   Information with respect to warrant activity is summarized as follows:

                                               Years Ended December 31,
                      ------------------------------------------------------------------------
                                  1996                    1997                   1998
                      ------------------------------------------------------------------------
                                      Weighted                Weighted               Weighted
                                      Average                 Average                Average
                                      Exercise                Exercise               Exercise
                          Shares      Price       Shares      Price       Shares     Price
                      ------------------------------------------------------------------------
Outstanding at
beginning of year       4,032,541     $0.71     3,888,539     $0.72     3,146,920    $0.81
Warrants granted                -         -     2,846,923     $0.76     1,588,164    $0.92
Warrants exercised       (144,002)    $0.45      (854,119)    $0.41             -        -
Warrants canceled,
expired or forfeited            -         -    (2,734,423)    $0.75      (362,400)   $1.16
                        ---------               ---------               ---------
Outstanding at end
of year                 3,888,539     $0.72     3,146,920     $0.81     4,372,684    $0.82
                        =========               =========               =========

Warrants exercisable
at year-end             3,888,539     $0.72     3,146,920     $0.81     4,172,684    $0.86
                        =========               =========               =========

   The following table summarizes information about warrants outstanding at December 31, 1998:




                              Warrants Outstanding                Warrants Exercisable
                    ----------------------------------------    ------------------------
                                      Weighted
                                      Average
                                      Remaining     Weighted                    Weighted
                                      Contractual   Average                     Average
Range of            Number            Life          Exercise    Number          Exercise
Exercise Price      Outstanding       (In Years)    Price       Exercisable     Price
--------------      -----------       -----------   --------    -----------     --------
$0.50 to $4.00       4,372,684           2.02        $0.82       4,172,684       $0.86

10.  Related Parties:

   Environmental Research Information, Inc.

   In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Chairman of the Board of Directors of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. During the fiscal year ended December 31, 1998, the Company was not required to make any such payments to ERI under these agreements.

   Quiet Power Systems, Inc.

   In 1993, the Company entered into three Marketing Agreements with QuietPower Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of Common Stock at $3.00 per share. The last sale price for the Common Stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of Common Stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the Common Stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1993, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and
 .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

   Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

   Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew.

   For the years ended December 31, 1996, 1997 and 1998 the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

   The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1996, 1997 and 1998 no payments were required to be made to QSI.

   In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances including NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs incurred by QSI in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due and QSI loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

   Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

   In April 1995, the Company and QSI entered into another letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each and the payment of the indebtedness to be paid under the letter agreement described in the preceding paragraph was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, non payment of which is to constitute an event of termination under the Master Agreement.

   On May 21, 1996, the Company and QSI entered into another letter agreement extending the time by which the payments from QSI to the Company under the April 1995 letter agreement described above were to be made. Under the letter the payment of certain arrearages in the payment of the exclusivity fee was to be made not later than June 15, 1996, with the balance continuing to be payable by monthly payments of $8,333 as provided in the May 1995 letter agreement. In addition, the payment of the other indebtedness owed by QSI to the Company was to be paid by a payment of $25,000 at the time QSI obtained certain anticipated financing with the balance paid by monthly payments of $15,000 each. Default in QSI's timely payment of any of the amounts specified in the May 21, 1996 letter agreement was to cause the immediate termination of the Master Agreement and all rights granted to QSI thereunder.

   On April 9, 1997, the Company and QSI entered into another letter agreement revising the payment schedule set forth in the May 21, 1996 letter agreement applicable to the payment of the indebtedness owed to the Company by QSI other than the unpaid portion of the exclusivity fee. Under the revised schedule, the full amount of such indebtedness is to be paid by an initial payment of $125,000 on or before April 21, 1997, and a second payment of $200,000 upon the closing of a proposed financing in June 1997 or on January 1, 1998, whichever first occurs. The Company is also entitled to receive 15% of any other financing obtained by QSI in the interim as well as interest at the rate of 10% per annum on the unpaid amount of such indebtedness from July 1, 1997. The letter agreement also provides for the continuation of QSI's payment of the exclusivity fee in accordance with the earlier letter agreements as well as the payment of $11,108 by April 21, 1997, for headset products sold by the Company to QSI in 1996. In the event of a default in QSI's timely payment of any of the amounts specified in the April 9, 1997 letter agreement, the Company has the right to cause the termination of the Master Agreement and all rights granted by QSI thereunder upon 10 days notice of termination to QSI.

   As of December 31, 1998, QSI owes the Company $239,000, which is fully reserved, for the exclusivity fee, rent and engineering services.

   Other Parties

   The President and Chief Executive Officer, who is also a stockholder of the Company, receives an incentive bonus equal to 1% of the cash received by the Company upon the execution of agreements or other documentation evidencing transactions with unaffiliated parties. For the year ended December 31, 1997 and 1998, approximately $243,000 and $206,000 was incurred in connection with this arrangement.

   During 1996, 1997 and 1998, the Company purchased $0.6 million, $0.7 million and $0.2 million, respectively, of products from its various manufacturing joint venture entities.


11.  Income Taxes:

   The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Accordingly, deferred tax assets and liabilities are established for temporary differences between tax and financial reporting bases of assets and liabilities. A valuation allowance is established when the Company determines that it is more likely than not that a deferred tax asset will not be realized. The Company's temporary differences primarily result from depreciation related to machinery and equipment, compensation expense related to warrants, options and reserves. The adoption of the aforementioned accounting standard had no effect on previously reported results of operations.

   At December 31, 1998, the Company had available net operating loss carryforwards of approximately $85.8 million and research and development credit carryforwards of $1.6 million for federal income tax purposes which expire as follows:

                              (in thousands of dollars)
                                              Research and
                           Net Operating      Development
                Year          Losses            Credits
                ----      ----------------   ---------------
                1999              $   151            $    --
                2000                  129                 --
                2001                  787                 --
                2002                2,119                 --
                2003                1,974                 --
                2004                1,620                 --
                2005                3,870                141
                2006                1,823                192
                2007                6,866                118
                2008               13,456                321
                2009               16,293                413
                2010                9,415                 61
                2011                9,051                 67
                2012                4,902 (1)            267
                2018               13,314 (2)
                          ----------------   ----------------
               Total              $85,770             $1,580
                          ================   ================

(1)Includes approximately $1.2 million net operating loss relating to NCT Audio Products, Inc.
(2)Includes approximately $4.4 million net operating loss relating to NCT Audio Products, Inc.

   The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation. The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is due to the increase in the valuation allowance of $3.3 million, $3.0 million and $1.4 million in 1996, 1997 and 1998, respectively.

   The types of temporary differences that give rise to significant portions of the deferred tax assets and the federal and state tax effect of those differences as well as federal net operating loss and research and development credit at December 31, 1997 and 1998 were as follows:

                                        (in thousands of dollars)
                                        ------------------------
                                          1997          1998
                                        ---------     ----------
   Accounts receivable                  $    207      $    157
   Inventory                                 191           173
   Property and equipment                     68            68
   Accrued expenses                           69            65
   Stock compensation                      2,698         2,711
   Other                                     299           349
                                        ---------     ----------
      Total temporary differences       $  3,532      $  3,523
   Federal net operating losses           26,149        27,258
   Federal research and development
      credits                              1,313         1,580
                                        ---------     ----------
                                        $ 30,994      $ 32,361
   Less: Valuation allowance             (30,994)      (32,361)
                                        ---------     ----------
      Deferred taxes                    $      -      $      -
                                        =========     ==========


12.  Litigation:

   On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunale di Milano, Milano, Italy. The suit requests the Court to award judgment in favor of Mr. Valerio as follows: (i) establish and declare that a proposed independent sales representation agreement submitted to Mr. Valerio by the Company and signed by Mr. Valerio but not executed by the Company was made and entered into between Mr. Valerio and the Company on June 30, 1992; (ii) declare that the Company is guilty of breach of contract and that the purported agreement was terminated by unilateral and illegitimate withdrawal by the Company; (iii) order the Company to pay Mr. Valerio $30,000 for certain amounts alleged to be owing to Mr. Valerio by the Company; (iv) order the Company to pay commissions to which Mr. Valerio would have been entitled if the Company had followed up on certain alleged contacts made by Mr. Valerio for an amount to be assessed by technicians and accountants from the Court Advisory Service; (v) order the Company to pay damages for the harm and losses sustained by Mr. Valerio in terms of loss of earnings and failure to receive due payment in an amount such as shall be determined following preliminary investigations and the assessment to be made by experts and accountants from the Court Advisory Service and in any event no less than 3 billion Lira; and (vi) order the Company to pay damages for the harm done to Mr. Valerio's image for an amount such as the judge shall deem equitable and in any case for no less than 500 million Lira. The Company has retained the Italian law firm Verusio e Cosmelli, Giovanni Verusio, Esq., a member of that firm, as special litigation counsel to the Company in its defense of this suit. On March 6, 1996, the Company, through its Italian counsel, filed a brief of reply with the Tribunal of Milan setting forth the Company's position that: (i) the Civil Tribunal of Milan is not the proper venue for the suit, (ii) Mr. Valerio's claim is groundless since the parties never entered into an agreement, and (iii) because Mr. Valerio is not enrolled in the official Register of Agents, under applicable Italian law Mr. Valerio is not entitled to any compensation for his alleged activities. A preliminary hearing before the Tribunal was held on May 30, 1996, certain pretrial discovery has been completed and a hearing before a Discovery Judge was held on October 17, 1996. Submission of the parties' final pleadings were to be made in connection with the next hearing which was scheduled for April 3, 1997. On April 3, 1997, the Discovery Judge postponed this hearing to May 19, 1998, due to a reorganization of all proceedings before the Tribunal of Milan. At the hearing on May 19, 1998, the Discovery Judge established dates for the parties to submit final pleadings and set September 22, 1998 as the date to send the case before the Tribunal of Milan sitting in full bench. As of the date hereof the Company has not been informed of any decision of the Tribunal. In the opinion of management, after consultation with outside counsel, resolution of this suit should have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a severe material effect on quarterly or annual operating results.

   By a letter dated September 9, 1997, outside counsel to Andrea Electronics Corporation ("AECorp.") notified the Company that AECorp. believed the Company's use of the term "ANR READY" constituted the use of a trademark owned by AECorp. The Company has also been informed by representatives of existing and/or potential customers that AECorp. has made statements claiming the Company's manufacture and/or sale of certain in-flight entertainment system products may infringe a patent owned by AECorp. On March 25, 1998, the Company received from AECorp.'s intellectual property counsel a letter dated March 24, 1998, announcing  and  notifying  the Company of the  issuance of U.S.  patent  Number
5,732,143 to AECorp. and enclosing a copy of the patent. The subject letter appears to be one of notice and information and did not contain any claim of infringement. Following that date, additional correspondence was exchanged between Company Counsel and counsel to AECorp. The Company again was informed by representatives of existing, and/or potential customers that AECorp. was continuing to make statements inferring that the Company's manufacture and/or sale of certain in-flight entertainment system products may infringe patents owned by AECorp. On October 9, 1998 the Board of Directors of the Company authorized the commencement of litigation against AECorp. On November 17, 1998 the Company and NCT Hearing filed a complaint in the United States District Court, Eastern District of New York against Andrea Electronics Corporation ("AECorp.") requesting that the Court enter judgment in their favor as follows:
(i) declare that the two subject AECorp. patents and all claims thereof are invalid and unenforceable and that the Company's products do not infringe any valid claim of the subject AECorp. patents; (ii) declare that the subject AECorp. patents are unenforceable due to their misuse by AECorp.; (iii) award compensatory damages in an amount of not less than $5,000,000 as determined at trial and punitive damages of $50,000,000 for AECorp.'s tortious interference with prospective contractual advantages of the Company; (iv) enjoin AECorp. from stating in any manner that the Company's products, or the use of the Company's products infringe on any claims of the subject AECorp. patents; and (v) award such other and further relief as the Court may deem just and proper. On or about December 30, 1998, AECorp. filed its Answer and Counterclaims against the Company and NCT Hearing. In its answer, AECorp. generally denies the Company's and NCT Hearing's allegations, asserts certain procedural affirmative defenses and brings counterclaims against the Company and NCT Hearing alleging that the Company has: (i) infringed the two subject AECorp. patents and AECorp.'s "ANR Ready" mark; (ii) violated the Lanham Act through the Company's use of such mark; and (iii) unfairly competed with AECorp. through the use of such mark. On or about January 26, 1999, the Company and NCT Hearing filed a Reply to AECorp.'s counterclaims generally denying AECorp.'s counterclaims, asserting certain affirmative defenses to AECorp.'s counterclaims and requesting that: (i) the counterclaims be dismissed with prejudice; (ii) the Court enter judgment that the term "ANR Ready" is not a valid trademark; (iii) the Court enter judgment that the Company and NCT Hearing have not infringed any trademark right of AECorp.; (iv) the Court enter judgment that the Company and NCT Hearing have not engaged in any form of federal or state statutory or common law unfair competition; (v) the Court enter judgment that AECorp. is precluded from recovery of any claim of right to the term "ANR Ready" by the equitable doctrine of estoppel; (vi) the Court enter judgment that AECorp. is precluded from recoving any damages from the Company and NCT Hearing by the equitable doctrine of laches; (vii) the Court award the Company and NCT Hearing their costs and reasonable attorneys' fees; and (viii) the Court enter judgment granting the relief requested in the Company's and NCT Hearing's complaint as well as such other and further relief as the Court deems just and proper. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

   On September 16, 1997, Ally Capital Corporation ("Ally") filed suit against the Company, John J. McCloy, II, Michael J. Parrella, Jay M. Haft, and Alastair
J. Keith in the United States District Court for the District of Connecticut (the "District Court"). Mr. McCloy is a Director of the Company. Mr. Parrella is the President and Chief Executive Officer of the Company as well as a Director of the Company. Mr. Haft is a Director of the Company and Chairman of the Board of Directors. Mr. Keith is a former Director of the Company. The summons and complaint in this suit were served on the Company on January 16, 1998. Ally purports to be a creditor of ANVT. On September 14, 1994, the Company acquired certain assets of ANVT. Specifically, the Company acquired ANVT's patented and unpatented intellectual property, the rights and obligations under a defined list of agreements between ANVT and other parties relating to existing or potential joint ventures licensing agreements and other business relationships, and certain items of office and laboratory equipment. For these assets, the Company paid ANVT two hundred thousand dollars ($200,000.00) and issued ANVT two million (2,000,000) shares of the Company's common stock. Count 1 of the complaint alleges misrepresentation and deceit with respect to matters which allegedly were relevant to the ANVT transaction. Count 2 alleges negligent misrepresentation with respect to the same facts. Count 3 alleges unfair and deceptive trade practices in violation of Connecticut General Statutes ss.42-110a et sec. consisting of the actions described in Counts 1 and 2. In the complaint, Ally requests actual and punitive damages together with costs and attorneys fees under Count 1; actual damages together with costs and attorney fees with respect to Count 2; and, actual damages, treble damages and costs and attorney fees with respect to Count 3. Ally also requests such other further relief as may be just. It is not certain from the complaint what Ally is claiming as actual damages; although, Ally does state that its deficiency claim against ANVT as of August, 1994, was approximately six hundred twenty-one thousand dollars ($621,000.00) and that under the terms of the settlement agreement between Ally and ANVT, Ally is entitled to receive up to an additional six hundred three thousand eight hundred ninety-one dollars and ninety-seven cents ($603,891.97) from certain earn-out payments under the asset purchase agreement between ANVT and the Company. It is not clear whether Ally's deficiency claim against ANVT was calculated as being in addition to the value of the common stock of the Company which Ally received. The Company, through its special litigation counsel, obtained an extension of the time in which it must answer the complaint to March 4, 1998. On March 4, 1998, the Company, through such counsel, filed with the District Court a motion to dismiss the complaint or, in the alternative, to join necessary parties. On March 16, 1998, Ally filed a notice of voluntary dismissal as to the individual defendants, Messrs McCloy, Parrella, Haft and Keith. On March 25, 1998, Ally filed its opposition to the Company's motion to dismiss. On July 15, 1998 the Company paid plaintiff, Ally, twenty-five thousand ($25,000) dollars in settlement of the suit which was dismissed on behalf of all defendants with prejudice and without costs on July 16, 1998.

   On June 10, 1998, Schwebel Capital Investments, Inc. ("SCI") filed suit against the Company and Michael J. Parrella, President, Chief Executive Officer and a Director of the Company, in the Circuit Court for Anne Arundel County, Maryland. The summons and complaint alleges the Company breached, and Mr. Parrella interfered with, a purported contract entered into "in 1996" between the Company and SCI under which SCI was to be paid commissions by the Company when the Company received capital from investors who purchased debentures or convertible preferred stock of the Company during a period presumably commencing on the date of the alleged contract and allegedly extending at least to May 1, 1998. In this regard, the complaint alleges that SCI by virtue of a purported right of first refusal that the Company did not honor, is entitled to commissions totaling $1,500,000 in connection with the Company's sale of $13,300,000 of preferred stock and a subsidiary of the Company's sale of $4,000,000 of stock convertible into stock of the Company. In the complaint SCI demands judgment against the Company for compensatory damages of $1,673,000, punitive damages of $50,000 and attorneys' fees of $50,000 and demands judgment against Mr. Parrella for compensatory damages of $150,000, punitive damages of $500,000 and attorneys' fees of $50,000 as well as unspecified other appropriate relief. On July 23, 1998 the Company and Mr. Parrella filed a motion to strike the complaint or in the alternative, to dismiss the tortious interference with contract claim and the punitive damages claim. On or about August 26, 1998 plaintiffs filed an amended complaint and a response to the Company's and Mr. Parrella's motion to strike. On September 15, 1998 the Company and Mr. Parrella filed a motion to strike the amended complaint. On or about September 25, 1998 the Company and Mr. Parrella served the plaintiff with their first request for the production of documents. On November 12, 1998, the Court granted the Company's and Mr. Parrella's motion to dismiss the tortious interference with contracts claim and the punitive damages claim. On or about November 25, 1998, SCI filed a second amended complaint, which abandoned the punitive damages claim and the claim against Mr. Parrella. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations.
However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly or annual operating results.

   On June 25, 1998, Mellon Bank FSB filed suit against Alexander Wescott & Co., Inc. ("AWC") and the Company in the United States District Court, Southern District of New York. In the complaint, Mellon demands judgment against AWC and the Company in the amount of $326,000 by reason of its having paid each of AWC and the Company such sum when acting as escrow agent for the Company's private placement of securities with certain institutional investors identified to the Company by AWC. On or about July 27, 1998 AWC filed its Answer, Counterclaim and Cross-claim requesting: (i) dismissal of Mellon's Amended Complaint against AWC;
(ii)  commissions  in the amount of  $688,000  to be paid by the Company to AWC;
(iii) issuance to AWC of 784,905 shares of the Company's common stock registered for resale under the Securities Act of 1933, as amended; (iv) a declaration that AWC is entitled to retain the $326,000 sought by Mellon; and (v) delivery of a warrant to purchase 461.13 shares of common stock of NCT Audio. On or about August 20, 1998 the Company filed its reply to AWC's cross-claims. Discovery is currently taking place in this action. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations.
However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a material effect on quarterly operating results.

   On December 15, 1998, Balmore Funds, S.A. and Austost Anstalt Schaan filed suit against the Company's subsidiary, NCT Audio , and the Company in the Supreme Court of the State of New York County of New York. The complaint alleges an action for breach of contract, common law fraud, negligent misrepresentation, deceptive trade practices under Section 349 of the General Business Law of the State of New York, and money had and received, all arising out of NCT Audio's and the Company's alleged unlawful conduct in connection with an agreement entered into with plaintiffs for the sale of shares of common stock of NCT Audio to the plaintiffs in a private placement in December 1997. In this regard, the complaint alleges that: (i) NCT Audio breached an alleged agreement with plaintiffs to register shares of NCT Audio's common stock purchased by plaintiffs  or,  in the  alternative,  shares  of  the  Company's  common  stock exchangeable for such shares of NCT Audio's common stock under certain circumstances and to pay penalties set forth in the alleged agreement; (ii) that NCT Audio made representations that were materially false and misleading through its facsimiles of non-negotiated agreements as substitutions for the alleged contract between the parties; (iii) that NCT Audio and the Company acted negligently and violated duties of full, fair and complete disclosure to the plaintiffs; (iv) that NCT Audio and the Company engaged in deceptive trade practices under Section 349 of the New York General Business Law; and (v) that as a result thereof, NCT Audio and the Company possess money that in equity and good conscience should not to be retained by NCT Audio and the Company. In the complaint the plaintiffs demand judgment against NCT Audio and the Company: (i) for damages in an amount to be determined but not less than $1,819,000; (ii) for punitive damages in the amount of $3,000,000; (iii) requiring NCT Audio and the Company to register the shares of common stock of NCT Audio held by the plaintiffs; (iv) alternatively, rescission with the return of plaintiffs' $1,000,000 plus interest; (v) for treble damages, reasonable attorney's fees and costs pursuant to Section 349 and 350 of the New York General Business Law; and
(vi) such other and further relief as the Court may deem just and proper. On January 14, 1999, NCT Audio and the Company filed removal papers to move the suit to the United States District Court for the Southern District of New York and on January 22, 1999, NCT Audio and the Company filed with that Court Defendants' Answer, Affirmative Defenses, Counterclaims and Third-Party Complaint. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a severe material effect on quarterly or annual operating results.

   The Company believes there are no other patent infringement litigations, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on financial position and results of operations.


13.  Commitments and Contingencies:

   The Company is obligated for minimum annual rentals (net of sublease income) under operating leases for offices, warehouse space and laboratory space, expiring through April 2007 with various renewal options, as follows:

                                         (in thousands of dollars)
                -----------------------  -------------------------
                     Year Ending
                     December 31,             Amount
                -----------------------  ----------------
                         1999                     $  679
                         2000                        669
                         2001                        523
                         2002                         63
                         2003                         63
                      Thereafter                     203
                                         ================
                        Total                     $2,200
                                         ================

   Rent expense (net of sublease income) was $0.6 million, $0.4 million and $0.6 million for each of the three years ended December 31, 1996, 1997 and 1998, respectively.

   In April, 1996, the Company established the Noise Cancellation Employee Benefit Plan (the "Benefit Plan") which provides, among other coverage, certain health care benefits to employees and directors of the Company's United States operations. The Company administers this modified self-insured Benefit Plan through a commercial third party administrative health care provider. The Company's maximum aggregate benefit exposure in each Benefit Plan fiscal year is limited to $1.0 million while combined individual and family benefit exposure in each Benefit Plan fiscal year is limited to $35,000. Benefit claims in excess of the above mentioned individual or the maximum aggregate stop loss are covered by a commercial third party insurance provider to which the Company pays a nominal premium for the subject stop loss coverage. The Company records benefit claim expense in the period in which the benefit claim is incurred. As of March 11, 1999, the Company was not aware of any material benefit claim liability.

   On September 16, 1994, the Company acquired the patents, technology, other intellectual property and certain related tangible assets of ANVT. In addition, ANVT is entitled to a future contingent earn-out based on revenues generated by the ANVT contracts assigned to the Company as well as certain types of agreements to be entered into by the Company with parties previously having a business relationship with ANVT. Future contingent payments, if any, will be charged against the associated revenues. As of the period ended December 31, 1998, no such contingent earn-out or payments were due ANVT.

   As of December 31, 1998, the Company is obligated under various agreements for minimum royalty payments as follows: $295,000, $335,000, $220,000, $240,000 and $60,000 for 1999, 2000, 2001, 2002 and each year thereafter.

   In connection with the acquisition of Advancel the Company entered into employment agreements with four employees. The Company is obligated under these agreements for $471,500 per annum through 2002.

14.  Business Segment Information:

                                                                (in thousands of dollars)
                                                                                    Advancel      Total                 Grand
                               Audio     Hearing   Communications    Europe         Logic Corp    Segments  Other       Total
                               -------   -------   --------------    ----------     ----------   ---------  -------     ----------
1998
Net Sales - External           $   383   $ 1,191   $   780           $       28     $     69     $   2,451  $    71     $   2,522
Net Sales - Other
 Operating Segments                  2        23         6                1,113            -         1,144   (1,144)            -
License Fees and royalties         350        86        18                    -          200           654      148           802
Interest Income                    110         -         -                   15            -           125      313           438
Depreciation/Amortization            5         -         -                   38            8            51      979         1,030
Operating Income (Loss)         (4,359)   (3,697)   (4,326)                 (12)        (658)      (13,052)  (1,131)      (14,183)
Segment Assets                   6,752     2,449       301                  218          922        10,642    4,823        15,465
Capital Expenditures                33         8        21                  102           34           198      350           548

1997
Net Sales - External           $     4   $ 1,709   $   127           $       67     $      -     $   1,907  $   181     $   2,088
Net Sales - Other
 Operating Segments                  -         -         -                  847            -           847     (847)            -
License Fees                     3,000         -       345                    -            -         3,345      285         3,630
Interest Income                      -         -         -                   18            -            18       99           117
Depreciation/Amortization            -         -         -                   44            -            44      855           899
Operating Income (Loss)            785    (3,618)   (2,582)                (411)           -        (5,826)  (4,022)       (9,848)
Segment Assets                   2,333     1,227       397                  301            -         4,258   13,103        17,361
Capital Expenditures                12         5        13                   26            -            56      188           244

1996
Net Sales - External           $    42   $ 1,333   $    27           $      407     $      -     $   1,809   $  117     $   1,926
Net Sales - Other
 Operating Segments                  -         -         -                  355            -           355     (355)            -
License Fees                         -         2         -                    -            -             -    1,236         1,238
Interest Income                      -         -         -                    -            -             -       28            28
Depreciation/Amortization            -         -         -                   63            -            63      937         1,000
Operating Income (Loss)         (1,451)   (2,492)   (2,266)                (912)           -        (7,121)  (3,704)      (10,825)
Segment Assets                       -     1,781       108                  515            -         2,404    3,477         5,881
Capital Expenditures                15        13         2                   71            -           101       85           186

   Audio:

   NCT Audio is engaged in the design, development, and marketing of products which utilizes innovative FPT technology. The products available by NCT Audio are the Gekko(TM) flat speaker and ArtGekko(TM) printed grille collection. The Gekko(TM) flat speaker is marketed primarily to the home audio market, with potential in many other markets including the professional audio systems market, the automotive audio aftermarket, the aircraft industry, other transportation markets, as well as the multimedia markets. The principal customers are end users, automotive OEM's and manufacturers of integrated cabin management systems.

   Hearing:

   NCT Hearing designs, develops and markets ANR headset products to the communications headset market and the telephony headset market. The products consist of the NoiseBuster(R) product line and the ProActive(R) product line. The NoiseBuster(R) products consist of the NoiseBuster Extreme!(TM), a consumer headset, the NB-PCU, a headset used for in-flight passenger entertainment systems and communications headsets for cellular, multimedia and telephony. The ProActive(R) products consist of noise reduction headsets and communications headsets for noisy industrial environments. The majority of Hearing's sales are in North America. Principal customers consist of end-users, retail stores, OEMs and the airline industry.

   Communications:

   The communications division of the Company focuses on the telecommunications market and in particular the hands-free market. The communications technology
includes        ClearSpeech(R)-Acoustic        Echo       Cancellation       and
ClearSpeech(R)-Compression. ClearSpeech(R)-Acoustic Echo Cancellation removes acoustic echoes in hands-free full-duplex communication systems. Applications for this technology are cellular telephony, audio and video teleconferencing, computer telephony and gaming, and voice recognition. ClearSpeech(R)-Compression maximizes bandwidth efficiency in wireless, satellite and intra- and internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. Applications for this technology are intranet and internet telephony, audio and video conferencing, PC voice and music, telephone answering devices, real-time multimedia multitasking, toys and games, and playback devices. The communications products include the ClearSpeech(R)-Microphone and the ClearSpeech(R)-Speaker. The majority of Communications' sales are in North America. Principal markets for Communications are the telecommunications industries and principal customers are OEM's, system integrators and end-users.

   Europe:

   The principal activity of NCT Europe is the provision of research and engineering services in the field of active sound control technology to the Company. NCT Europe provides research and engineering to Audio, Hearing and Communications as needed. NCT Europe also provides a marketing and sales support service to the Company for European sales.

   Advancel Logic Corp.:

   Advancel is a participant in the native Java embedded microprocessor market. The purpose of the Java(TM) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has been developing a family of processor cores, which will execute instructions written in both Java bytecode and C (and C++) significantly enhancing the rate of instruction execution, which opens up many new applications. The potential for applications consists of the next generation home appliances and automotive applications, manufacturers of smartcard processors, hearing aids and mobile communications devices.

   Other:

   The Net Sales - Other Operating Segments primarily consists of intercompany sales and eliminated in consolidation. Segment assets consists primarily of corporate assets.
Operating Loss primarily includes corporate charges.


15. Geographical Information (by country of origin) - Total Segments:


                                     (in thousands of dollars)
                                           December 31,
                              ----------------------------------------
                                   1996          1997          1998
                              ------------  ------------  ------------
     Revenues
        United States              $2,674        $2,089        $3,209
        Europe                        480         3,270            71
        Far East                       10           359            44
                              ------------  ------------  ------------
             Total                 $3,164        $5,718        $3,324
                              ============  ============  ============
     Net (Income) Loss
        United States              $9,752        $9,211       $13,728
        Europe                        912           411            12
        Far East                      161           226           443
                              ------------  ------------  ------------
           Total                  $10,825        $9,848       $14,183
                              ============  ============  ============
     Identifiable Assets
         United States             $5,366       $17,060       $15,166
         Europe                       515           301           218
         Far East                       -             -            81
                              ------------  ------------  ------------
             Total                 $5,881       $17,361       $15,465
                              ============  ============  ============


16.  Subsequent Events:

On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note"), for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from day to day in the Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note, into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price shall be the lesser of (i) the average of the closing bid prices for the common stock on the securities market on which the common stock is being traded, for five (5) consecutive trading days prior to the date of conversion or (ii) the fixed conversion price of $0.237. In no event will the conversion price be less than $0.15 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999. On June 4, 1999, the Company received proceeds of $250,000 from the Holder for another secured convertible note with the same terms and conditions of the Note described above.

   On February 9, 1999 NCT Audio and NXT expanded the Cross License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground-based vehicles and aircraft sound systems and increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting NXT these expanded licensing rights, NCT Audio received a $0.5 million license fee. Also on February 9, 1999, NCT Audio and NXT amended the Master License Agreement to include a minimum royalty payment of $160,000 in 1999, to be paid in equal quarterly installments.

     On June 24, 1999, the Company's Board of Directors approved the issuance of up to 15 million shares of the Company's common stock to be used to settle certain obligations of the Company. In connection therewith, management expects to negotiate with vendors and creditors to settle certain obligations. At the annual meeting of stockholders of the Company on June 24, 1999, the stockholders approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 255 million to 325 million. This amendment will become effective when the Company files the appropriate amendment to its Certificate of Incorporation with the Office of the Secretary of State of Delaware.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Note 1)
(Unaudited)
                                                          (In thousands except per share amounts)

                                                        Three Months                     Six Months
                                                       Ended June 30,                  Ended June 30,
                                                   ---------------------          ----------------------
                                                      1998        1999               1998         1999
                                                   ---------   ---------          ---------    ---------
REVENUES:
   Technology licensing fees and royalties         $     36    $    779           $    346     $  3,501
   Product sales, net                                   664         576              1,065        1,228
   Engineering and development services                 128         366                149        1,175
                                                   ---------   ---------          ---------    ---------
     Total revenues                                $    828    $  1,721           $  1,560     $  5,904
                                                   ---------   ---------          ---------    ---------

COSTS AND EXPENSES:
   Costs of product sales                          $    567    $    649           $    869     $  1,083
   Costs of engineering and development services        106         395                128          903
   Selling, general and administrative                1,735       2,678              4,454        5,663
   Research and development                           1,833       1,745              3,297        3,458
   Other (income)/expense                            (3,339)        204             (3,382)         307
   Write down of investment in
     unconsolidated subsidiary (Note 4)                   -       2,385                  -        2,385
   Interest (income)/expense                            (91)        (33)              (212)         (57)
                                                   ---------   ---------          ---------    ---------
     Total costs and expenses                      $    811    $  8,023           $  5,154     $ 13,742
                                                   ---------   ---------          ---------    ---------

NET INCOME/(LOSS)                                  $     17    $ (6,302)          $ (3,594)    $ (7,838)
                                                   =========   =========          =========    =========

   Preferred stock dividend requirement            $      -    $    134           $  1,690     $  5,240
   Accretion of difference between carrying
     amount and redemption amount of
     redeemable preferred stock                          98          25                483          184
                                                   ---------   ---------          ---------    ---------

NET LOSS ATTRIBUTABLE TO
COMMON STOCKHOLDERS                                $    (81)   $ (6,461)          $ (5,767)    $(13,262)
                                                   =========   =========          =========    =========

Basic and diluted loss per share                   $   0.00    $  (0.04)          $  (0.04)    $  (0.08)
                                                   =========   =========          =========    =========

Weighted average common shares outstanding -
  basic and diluted                                 138,073     174,238            135,968      165,247
                                                   =========   =========          =========    =========

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(in thousands, unaudited)

                                                          Three Months                     Six Months
                                                         Ended June 30,                  Ended June 30,
                                                     ---------------------          ----------------------
                                                        1998        1999               1998         1999
                                                     ---------   ---------          ---------    ---------

NET INCOME/(LOSS)                                    $     17    $ (6,302)          $ (3,594)    $ (7,838)

Other comprehensive (loss)
  Currency translation adjustment                         (10)         (3)               (13)          21
                                                     ---------   ---------          ---------    ---------

COMPREHENSIVE INCOME/(LOSS)                          $      7    $ (6,305)          $ (3,607)    $ (7,817)
                                                     =========   =========          =========    =========


The accompanying notes are an integral part of the condensed consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Note 1)
                                                              (in thousands of dollars)
                                                              December 31,     June 30,
                                                                 1998            1999
                                                              ------------     ------------
ASSETS                                                                          (Unaudited)
Current assets:
     Cash and cash equivalents (Note 1)                       $       529      $        63
     Accounts receivable:
                Technology license fees and royalties                 192            1,996
                Other                                                 691              917
                Unbilled                                               61                -
         Allowance for doubtful accounts                             (228)            (171)
                                                              ------------     ------------
                     Total accounts receivable, net           $       716      $     2,742

     Inventories, net of reserves (Note 2)                          3,320            3,134
     Other current assets                                             185              165
                                                              ------------     ------------
                     Total current assets                     $     4,750      $     6,104

Property and equipment, net                                           997              805
Goodwill, net                                                       1,506            4,605
Patent rights and other intangibles, net (Note 5)                   2,881            3,466
Other assets (Note 4)                                               5,331            3,349
                                                              ------------     ------------
                                                              $    15,465      $    18,329
                                                              ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                         $     3,226      $     4,764
     Accrued expenses                                               1,714            1,676
     Accrued payroll, taxes and related expenses                      241              456
     Other liabilities (Note 5)                                       756            1,567
     Customers' advances                                                -               23
                                                              ------------     ------------
                     Total current liabilities                $     5,937      $     8,486
                                                              ------------     ------------

Long term liabilities:
     Convertible notes (Note 6)                               $         -      $     1,653
                                                              ------------     ------------
                     Total long term liabilities              $         -      $     1,653
                                                              ------------     ------------

Commitments and contingencies

Minority interest in consolidated subsidiary
  Preferred stock in subsidiary, $.10 par value, 1,000
  shares authorized, issued and outstanding 60 and 3
  shares, respectively (redemption amount $6,102,110
  and $311,113, respectively)                                 $     6,102      $       311
                                                              ------------     ------------

Stockholders' equity (Note 3)
Preferred stock, $.10 par value, 10,000,000 shares
  authorized
    Series C preferred stock, 700 shares issued and
      outstanding (redemption amount $731,222 and
      $745,107, respectively)                                 $       702      $       716
    Series D preferred stock, issued and outstanding,
      6,000 and 0 shares, respectively (redemption amount
      $6,102,110 and $0, respectively)                              5,240                -
    Series E preferred stock, issued and outstanding,
      10,580 and 8,854 shares, respectively (redemption
      amount $10,582,319 and $8,984,924, respectively)              3,298            5,216

Common stock, $.01 par value, authorized 255,000,000 and
  325,000,000 shares, respectively; issued 156,337,316 and
  180,315,858 shares, respectively                                  1,563            1,803

Additional paid-in-capital                                        107,483          119,786

Unearned portion of compensatory stock, warrants and options         (238)            (353)
Accumulated deficit                                              (107,704)        (115,542)
Cumulative translation adjustment                                      45               66
Stock subscriptions receivable                                     (4,000)               -
Treasury stock (6,078,065 shares of common stock and
  6,078,065 shares of common stock and 1,726 shares of
  Series E preferred stock, respectively)                          (2,963)          (3,813)
                                                              ------------     ------------
                     Total stockholders' equity               $     3,426      $     7,879
                                                              ------------     ------------
                                                              $    15,465      $    18,329
                                                              ============     ============

The accompanying notes are an integral part of the condensed consolidated financial statements.

NCT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Note 1)
(Unaudited)                                                 (in thousands of dollars)
                                                            Six months ended June 30,
                                                            -------------------------
                                                                1998         1999
                                                             ----------   ----------

Cash flows from operating activities:
   Net (loss)                                                $  (3,594)   $  (7,838)
   Adjustments to reconcile net loss to net cash
   (used in) operating activities:
    Depreciation and amortization                                  480          900
    Common stock options and warrants issued as
    consideration for compensation                                 184          254
    Provision for tooling costs                                     33            4
    Provision for doubtful accounts                                 24           32
    Loss on disposition of fixed assets                             32            -
    Write down of investment in unconsolidated subsidiary
      (Note 4)                                                       -        2,385
    Preferred stock received for license fees                        -         (850)
    Changes in operating assets and liabilities:
     (Increase) in accounts receivable                            (471)        (254)
     (Increase) decrease in license fees receivable                200       (1,804)
     (Increase) decrease in inventories, net                    (1,535)         186
     (Increase) decrease in other assets                        (2,007)          18
     Increase (decrease) in accounts payable and
       accrued expenses                                           (458)       1,255
     Increase (decrease) in other liabilities                     (145)       1,210
                                                             ----------   ----------

    Net cash (used in) operating activities                  $  (7,257)   $  (4,502)
                                                             ----------   ----------

Cash flows from investing activities:
   Capital expenditures                                      $    (390)   $     (52)
   Acquisition of patent rights (Note 5)                          (150)        (900)
   Sale of fixed assets                                             46            -
   Interest on note receivable (Note 4)                              -          (74)
                                                             ----------   ----------

     Net cash (used in) investing activities                 $    (494)   $  (1,026)
                                                             ----------   ----------

Cash flows from financing activities:
   Proceeds from:
     Convertible notes (net) (Note 6)                        $       -    $   1,500
     Sale of preferred stock (net) (Note 8)                        (32)       3,529
     Sale of subsidiary common stock (net)                         (17)           -
     Exercise of stock options and warrants                          -            1
     Stock subscription receivable                                 390            -
                                                             ----------   ----------

     Net cash provided by financing activities               $     341    $   5,030
                                                             ----------   ----------

Effect of exchange rate changes on cash                      $     (10)   $      32
                                                             ----------   ----------

Net (decrease) in cash and cash equivalents                  $  (7,420)   $    (466)
Cash and cash equivalents - beginning of period                 12,604          529
                                                             ----------   ----------

Cash and cash equivalents - end of period                    $   5,184    $      63
                                                             ==========   ==========

Cash paid for interest                                       $       1    $       1
                                                             ==========   ==========


The accompanying notes are an integral part of the condensed consolidated financial statements.

NCT GROUP, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS (UNAUDITED)

1.    Basis of Presentation:

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to instructions and rules of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and certain adjustments to reserves and allowances) considered necessary for a fair presentation have been included. Operating results for the three months ended June 30, 1999 and the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the NCT Group, Inc. (the "Company" or "NCT") Annual Report on Form 10-K, for the year ended December 31, 1998, as amended by Amendment No. 1 thereto filed on May 3, 1999 and Amendment No. 2 thereto filed on May 3, 1999.

      The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $115.5 million on a cumulative basis through June 30, 1999. These losses, which include the costs for development of products for commercial use, have been funded primarily from
(1) the sale of common stock, including the exercise of warrants or options to purchase common stock, (2) the sale of preferred stock convertible into common stock, (3) technology licensing fees, (4) royalties, (5) product sales and (6) engineering and development funds received from strategic partners and customers.

      Cash, cash equivalents and short-term investments amounted to $0.1 million at June 30, 1999, decreasing from $0.5 million at December 31, 1998. Management believes that currently available funds will not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees, royalties, product sales and engineering development revenue. Reducing operating expenses and capital expenditures alone will not be sufficient and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees, royalties, product sales and engineering and development revenue, all of which are presently uncertain. In the event that anticipated technology licensing fees, royalties, product sales and engineering and development services are not realized, management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

      On February 9, 1999, NCT Audio Products, Inc. ("NCT Audio") and New Transducers Ltd. ("NXT") expanded the Cross License Agreement dated September 27, 1997 to increase NXT's fields of use to include aftermarket ground based vehicles and aircraft sound systems. The expanded agreement also increased the royalties due NCT Audio from NXT to 10% from 6% and increased the royalties due NXT from NCT Audio to 7% from 6%. In consideration for granting NXT these expanded license rights, NCT Audio received licensing fees of $0.5 million. Also on February 9, 1999, NCT Audio and NXT amended the Master License Agreement to include a minimum royalty payment of $160,000 in 1999, to be paid by NCT Audio to NXT in equal quarterly installments. The Company has recorded a liability of $53,333 at June 30, 1999.

      On June 24, 1999, the Board of Directors approved the issuance of up to 15,000,000 shares of the Company's common stock to be used to settle certain obligations of the Company. In connection therewith, management expects to negotiate with vendors and creditors to settle certain obligations.

      On June 24, 1999, NCT Hearing Products, Inc. ("NCT Hearing"), a wholly owned subsidiary of the Company, signed a letter of intent to acquire sixty percent (60%) of the common stock of Pro Tech Communications, Inc. ("Pro Tech") in exchange for rights to certain NCT Hearing technology. The acquisition is pending $2.0 million of equity financing to be raised by NCT Hearing.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described above raise substantial doubt at June 30, 1999, about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

2.    Inventories:

      Inventories comprise the following:

          (thousands of dollars)
                                                 December 31,     June 30,
                                                     1998           1999
                                                 ------------   ------------
   Components                                      $    745       $   604
   Finished Goods                                     3,083         3,092
                                                 ------------   ------------
   Gross Inventories                               $  3,828       $ 3,696
   Reserve for Obsolete & Slow Moving Inventory        (508)         (562)
                                                 ------------   ------------
       Inventories, Net of Reserves                $  3,320       $ 3,134
                                                 ============   ============

      The reserve for obsolete and slow moving inventory at June 30, 1999 has increased to $0.6 million primarily due to a $0.2 million charge for slow moving hearing product inventory during the first six months of 1999.


3.    Stockholders' Equity:

      The changes in stockholders' equity during the six months ended June 30, 1999, were as follows:

                                                             (in thousands)
                  ----------------------------------------------------------------------------------------------------------
                               Exchange/   Accretion/   Net      Stock       Unearned
                               Conver-     Dividend     Sale     Subscrip-   Compen-             Transla-
                    Balance    sion of     of           of       tion        satory              tion            Balance
                    at         Preferred   Preferred    Common   Receiv-     Options/    Net     Adjust-         at
                    12/31/98   Stock       Stock        Stock    able        Warrants    Loss    ment            6/30/99
                  ----------------------------------------------------------------------------------------------------------

Series C
Preferred
Stock:
  Shares                    1         -          -           -          -           -         -        -                 1
  Amount            $     702   $     -    $    14      $    -   $      -    $      -   $     -  $     -         $     716

Series D
Preferred
Stock:
  Shares                    6         (6)        -           -          -           -         -        -                 -
  Amount            $   5,240   $ (5,273)       33      $    -   $      -    $      -   $     -  $     -         $       -

Series E
Preferred
Stock:
  Shares                   11         (2)        -           -          -           -         -        -                 9
  Amount            $   3,298   $ (1,209)  $ 3,127      $    -   $      -    $      -   $     -  $     -         $   5,216

Common
Stock:
  Shares              156,337     23,974         -           5          -           -         -        -           180,316
  Amount            $   1,563   $    240   $     -      $    -   $      -    $      -   $     -  $     -         $   1,803

Treasury
Stock:
  Shares                6,078          2         -           -          -           -         -        -             6,080
  Amount            $  (2,963)  $   (850)  $     -      $    -   $      -    $      -   $     -  $     -         $  (3,813)

Additional
Paid-in
Capital             $ 107,483   $ 11,622   $(3,235)     $3,916   $      -    $      -   $     -  $     -         $ 119,786

Accumulated
(Deficit)           $(107,704)  $      -   $     -      $    -   $      -    $      -   $(7,838) $     -         $(115,542)

Cumulative
Translation
Adjustment          $      45   $      -   $     -      $    -   $      -    $      -   $     -  $    21         $      66

Stock
Subscription
Receivable          $  (4,000)  $      -   $     -      $    -   $  4,000    $      -   $     -  $     -         $       -

Unearned
Compensatory
Stock Option        $    (238)  $      -   $     -      $    -   $      -    $   (115)  $     -  $     -         $    (353)

4.    Other Assets:

      On August 14, 1998, NCT Audio agreed to acquire substantially all of the assets of Top Source Automotive, Inc. ("TSA"), an automotive audio system supplier for a purchase price of $10,000,000 and up to an additional $6,000,000 in possible future cash contingent payments. On June 11, 1998, NCT Audio had paid a non-refundable deposit of $1,450,000 towards the purchase price. The shareholders of Top Source Technologies, Inc., TSA's parent company, approved the transaction on December 15, 1998.

      NCT Audio then paid Top Source Technologies, Inc. $2,050,000 on July 31, 1998. The money was held in escrow with all of the necessary securities and documents to evidence ownership of 20% of the total equity rights and interests in TSA. When Top Source Technologies, Inc.'s shareholders approved the transaction, the $2,050,000 was delivered to TSA. In return, NCT Audio took ownership of the documentation and securities held in escrow.

      NCT Audio had an exclusive right, as extended, to purchase the assets of TSA through July 15, 1999. Under the terms of the original agreement, NCT Audio was required to pay Top Source Technologies, Inc. $6.5 million on or before March 31, 1999 to complete the acquisition of TSA's assets. As consideration for an extension of such exclusive right from March 31, 1999 to May 28, 1999, NCT Audio agreed to pay Top Source Technologies, Inc. a fee of $350,000 consisting of $20,685 in cash, $125,000 of NCT Audio's minority interest in TSA earnings, and a $204,315 note payable, due April 16, 1999. If NCT Audio failed to pay the note by April 16, 1999, (a) the note would begin to accrue interest on April 17, 1999 at the lower of the rate of two times the prime rate or the highest rate allowable by law; and (b) the $20,685 and $125,000 portion of the extension fee would no longer be credited toward the $6.5 million purchase consideration due at closing. If NCT Audio failed to pay the note by April 30, 1999, the $204,315 portion of the extension fee would no longer be credited toward the $6.5 million closing amount due. To date, NCT Audio has not paid the note. Further, if NCT Audio failed to close the contemplated transaction by May 28, 1999, NCT Audio would forfeit its minority earnings in TSA for the period June 1, 1999 through May 30, 2000. In addition, due to NCT Audio's failure to close the transaction by March 31, 1999, NCT Audio must pay a penalty premium of $100,000 of NCT Audio's Series A Preferred Stock. In exchange for an extension from May 28, 1999 to July 15, 1999, NCT Audio's interest in TSA was reduced from 20% to 15%.

     On or about July 15, 1999, NCT Audio determined it would not proceed with the purchase of the assets of TSA, as structured, primarily due to its difficulty in raising the requisite cash consideration. As a result, NCT Audio has reduced the net investment in TSA to $1.2 million, representing a 15% minority interest (net of the above noted penalties and the minority interest in TSA earnings), and recorded a $2.4 million write down to its estimated net realizable value at June 30, 1999. If TSA is sold to another purchaser, NCT Audio will receive its pro rata share (15%) of such consideration less the above noted penalties.

      On August 17, 1998, NCT Audio agreed to acquire all of the members' interest in Phase Audio LLC (doing business as Precision Power, Inc. or "PPI"). PPI supplies custom-made automotive audio systems. NCT Audio will acquire the interest in exchange for shares of its common stock having an aggregate value of $2,000,000. NCT Audio also agreed to retire $8.5 million of PPI debt, but NCT Audio must obtain adequate financing before the transaction can be completed. In addition, NCT Audio provided PPI a working capital loan on June 17, 1998 in the amount of $500,000, which is evidenced by a demand promissory note. On August 18, 1998, NCT Audio provided PPI another working capital loan in the amount of $1,000,000, which is also evidenced by a demand promissory note. The unpaid principal balance of these notes bears interest at a rate equal to the prime lending rate plus one percent (1.0%).

      As noted, the transaction is contingent on NCT Audio obtaining outside financing to retire the PPI debt. On January 6, 1999, the PPI members notified NCT Audio that, while they remain willing to do the transaction, they may choose at some point to abandon the transaction because NCT Audio has not obtained the financing in a timely manner. They also notified NCT Audio that in lieu of the $2,000,000 in NCT Audio common stock, they would insist that NCT Audio pay them that amount in cash at any closing. Negotiations for NCT Audio's acquisition of PPI are continuing.


5.    Other Liabilities:

      On June 5, 1998, Interactive Products, Inc. ("IPI") entered into an agreement with the Company granting the Company a license to, and an option to purchase, a joint ownership interest in patents and patents pending which relate to IPI's speech recognition, speech compression and speech identification and verification technologies. The aggregate value of the patented technologies is $1,250,000, which was paid by a $150,000 cash payment and delivery of 1,250,000 shares of the Company's common stock valued at $0.65625 per share on June 5, 1998. At such time as IPI sells any of such shares, the proceeds thereof will be allocated towards a fully paid-up license fee for the technology rights noted above. In the event that the proceeds from the sale of shares are less than the $1,100,000, the Company will record a liability representing the cash payment due. On July 5, 1998, the Company paid IPI $50,000, which was held in escrow as security for the fulfillment of the Company's obligations towards the liability. The Company has recorded a liability of $454,000 at June 30, 1999 representing the difference between the proceeds of the sale of the shares issued on June 5, 1998 and the balance due on the license fee.

     On March 31, 1999, the Company signed a license agreement with Lernout & Hasupie Speech Products N.V. ("L&H"). The agreement provides the Company with a world-wide, non-exclusive, non-transferable license to selected L&H technology for use in NCT's ClearSpeech(R) products. The Company recorded a $0.9 million patent technology right and a $0.9 million liability at June 30, 1999.

     On April 12, 1999, the Company granted a world-wide non-exclusive, non-transferable license to L&H. The agreement provides L&H access to NCT's noise and echo cancellation algorithms for use in L&H's technology. In consideration of the Company's grant of a license to L&H, the Company recognized a non-refundable royalty fee of $0.8 million.


6.    Convertible Notes:

      On January 26, 1999, Carole Salkind, spouse of a former director and an accredited investor (the "Holder"), subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note") for $1.0 million was signed on January 26, 1999, and proceeds were received on January 28, 1999. The Note is to mature on January 25, 2001 and earn interest at the prime rate as published from day to day in The Wall Street Journal from the issue date until the Note becomes due and payable. The Holder shall have the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price shall be the lesser of (i) the average of the closing bid prices for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (ii) the fixed conversion price of $0.237. In no event will the conversion price be less than $0.15 per share. The Holder shall purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999. The Company and Holder have agreed to extend such date for the purchase of remaining installments of secured convertible notes to October 1, 1999. On each of June 4, 1999, June 11, 1999, July 2 1999 and July 23,1999
the Company  received  proceeds of $250,000,  $250,000,  $500,000 and  $250,000, respectively, from the Holder for other secured convertible notes with the same terms and conditions of the Note described above.


7.    Litigation:

      On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunal of Milan, Milan, Italy. Reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended, for a discussion of this suit. On May 4, 1999, the Company's Italian law firm informed the Company that the Tribunal of Milan had verbally granted the Company's objection to lack of venue and had consequently rejected Mr. Valerio's claim and awarded the Company expenses in the amount of approximately $7,000. The Company is awaiting receipt of the official text of the judgement.

      On June 10, 1998, Schwebel Capital Investments, Inc. ("SCI") filed suit against the Company and Michael J. Parrella, President, Chief Executive Officer and a Director of the Company, in the Circuit Court for Anne Arundel County, Maryland. Reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended, for a discussion of this matter. There were no material developments in this matter during the period covered by this report.

      On June 25, 1998, Mellon Bank FSB filed suit against Alexander Wescott & Co., Inc. and the Company in the United States District Court, Southern District of New York. Reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended. There were no material developments in this matter during the period covered by this report.

      On November 17, 1998, the Company and NCT Hearing Products, Inc. ("NCT Hearing") filed suit against Andrea Electronics Corporation in the United States District Court, Eastern District of New York. Reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended. There were no material developments in this matter during the period covered by this report.

      On December 15, 1998, Balmore Funds, S.A. and Austost Anstalt Schaan filed suit against the Company's subsidiary, NCT Audio, and the Company in the Supreme Court of the State of New York, County of New York. Reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended, for a discussion of this matter. There were no material developments in this matter during the period covered by this report.

      The Company believes there are no other patent infringement litigations, matters or unasserted claims other than the matters discussed above that could have a material adverse effect on the financial position and results of operations.


8.    Common Stock:

      For the six-month period ended June 30, 1999, the Company issued 12,273,685 shares of the Company's common stock in connection with the conversion of the Company's Series D Convertible Preferred Stock ("Series D Preferred Stock") issued in the third quarter of 1998 in a private placement exempt from registration pursuant to Regulation D of the Securities Act of 1933 (the "Securities Act"). Reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended, for further discussion.

      For the six-month period ended June 30, 1999, 57 shares of NCT Audio Series A Convertible Preferred Stock, issued in the third quarter of 1998 in a private placement exempt from registration pursuant to Regulation D of the Securities Act, were exchanged for 5,700 shares of Series D Preferred Stock, which were converted into 11,699,857 shares of the Company's common stock. Reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended, for further discussion.

      During the six-month period ended June 30, 1999, the Company received gross proceeds of $4.0 million less expenses of $0.5 million in connection with the Company's Series E Convertible Preferred Stock ("Series E Preferred Stock") issued in the fourth quarter of 1998 in a private placement exempt from registration pursuant to Regulation D of the Securities Act. As of July 31, 1999, 785 shares of the Company's Series E Preferred Stock had been converted into 5.1 million shares of the Company's common stock. Reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended, for further discussion.

      On March 31, 1999, the Company signed a license agreement to exchange 3,600 shares of Series E Preferred Stock for four (4) DistributedMedia.com, Inc. ("DMC") network affiliate licenses incorporating the Digital Broadcasting Station System ("DBSS"). The exchange of shares of Series E Preferred Stock is in lieu of cash consideration. The DBSS technology was developed by DMC, a wholly-owned subsidiary of the Company. DMC was incorporated to develop, install and provide an audio/visual advertising medium within commercial/professional settings. DBSS schedules advertisers' customized broadcast messages, which are downloaded via the Internet with the respective music genre of choice to the commercial/professional establishments.

      The Company anticipates the sale of such licenses to approximate $1.0 million each based on regional and commercial/professional settings. The Company has developed standard license agreements to coincide with its current business plan and delineate the extent and nature of the rights and duties of the Company and its licensees. During the three months ended March 31, 1999, the Company, in accordance with its revenue recognition policy, realized $2.0 million on the issuance of such licenses in consideration of the receipt of 3,600 shares of its Series E Preferred Stock in a related party transaction. During the three months ended June 30, 1999, the Company adjusted such revenue to $0.9 million based upon the valuation of additional shares of Series E Preferred Stock issued during the three months ended June 30, 1999. As a result, realization of revenue was limited to the related party's consideration representing the Series E Preferred Stock.

     On April 13, 1999, the Board of Directors granted options to purchase 8.6 million shares of the Company's common stock to certain officers, other employees and consultants of the Company. Options to purchase 3.4 million of such options vest immediately. Options to purchase 5.2 million of such shares will not become vested or exercisable thereafter until the satisfaction of additional vesting requirements based on the passage of time. The foregoing options were granted with the exercise price equal to the fair value of the Company's common stock on April 13, 1999, or $0.41 per share, as determined from the closing bid price as reported by NASDAQ OTC Bulletin Board.

      At the annual meeting of stockholders of the Company on June 24, 1999, the stockholders approved an amendment to increase the number of shares of common stock the Company is authorized to issue from 255,000,000 to 325,000,000. This amendment became effective on July 29, 1999, when the Company filed the appropriate amendment to its Certificate of Incorporation with the Office of the Secretary of State of Delaware.

      On June 24, 1999, the Board of Directors approved the issuance of up to 15,000,000 shares of the Company's common stock to be used to settle certain obligations of the Company. In connection therewith, management expects to negotiate with vendors and creditors to settle certain obligations.

      At June 30, 1999, the aggregate number of shares of common stock required to be reserved for issuance upon the exercise of all outstanding options and warrants was 37.8 million shares, and the aggregate number of shares of common stock required to be reserved for issuance upon conversion of issued and outstanding shares of the remaining Series C Convertible Preferred Stock was 1.5 million shares. The Company has also reserved 18.8 million shares of common stock for issuance to certain holders of NCT Audio common stock upon their exercise of certain rights to exchange their shares of NCT Audio common stock for shares of the Company's common stock, 0.7 million shares of common stock reserved for the issuance upon exchange of the remaining Series A Preferred Stock for Series D Preferred Stock, 26.6 million shares of common stock reserved for the issuance upon conversion of Series E Preferred Stock and 6.5 million shares of common stock reserved for the issuance upon conversion of the secured convertible notes. At June 30, 1999, the number of shares available for the exercise of options and warrants was 39.3 million and of the outstanding options and warrants, options and warrants to purchase 25.5 million shares were currently exercisable.

9.    Business Segment Information:

      During 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS No. 131"). The provisions of SFAS No. 131 require the Company to disclose the following information for each reporting segment: general information about factors used to identify reportable segments, the basis of organization, and the sources of revenues; information about reported profit or loss and segment assets; and reconciliations of certain reported segment information to consolidated amounts.

(In thousands of dollars)
                                                                Segment
                     ---------------------------------------------------------------------------------------------------------
                                                                                Advancel
                                                                                Logic      Total                         Grand
                     Audio      Hearing   Communications   Europe     DMC       Corp       Segments      Other           Total
                     ---------------------------------------------------------------------------------------------------------
For the six
months ended
June 30, 1999:
Net Sales -
  External           $   352    $   432    $   666        $     2     $    -    $    943   $   2,395     $      8    $   2,403
Net Sales -
  Other Operating
  Segments                 2          -          -            438          -           -         440         (440)           -
License Fees
  and Royalties          500        156        863              -        850       1,100       3,469           32        3,501
Write down of
  investment in
  unconsolidated
  subsidiary          (2,385)         -          -              -          -           -      (2,385)           -       (2,385)
Interest
  Income, net             91          -          -              1          -           -          92          (35)          57
Depreciation/
  Amortization             6          -          -             10          -           7          23          877          900
Operating
  Income (Loss)       (5,424)    (1,683)    (1,099)            46        (99)        778      (7,481)        (357)      (7,838)
Segment Assets         4,453      2,347      1,108            193        442       2,063      10,606        7,723       18,329
Capital
  Expenditures             -          -          1              9          3          35          48            4           52

For the six
months ended
June 30, 1998:
Net Sales -
  External           $    85     $  763     $  337           $  7      $   -      $    -     $ 1,192       $   22      $ 1,214
Net Sales -
  Other Operating
  Segments                 -         16          4            482          -           -         502         (502)           -
License Fees
  and Royalties          275         71          -              -          -           -         346            -          346
Equity in net
  loss of
  Unconsolidated
  affiliates -
  net of
  amortization             -          -          -              -          -           -           -            -            -
Interest
  Income, net             13          -          -              -          -           -          13          199          212
Depreciation/
  Amortization             -          -          -             30          -           -          30          450          480
Operating
  Income (Loss)       (1,564)    (1,447)    (2,055)          (141)         -           -      (5,207)       1,613       (3,594)
Segment Assets         3,252      2,475        446            232          -           -       6,405        8,371       14,776
Capital
  Expenditures           159          -          5             73          -           -         237          153          390

      Audio:

      NCT  Audio  is  engaged  in the  design,  development,  and  marketing  of products, which utilize innovative flat panel transducer technology. The products available from NCT Audio include the Gekko(TM) flat speaker and ArtGekko(TM) printed grille collection. The Gekko(TM) flat speaker is marketed primarily to the home audio market, with potential in many other markets, including the professional audio systems market, the automotive audio aftermarket, the aircraft industry, other transportation markets and multimedia markets. The principal customers are end-users, automotive original equipment manufacturers ("OEMs") and manufacturers of integrated cabin management systems.

      Hearing:

      NCT Hearing designs, develops and markets active noise reduction ("ANR") headset products to the communications headset market and the telephony headset market. The product lines include the NoiseBuster(R) product line and the ProActive(R) product line. The NoiseBuster(R) products consist of the NoiseBuster Extreme!(TM), a consumer headset, the NB-PCU, a headset used for in-flight passenger entertainment systems and communications headsets for cellular, multimedia and telephony. The ProActive(R) products consist of noise reduction headsets and communications headsets for noisy industrial environments. The majority of NCT Hearing's sales are in North America. Principal customers consist of end-users, retail stores, OEMs and the airline industry.

      Communications:

      The Communications division of the Company focuses on the telecommunications market and in particular the hands-free market. The Communications technology includes ClearSpeech(R)-Acoustic Echo Cancellation and ClearSpeech(R)-Compression. ClearSpeech(R)-Acoustic Echo Cancellation removes acoustic echoes in hands-free full-duplex communication systems. Applications for this technology are cellular telephony, audio and video teleconferencing, computer telephony and gaming and voice recognition. ClearSpeech(R)-Compression maximizes bandwidth efficiency in wireless, satellite and intra- and internet transmissions and creates smaller, more efficient voice files while maintaining speech quality. Applications for this technology are intranet and internet telephony, audio and video conferencing, PC voice and music, telephone answering devices, real-time multimedia multitasking, toys and games and playback devices. The Communications products include the ClearSpeech(R)-Microphone and the ClearSpeech(R)-Speaker. The majority of Communications' sales are in North America. Principal markets for Communications are the telecommunications industries and principal customers are OEMs, system integrators and end-users.

      Europe:

      The principal activity of NCT Europe is the provision of research and engineering services in the field of active sound control technology to the Company. NCT Europe provides research and engineering to Audio, Hearing and Communications as needed. NCT Europe also provides a marketing and sales support service to the Company for European sales.

      DMC:

   DMC, a wholly-owned subsidiary of the Company formed on November 24, 1998, develops, installs and provides an audio/visual advertising medium within commercial/professional settings. DMC installs flat panel transducer-based speakers, a personal computer containing DMC's Sight and Sound Digital Broadcast Station software, telephone access to the internet, amplifiers and related components. The Digital Broadcast Station software schedules advertisers' customized broadcast messages, which are downloaded via the internet, with the respective music genre choice to the commercial/professional establishments. DMC has selected four vertical markets for initial network development: health, fitness, education and hospitality. DMC will also develop private networks for large customers with multiple outlets such as large fast food chains and retail chains.

      Advancel Logic Corporation:

      Advancel Logic Corporation ("Advancel"), acquired by the Company on September 4, 1998, is a participant in the native Java(TM) (Java(TM) is a trademark of Sun Microsystems, Inc.) embedded microprocessor market. The purpose of the Java(TM) platform is to simplify application development by providing a platform for the same software to run on many different kinds of computers and other smart devices. Advancel has been developing a family of processor cores, which will execute instructions written in both Java bytecode and C/C++ significantly enhancing the rate of instruction execution, which opens up many new applications. The potential for applications consists of the next generation home appliances and automotive applications, smartcards for a variety of applications, hearing aids and mobile communications devices.

      Other:

      The  Net  Sales  -  Other  Operating   Segments   primarily   consists  of
inter-company sales and items eliminated in consolidation. Segment assets consist primarily of corporate assets.


10.   Subsequent Events

      On July 19, 1999, DMC signed a convertible guaranteed term promissory note ("PRG Note") with Production Resource Group ("PRG") in the amount of $1.0 million. PRG will provide lease financing to DMC for its Sight and Sound(TM) systems (the "Systems") and will provide integration, installation and maintenance services to DMC. A portion of the PRG Note ($125,000) was received on July 22, 1999. Of the total amount, $750,000 will be deposited into an escrow account and will be used to pay rental and installation costs due from DMC with respect to the Systems. Further, DMC may draw an additional $125,000 provided that PRG continues to have a good faith belief that the Systems are functioning properly and that DMC has obtained at least one network-wide advertising client providing annual advertising revenues of at least $250,000. The PRG Note matures on July 19, 2001 and earns interest at ten percent (10%) per annum. PRG may convert the PRG Note in whole or in part at the election of PRG into shares of DMC's common stock, without par value, at any time during the period commencing on the date of issuance and ending on the maturity date. DMC shall have the right to lease from PRG additional Systems with an aggregate value of up to $9.5 million, provided that PRG is reasonably satisfied with the success of the DMC business, including the technology and economics thereof and the likelihood of the continued success thereof. In connection with this note, PRG was granted a common stock warrant equal to either (i) the number of shares of the Company's common stock which may be purchased for an aggregate purchase price of $1,250,000 at the fair market value on July 19,1999 or (ii) the number of shares representing five percent of the fully paid non-assessable shares of common stock of DMC at the purchase price per share equal to either (i) if a DMC qualified sale (a sale in one transaction in which the aggregate sales proceeds to DMC equal or exceed $5,000,000) has closed on or before December 31, 1999, the purchase price per share determined by multiplying the price per share of DMC common stock or security convertible into DMC common stock by seventy-five percent (75%) or (ii) if a DMC qualified sale has not closed on or before December 31, 1999, at an aggregate price of $1,250,000.

     On August 10, 1999, the Company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer (the "1999 Series F Preferred Stock Private Placement"). The Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock having an aggregate of $8.5 million stated value. At the Company's election, the investors may invest up to an additional $4.0 million in cash or in kind, at a future date. Each share of the Series F
Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock, subject to certain limitations. Under the terms of the Series F Subscription Agreement, the Company is required to file a registration statement ("the Series F Registration Statement") on Form S-1 on or prior to a date which is no more than forty-five
(45) days from the date that the Company has issued a total of 1,000 shares of Series F Preferred Stock, covering the resale of all of the registrable securities (the "Series F Closing Date"). The shares of Series F Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) forty-five (45) days after the Series F Closing Date; (ii) five
(5) days after the Company receives a "no review" status from the SEC in connection with the Series F Registration Statement; or (iii) the effective date of the Series F Registration Statement. Each share of Series F Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the following formula (the "Series F Conversion Formula"):

                       [(.04) x (N/365) x (1,000)] + 1,000
                       -----------------------------------
                                Conversion Price
      where

            N = the number of days between (i) the Series F Closing Date, and (ii) the conversion date.

            Conversion
            Price = the amount obtained by multiplying the Conversion Percentage (which means 80% reduced by an additional
                        2% for every 30 days beyond 60 days from the issuance that the Series F Registration Statement has not been filed by the Company) in effect as of the conversion date times the average market price for the Company's common stock for the five (5) consecutive trading days immediately preceding such date.

      The conversion terms of the Series F Preferred Stock also provide that in no event shall the Company be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of the 12,500 shares of Series F Preferred Stock issued under the 1999 Series F Preferred Stock Private Placement. The Company is also obligated to pay a 4% per annum accretion on the stated value of Series F Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock. The Series F Subscription Agreement also provides that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. As of the date hereof, no shares of Series F Preferred Stock have been converted to NCT common stock.

      In connection with the Series F Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such obligation will be triggered in the event that the Company issues 35,000,000 shares on conversion of Series F Preferred Stock.

     On August 16,1999, the Company executed a plan to outsource logistics and downsize its audio, hearing and product support groups. The Company reduced its worldwide work force by 25%. Charges related to this amount to $0.1 million and will be recorded in the third quarter of 1999.

                                      UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided,  however,  that the  undertakings  set forth in paragraphs  (1)(i) and
(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                       SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Linthicum, Maryland, on this 28th day of October, 1999.

NCT GROUP, INC.
(formerly Noise Cancellation Technologies, Inc.)

By:   /s/ MICHAEL J. PARRELLA
      ------------------------------
      Michael J. Parrella, President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                     Capacity               Date
 ---------------------------------------------------------------------------


 /s/ MICHAEL J. PARRELLA              President,          October 28, 1999
 -----------------------------     Chief Executive
     Michael J. Parrella        Officer and Director
                                (Principal Executive
                                      Officer)

 /s/ CY E. HAMMOND            Senior Vice President and   October 28, 1999
 ----------------------------- Chief Financial Officer
     Cy E. Hammond            (Principal Financial and
                                 Accounting Officer)



 /s/ JAY M. HAFT                Chairman of the Board     October 28, 1999
 -----------------------------    of Directors and
     Jay M. Haft                      Director


 /s/ JOHN J. McCLOY II                Director            October 28, 1999
 -----------------------------
     John J. McCloy II


 /s/ SAMUEL A. OOLIE                  Director            October 28, 1999
 -----------------------------
     Samuel A. Oolie

INDEPENDENT AUDITORS' REPORT ON SCHEDULE II

Board of Directors and Stockholders of
  NCT Group, Inc.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements of NCT Group, Inc. (formerly Noise Cancellation Technologies, Inc.) as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 taken as a whole. The information included on Schedule II is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole. Also, such schedule presents fairly the information set forth therein in compliance with the applicable accounting regulations of the Securities and Exchange Commission.

Richard A. Eisner & Company, LLP

New York, New York
March 11, 1999


SCHEDULE II
NCT GROUP, INC. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
(In thousands of
dollars)

---------------------------------------------------------------------------------------------------
Column A                          Column B             Column C            Column D        Column E
---------------------------------------------------------------------------------------------------
                                                  (1)         (2)
                                                  Charged     Charged
                                  Balance         in          to                            Balance
                                  at              costs       other                         at end
                                  beginning       and         accounts-     Deductions-     of
Description                       of period       expenses    describe      describe        period
-------------------------         ---------       --------    ---------     -----------     -------

Year ended December 31, 1996:
Allowance for doubtful accounts   $119            $192        $(188)(2)     $  -            $123
                                  =========       ========    =========     ===========     ========

Year ended December 31, 1997:
Allowance for doubtful accounts   $123            $130        $ (65)(2)     $150(3)         $ 38
                                  =========       ========    =========     ===========     ========

Year ended December 31, 1998:
Allowance for doubtful accounts   $ 38            $232        $ (42)(2)     $  -            $228
                                  =========       ========    =========     ===========     ========

Year ended December 31, 1996:
Allowance for inventory obsolence $355            $  -        $ (93)(1)     $  -            $262
                                  ========        ========    =========     ===========     ========

Year ended December 31, 1997:
Allowance for inventory obsolence $262            $210        $   -         $  -            $472
                                  ========        ========    =========     ===========     ========

Year ended December 31, 1998:
Allowance for inventory obsolence $472            $365        $(329)(1)     $  -            $508
                                  ========        ========    =========     ===========     ========

Attention is directed to the foregoing accountants' reports and to the accompanying Notes to Financial Statements.

(1) To write off reserves applied to prior year-end inventory.

(2) To write off fully reserved accounts receivable deemed uncollectible.

(3) To reduce reserve for accounts collected.